UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE14A
(RULE 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Check the appropriate box:
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
MYERS INDUSTRIES, INC.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2024
ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

1293 South Main Street — Akron, Ohio 44301
March 18, 2024
Dear Fellow Shareholders,
It is a privilege to work on behalf of Myers Industries’ shareholders as its board Chair. As is my custom with this annual letter, I am writing to update you on the board’s work throughout the year.
The most notable development for Myers was the team’s hard work to acquire Signature Systems, which closed last month. We believe Signature represents a very attractive business with very capable management, for which we paid a relatively attractive price. Another significant development of last year was the May hiring of Grant Fitz as Executive VP and Chief Financial Officer. Please read CEO Mike McGaugh’s Shareholder Letter in our 2023 Annual Report to Shareholders for details on the Company’s operations.
At our board meetings, we always talk about safety, which is a priority. We also review one of our operating divisions at each of our regular board meetings. At our three-day strategy meeting in October, we review all divisions and budget for the following year and for review for the following three years. During the year, the board held formal educational sessions on cybersecurity.
In 2023, the board had a third party give an independent review of the company’s governance practices. Our Audit Committee also had our independent auditors give a presentation on “best practices” for such committees.
Your board continues to emphasize recruitment and refreshment. Two of the seven independent directors on this year's slate are women, we have diverse representation on the board, and only one of our director nominees has served over 10 years. We also believe it is important to annually undergo board self-evaluations.
We believe it is also important to review the Company’s talent and succession planning annually. As a board, we also review and focus on the Company’s enterprise risk management. At each meeting, we review the funnel of potential acquisitions. Importantly, we also stress conducting “post mortems” on prior acquisitions in order to improve the results in the future.
With regard to Environmental, Social, and Governance (ESG) Matters, the board meets regularly to discuss best practices and our continued progress toward these goals. Early in 2022, Myers issued its first ESG Report. We also issued our third updated annual ESG report in March of this year.
Last year, Institutional Shareholder Services (ISS) gave us the top possible grade for governance matters. Our goal is to continually improve our grade on environmental and social matters.
For the eighth consecutive year, we reached out to all shareholders owning more than 1% of Myers’ outstanding shares, offering to meet on governance matters. We contacted shareholders representing more than seventy-five percent of outstanding shares and met with fellow owners to discuss governance, strategy, compensation, risk, and ESG, among other important topics. We were gratified by the results of the “say on pay” vote at last year’s annual meeting, with more than 99% of the total shares voted being in favor of the proposal. We believe pay for performance remains aligned with shareholder interests.
Recognizing that it is a short-term measure of performance, after good performance in 2022, we were disappointed with the total return of Myers’ stock during 2023. Last year – a year in which the S&P 500’s return was approximately 26.3% -- Myers’ total return was approximately negative 9.5%.
As always, we welcome feedback from our shareholders. Shareholders may send communication by email to governance@myersind.com or by mail or courier delivery addressed as follows: Board of Directors (or Committee Chair, Board Member, or Non-Management Directors, as the case may require), c/o Secretary, Myers Industries, Inc. 1293 Main Street South, Akron, Ohio, 44301, as outlined more completely in our Communication Procedures for Interested Parties and Shareholders available on the Company’s website, www.myersindustries.com.

Your board remains very active and engaged and we begin 2024 firmly committed to building long-term shareholder value at Myers. We thank you for your continued support of the Company and your confidence in our efforts on your behalf.
Sincerely,

F. JACK LIEBAU, JR.
Chairman of the Board
************

Dear Shareholders,
The Board of Directors of Myers Industries, Inc. (“Myers” or the “Company”) has fixed the close of business on March 1, 2024, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders to be held on April 25, 2024 (the “Annual Meeting”). This Proxy Statement, together with the related proxy card and our 2023 Annual Report to Shareholders, is being mailed to our shareholders on or about March 18, 2024. To be sure that your shares are properly represented at the Annual Meeting, whether or not you intend to attend the Annual Meeting via the live webcast or in person, please complete and return the enclosed proxy card, or follow the instructions to vote by telephone or internet, as soon as possible.
If you have any questions or need assistance in voting your shares, please contact our Investor Relations Department at (330) 761-6212.
By Order of the Board of Directors,

Mike McGaugh
President and Chief Executive Officer
Akron, Ohio
March 18, 2024
THE 2023 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: This Proxy Statement and the Company’s 2023 Annual Report to Shareholders are available on Myers Industries’ website at: https://investor.myersindustries.com/investor-relations/financial-information/default.aspx.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Date:	Thursday, April 25, 2024
Time:	9:00 a.m. (EDT)
Location:
The live webcast of the meeting will be available on the Investor Relations section of the Company’s website at www.myersindustries.com and the meeting will be held in person at: Courtyard by Marriott, 41 Furnace St., Akron, OH 44308

Record Date:	March 1, 2024
Items of Business
1. To elect the 8 candidates nominated by the Board of Directors (“Board”) to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified;	4. To consider and vote upon a non-binding advisory resolution to approve the compensation of the Company’s named executive officers;

2. To approve a proposal to adopt the 2024 Myers Industries, Inc. Employee Stock Purchase Plan;	5. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2024; and

3. To approve a proposal to adopt the Myers Industries, Inc. 2024 Long-Term Incentive Plan;	6. To consider such other business as may be properly brought before the meeting or any adjournments thereof.
The Board recommends that you vote “FOR” each of the director nominees included in Proposal Number 1 and “FOR” each of Proposal Numbers 2, 3, 4 and 5. The full text of these proposals is set forth in the accompanying Proxy Statement.
How to Vote
By Telephone	By Internet	By Mail	Via Webcast or In Person
You may vote by calling 1-800-690-6903.	You may vote online at www.proxyvote.com.	You may vote by completing and returning the enclosed proxy card.	All shareholders are cordially invited to attend the Annual Meeting via live webcast or in person.

PROXY STATEMENT SUMMARY
Below are the highlights of important information you will find in this Proxy Statement. As this is only a summary, we request you please review the full Proxy Statement before casting your vote.
General Meeting Information
2024 Annual Meeting Date and Time	Thursday, April 25, 2024 9:00 a.m. EDT
Place
In-person: Courtyard by Marriott, 41 Furnace St., Akron, OH 44308

Online: The live webcast of the meeting will be available on the Investor Relations section of the Company’s website at www.myersindustries.com

Record Date	March 1, 2024
Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for the election of directors and one vote for each of the proposals to be voted on.
Voting Matters and Board Recommendations
Proposal	Voting Options	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes	Board Recommendation
1. Election of Directors	“FOR” or “AGAINST” or “ABSTAIN” from voting	Nominees for election as directors who receive the majority of votes cast by holders of common stock represented in person or by proxy will be elected.	Broker non-votes and abstentions will be counted for purposes of establishing a quorum but will have no effect on the voting on these matters.	FOR EACH NOMINEE
2. Vote to Adopt the 2024 Myers Industries, Inc. Employee Stock Purchase Plan	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of the common stock represented in person or by proxy.	Broker non-votes will have no effect on the voting on this matter. Abstentions will count against this proposal.	FOR
3. Vote to Adopt the Myers Industries, Inc. 2024 Long-Term Incentive Plan	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of the common stock represented in person or by proxy.	Broker non-votes will have no effect on the voting on this matter. Abstentions will count against this proposal.	FOR
4. Advisory Vote to Approve Executive Compensation	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of the common stock represented in person or by proxy.	Broker non-votes will have no effect on the voting on this matter. Abstentions will count against this proposal.	FOR
5. Ratification of Appointment of Independent Registered Public Accounting Firm	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of the common stock represented in person or by proxy.	Abstentions and broker non-votes will be counted to determine whether or not a quorum is present. Abstentions will count against this proposal.	FOR
2024 Proxy Statement | i

PROXY STATEMENT SUMMARY(CONTINUED)
Business Highlights and Achievements
In a year marked by inflation, a tight labor market, supply chain challenges, and rising interest rates, we delivered strong financial performance and value for our shareholders, including:
•	Sales of $813 million, a decrease of 9.6%
•	Adjusted operating income of $75 million, a decrease of 14.4%
•	Adjusted diluted earnings per share of $1.39, a decrease of 17.3%
•	Adjusted EBITDA of $98 million, a decrease of 10.2%
•	Cash flow from operations of $86 million and free cash flow of $63 million
We also continued to make significant progress towards executing our 3-horizon strategy, including:
•	Acquisition of Signature Systems strengthened Myers’ portfolio of market leading brands.
•	Diversifying into Military and Industrial end-markets to overcome Consumer and RV end-market softness.
•	Continuing to grow eCommerce and large accounts in Auto-Aftermarket.
•	Innovating and sales gains in Industrial boxes to balance potential Seed box declines in Ag end market.
•	Continuing implementation of Operational Excellence in purchasing, integrated supply chain and product/asset management remains instrumental in advancing our financial performance.
•	Continuing with the model of “Bolting Large Cap talent on to a Small Cap Company.”
•	Building out best-in-class M&A framework, tools and capabilities to aid in the pursuit of larger Horizon 2 target opportunities.
•	Publishing our third ESG report highlighting our commitment to sustainable business practices and how we are addressing key ESG areas of focus.
We continued to be aligned and centered on our True North, our mission, which is: to transform our Material Handling Segment into a high-growth business that is a true innovator of plastic solutions, while we also continue to grow and optimize our Distribution Segment.
The Company uses certain non-GAAP measures in this proxy statement. Adjusted operating income, adjusted earnings per share, and adjusted EBITDA are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in Appendix C to this proxy statement.
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PROXY STATEMENT SUMMARY(CONTINUED)
Governance Highlights
Myers’ commitment to sound corporate governance practices has been illustrated through a number of positive actions taken over recent years. We firmly believe that sound corporate governance is in the best interests of our shareholders and strengthens accountability within the organization. The following is a summary of our current sound governance practices:
Annual Director Elections	Yes	Stock Ownership Guidelines	Yes
Independent Board Chair	Yes	Anti-Hedging and Anti-Pledging Policy	Yes
Non-employee Director Independence	100%	Code of Ethics and Business Conduct	Yes
Committee Independence	100%	Board Member Recruiting Guidelines	Yes
Number of Financial Experts	3	Routine Executive Sessions of the Board	Yes
Board Gender Diversity	25%	Anonymous Reporting	Yes
Board and Committees Annual Self-Evaluations	Yes	Clawback Policy	Yes
Director Over-Boarding Policy	Yes	Proxy Access for Shareholder Nominations	Yes
Director Nominees
You are being asked to vote on the election of the following director candidates. The candidates listed below are the 8 nominees recommended by the Corporate Governance Committee (the “Governance Committee”) and approved by the Board for election to serve for a one-year term. Detailed information on each director is available starting on page 12.
					Current Committee Memberships
Name	Age	Director Since	Experience	Independent	Audit	Compensation	Governance
Yvette Dapremont Bright	62	2021	President, Brighter Horizon Foundation	Yes	•		•
Ronald M. De Feo	72	2018	Former President, CEO and Executive Chairman of Kennametal Inc. (NYSE: KMT) and a founding partner of Nonantum Capital Partners, LLC	Yes		Chair
William A. Foley	76	2011	Former Executive Chairman and CEO, Libbey Inc. (NYSE: LBY)	Yes	•		•
Jeffrey Kramer	64	2021	Former CEO, Schweitzer-Mauduit International, Inc. (NYSE: SWM)	Yes		•	Chair
F. Jack Liebau, Jr., Chair	60	2015	Managing Director, Beach Investment Counsel	Yes	•	•	•
Bruce M. Lisman	77	2015	Former Chairman of the Global Equity Division, JP Morgan Chase & Co. (NYSE: JPM)	Yes		•	•
Lori Lutey	59	2018	Former Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR)	Yes	Chair
Michael McGaugh	50	2020	President and CEO, Myers Industries, Inc.	No
2024 Proxy Statement | iii

PROXY STATEMENT SUMMARY(CONTINUED)
Board Overview
Myers has an experienced and effective Board focused on shareholder value creation. The Board is proposed to be comprised of 8 members, all of whom are independent other than Mr. McGaugh. The charts below highlight the nominated Board’s composition and experience.
Composition

iv | Myers Industries, Inc.

PROXY STATEMENT SUMMARY(CONTINUED)
Qualifications

Shareholder Engagement
One of our key priorities is conducting robust engagement with our shareholders in order to provide transparency into our business and determine which issues are important to our shareholders. Participants in our engagement programs include executive management, members of the Board and Investor Relations personnel. Our methods of engagement include:
•	Earnings conference calls
•	Investor conferences
•	One-on-one investor meetings and conference calls
•	Off-season engagement regarding our Board, corporate governance, executive compensation, and sustainability practices
Engagement Highlights
We continue to evolve our best-in-class corporate governance practices which include regular outreach and engagement with our investors. Shareholder feedback is an essential component of our corporate governance practices and helps to drive increased transparency, accountability and, ultimately, more active, engaged and effective corporate oversight. In 2023, we reached out to our top 14 shareholders, representing more than 70% of shares owned, and we engaged with three of those shareholders, with discussions focused on the following areas:
•	Board governance and oversight
•	Business strategy and performance
2024 Proxy Statement | v

PROXY STATEMENT SUMMARY(CONTINUED)
•	Executive compensation
•	Enterprise risk management
•	ESG
The Company values the input received from these discussions with shareholders. Following these conversations, the Company has continued to emphasize the importance of safety in our operations and has continued its focus on enhancing sustainable business practices and incorporating environmental consciousness throughout our operations. Additionally, the Compensation and Management Development Committee of the Company (“CMD Committee”) regularly evaluates the Company’s compensation programs and considers shareholder input as part of their evaluation.
At any time during the year, shareholders may access our Annual Report, Proxy Statement, financial presentations, and corporate governance guidelines at www.myersindustries.com.
Shareholder Communications
Shareholders may contact any director, committee of the Board, non-management director or the Board through the following:
via U.S. Mail at:
c/o Secretary
Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301
via e-mail at:
governance@myersind.com
A toll-free hotline has also been established if an interested party wishes to contact a director, a committee of the Board, a non-management director or the Board by phone. The number is (877) 285-4145 and is available worldwide 24 hours a day, seven days a week.
Executive Compensation Overview
Myers’ executive compensation program, set forth by the CMD Committee, is designed to implement our executive pay philosophy to:
•	Attract and retain talented and experienced executives and other key employees
•	Ensure that the actual compensation paid to our executive officers is aligned and correlated with financial performance and changes in shareholder value (“pay for performance”)
•	Motivate our executive officers to achieve short-term and long-term Company goals that will increase shareholder value
•	Reward executives whose knowledge, skills and performance are crucial to our success
Compensation Practices
What We Do	What We Don't Do
Link Pay to Objective Financial Performance	Enter into Executive Employment Contracts
Limited Termination/Change in Control Severance Benefits	Offer Tax Gross-Ups for Change in Control Payments
Grant Awards with Double Trigger Change in Control Provisions	Reprice Underwater Options
Impose Stock Ownership Guidelines	Allow Cash Buyouts of Underwater Options
Retain an Independent Compensation Advisor	Permit Short Sales by Directors, Officers, or Employees
Tally Sheets to Evaluate and Monitor NEO Compensation	Offer Significant Executive Perquisites
Maintain a Clawback Policy	Allow Hedging or Pledging of Company Stock
Conduct Annual Risk Assessment of Compensation Programs
vi | Myers Industries, Inc.

PROXY STATEMENT SUMMARY(CONTINUED)
Elements of Compensation for 2023
Our 2023 executive compensation program was designed to reinforce the relationship between the interests of our named executive officers (or “NEOs”) and our shareholders. The objectives and key characteristics of each element of our 2023 executive compensation plan designs are summarized below:

Type of Pay & Form		Performance Periods	Objectives

Fixed	Base Pay (cash)	1 year
•Compensation for job performance
•Recognizes individual skills, competencies, and experience
•Generally determined based on an individual’s time in the position, experience, performance, future potential, external market conditions, and peer benchmarking
•May be influenced/changed as a result of changes in the executive’s responsibilities, an assessment of annual performance, our financial management, and/or external market data relating to base pay practices of peers

At Risk	Annual Bonus (cash)	1 year
•Variable cash compensation with 100% tied to the achievement of annual corporate operational goals established by the CMD Committee each fiscal year to align with corporate strategic goals (for 2023, as in 2022, the Company’s achievement of budgeted adjusted EBITDA)
•Aligns interests of executives with shareholders, with amount earned dependent on Company performance objectives designed to enhance shareholder value

	Long-Term Incentives (for CEO: 75% performance stock units and 25% restricted stock units; for other NEOs: 60% performance stock units and 40% restricted stock units)	3 years
•Motivates and rewards leaders for increasing shareholder value and returns while promoting our long-term interests consistent with strategic goals
•Reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving long-term Company performance objectives designed to enhance shareholder value (for awards in 2023, as in 2022, the Company’s three-year cumulative adjusted EBITDA, subject to a relative TSR modifier)
•Helps build executive stock ownership consistent with our stock ownership objectives
•Encourages retention of executive management team through multi-year vesting

2024 Proxy Statement | vii

PROXY STATEMENT SUMMARY(CONTINUED)
2023 CEO and CFO Target Compensation Mix(1)(2)

(1)
“Fixed” compensation includes salary and service-based restricted stock; “variable” compensation includes annual bonuses and performance stock units; “long-term” compensation includes performance stock units and restricted stock; and “short-term” compensation includes salary and annual bonuses.

(2)	Based on annual target compensation of our CFO, not reflecting the effect of Mr. Fitz’s hiring date of May 8, 2023.
viii | Myers Industries, Inc.

MYERS INDUSTRIES, INC.

Proxy Statement
2024 Proxy Statement | 1

2 | Myers Industries, Inc.

2024 Proxy Statement | 3

Corporate Governance and Compensation Practices and Policies
The Board is committed to maintaining sound corporate governance and a compensation structure that promotes the best interests of our shareholders.
Corporate Governance Guidelines
The Company has adopted “Corporate Governance Guidelines” and a “Code of Business Conduct and Ethics” for the Company’s directors, officers and employees. Each of our corporate governance policies is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersindustries.com.
Corporate Governance and Compensation Practices
Shareholder Outreach
Myers continues to strengthen our corporate governance practices, including regular outreach and engagement with our investors. Shareholder feedback is an essential component of our corporate governance practices and helps to drive increased transparency, accountability and, ultimately, more active, engaged and effective corporate oversight. As part of this shareholder outreach, Myers contacted our top 14 shareholders, representing more than 70% of shares owned. Myers also attended three investor conferences and one non-deal roadshow in meeting and presenting the Myers story to current and potential shareholders. Additionally, we met with multiple different interested investors who currently do not hold a Myers position, converting at least one of these potential investors into a Myers shareholder. Along with a Company and financial overview, topics in these meetings included discussions on Board governance and oversight of strategy, executive compensation, ERM and ESG, and Board diversity, skill sets, and continuing education. Regarding ESG, investors were particularly interested in discussing the recyclability of Myers’ products and the opportunity for Myers to replace existing incumbent products that are not recyclable in many of our end markets. Finally, Myers hired a new lead for Investor Relations in the fourth quarter of 2023 to further expand our investor outreach and to help drive additional external interest in Myers.
Annual Elections
In accordance with best governance practices, all of our directors are elected annually.
Independent Board Chair
•	Since October 2009, the Company has maintained an independent Board Chair. Mr. Liebau has served as our independent Chair since the 2016 Annual Meeting of Shareholders
•	We believe this leadership structure enhances the alignment of the interests of the Company and our shareholders by ensuring independent Board leadership
•	The independent Board Chair serves as the primary liaison between our directors and management and helps to maintain open communication and discussion by the Board
•	Our independent Chair is a member of each of our standing committees
•
Duties of the Board Chair are specified in the Charter of the Chairman of the Board of Directors and include serving in a presiding capacity, coordinating the activities of the Board, and such other duties and responsibilities as the Board may determine from time-to-time. This charter is available on the “Corporate Governance” page accessed from the “Investor Relations” page on our website at www.myersindustries.com

Board and Committee Independence
•
Periodic Review of Director Independence: The Board reviews the independence of each director using the current standards for “independence” established by the New York Stock Exchange (“NYSE”) and other applicable regulations and considers any other material relationships a director may have with the Company as disclosed in annual director and officer questionnaires. The Company’s Corporate Governance Guidelines provide that a majority of the Board be comprised of independent directors and the charters of each of the Board’s committees require that all committee members be independent

•
Independence Determination: The Board has determined that all of the current members of the Board, other than Mr. McGaugh, our President and CEO, are independent under these standards. The determination of whether a director

4 | Myers Industries, Inc.

is “independent” is based upon the Board’s review of the relationships between each director and the Company, if any, under the Company’s Board of Directors Independence Criteria policy, and the corporate governance listing standards of the NYSE. Our Board of Directors Independence Criteria are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.
In connection with the Board’s determination regarding the independence of each non-management director and nominee, the Board considered any transactions, relationships and arrangements as required by our independence guidelines. In particular, the Board considered the following relationships:
•
Committee Independence: All members of the Company’s Audit Committee, CMD Committee, and Governance Committee have been determined to be independent directors. In addition, the Board has determined that the members of the Audit Committee and CMD Committee meet the additional independence criteria required for such committee membership under the applicable NYSE listing standards

•
Other Relationships: Except as set forth in this Proxy Statement, neither the Company nor any of the Board nominees or any of their associates have or will have any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party

Proxy Access
In 2020, the Company added Section 13 to Article I of our Regulations to include proxy access provisions for certain shareholder nominations of directors. The provision provides proxy access for certain director nominations (i) of up to the greater of two persons or 20% of the number of directors on our current Board, (ii) by a shareholder or by a group of not more than 20 shareholders, (iii) owning at least three percent of the outstanding shares of common stock of the Company continuously for at least three years, (iv) pursuant to notice received no earlier than 120 days and no later than 90 days before the anniversary of the previous year’s Annual Meeting of Shareholders, and (v) containing information required by Section 13 of our Regulations.
Over-Boarding Policy
The Company has adopted a policy that the maximum number of public company boards on which a non-CEO director may sit is five (including our Board) and the maximum number of public company boards on which a CEO director may sit is three (including our Board).
Board Role in Risk Oversight
The Board annually reviews the Company’s strategic plan, which addresses, among other things, the Company’s risks and opportunities. Certain areas of oversight are delegated to the relevant Committees of the Board and the Committees regularly report back on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. Management annually conducts enterprise-wide risk assessments of the Company and each of its business segments and regularly updates the Board on the Company’s processes relating to enterprise risk management (“ERM”). The focus of management’s assessment includes a review of strategic, financial, operational, compliance, cybersecurity, reputational and technology (“IT’’) objectives and risks for the Company. In addition:
•
Audit Committee: The Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company and assists the Board in fulfilling its oversight responsibility of the Company’s ERM assessment and processes

•
Compensation and Management Development Committee: The CMD Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies, and of the Company’s leadership development programs and executive succession planning including, in connection with the Board, CEO succession planning

•
Corporate Governance Committee: The Governance Committee maintains primary responsibility for assisting the Board in identifying qualified candidates for membership on the Board; recommending candidates to fill a vacancy on the Board or for election at the Company’s next Annual Meeting of Shareholders; developing and implementing corporate governance principles for the Board and the Company, and assists the Board in fulfilling its oversight responsibility of the Company’s policies, programs, and strategies relating to ESG and other relevant public policy matters

Each committee also considers the reputational risk implicated by the oversight responsibilities described above.
2024 Proxy Statement | 5

Cybersecurity Oversight and Measures
In connection with the annual ERM updates by management, the Audit Committee and full Board review cybersecurity risks and objectives, including the Company’s programs to monitor, identify and mitigate cybersecurity risks. The Company takes cybersecurity threats seriously, including regular reassessment of cybersecurity risks both internally and with third parties and updates to the Board at least annually. The Company's information security management system is based upon the National Institute of Standards and Technology Cybersecurity Framework. Among other best practices, the Company uses multi-factor authentication wherever possible, maintains current versions of firewalls and security software, performs regular cybersecurity training and email phishing campaigns for employees, uses third parties to perform intrusion testing, and maintains disaster recovery and incident response plans, which include retainer contracts for third party cybersecurity response specialists. The Company employs a combination of active and passive methods to monitor for new or developing cybersecurity risks. The Company also maintains cybersecurity insurance.
The Board and the Audit Committee regularly receive reports and training from management and third parties on cybersecurity matters, as part of the Company’s overall enterprise risk management program and oversight thereof. Management is responsible for developing cybersecurity programs, including as may be required by applicable law or regulation. Company IT personnel have the appropriate expertise in IT and cybersecurity, which generally has been gained from a combination of education, including relevant degrees and/or certifications, and prior work experience. Company cybersecurity personnel monitor the prevention, detection, mitigation and remediation of cybersecurity incidents as part of the cybersecurity programs described above. Incidents, if any, are escalated to management and the Board according to the Company’s incident response policy.
Clawback Policy
The Company maintains a Clawback Policy, as required by Section 303A.14 of the NYSE Listed Company Manual, that provides for the recovery of “erroneously awarded” incentive based compensation if the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the federal securities laws. The Clawback Policy is administered by the CMD Committee and applies to current and former executive officers as described in the Clawback Policy.
Succession Planning
Our Board, in coordination with the Governance Committee, oversees succession planning for the CEO and other officers of the Company. As part of its succession planning oversight, the Board reviews the executive leadership team’s experience, skills, competence and potential, to help assess which executives have the ability to develop the attributes that the Board believes are necessary to lead and execute the Company's strategic vision.
Stock Ownership Guidelines
The Company maintains Stock Ownership Guidelines under which officers designated as executive officers and non-employee directors are expected to hold a specified amount of our common stock. These expectations are as follows:
•	CEO: 5X annual base salary
•	CFO: 3X annual base salary
•	Vice Presidents: 1X annual base salary
•	Non-Employee Directors: 5X annual cash Board retainer
The executive officers and non-employee directors have five years from the date they become subject to the guidelines to attain the ownership requirement. Our Stock Ownership Guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.
Anti-Hedging and Pledging Policy
The Company prohibits directors, officers and employees from engaging in any hedging or pledging transactions with respect to Company shares.
Board Member Recruiting Guidelines
The Company’s Board Member Recruiting Guidelines outline the process for nominating potential director candidates for consideration by the Governance Committee. These recruiting guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.
6 | Myers Industries, Inc.

Executive Sessions of the Board and Committees
The Board has a policy requiring the independent directors, both as to the Board and Committees, to meet regularly in executive session without any management personnel or employee directors present. During 2023, the Board and each Committee met regularly in executive session at each of their respective meetings.
Presiding Directors
The Chair of each Committee of the Board acted as the Presiding Director for each Committee executive session.
Anonymous Reporting and Toll-Free Hotline
The Audit Committee maintains procedures, including a worldwide telephone and web-based “hotline,” which allows employees and interested parties to report any financial or other concerns anonymously. The Company maintains the hotline for receiving, retaining and addressing complaints from any interested party regarding accounting, internal accounting controls and auditing matters, and procedures for the anonymous submission of these concerns. The hotline is maintained by an independent third party and is available worldwide, 24 hours a day, seven days a week. The hotline is available by phone by dialing from an outside line in the United States at 1-877-285-4145; Canada at 1-833-604-0812; and Central America at 800-1785 (at the English prompt dial 833-604-0812) or by Internet at www.myersindustries.ethicspoint.com where you will be prompted to answer a series of questions and submit a report by selecting the country in which you are located and the country in which the violation took place under “To Make a Report”. All reports made through the hotline are directed to the Chair of the Audit Committee and the Secretary. We do not permit any retaliation of any kind against any person who submits a complaint or concern under these procedures.
Code of Ethics
We recently amended and restated our Code of Ethics and Business Conduct (the “Code”), which also incorporates a Code of Ethical Conduct for the Finance Officers and Finance Department Personnel. This Code embodies our firm commitment to ethical and legal business practices and helps ensure that we promote integrity throughout all aspects of our Company. It provides clear guidelines regarding how we approach important issues and decisions that may arise as we strive to provide the best service to our customers and the best work environment for our employees. It also confirms our Board’s expectation that all of our officers, directors and other members of our workforce act ethically and fully comply with all of our corporate policies at all times. The Code is available on the “Corporate Governance” page accessed from the “Investor Relations” page on our website at www.myersindustries.com.
Annual Board and Committee Evaluations
The Board and each Committee of the Board conduct annual assessments to evaluate whether the Board and its Committees are functioning effectively. In 2020, 2021, and 2023, self-assessments were conducted with the assistance of independent outside counsel and the results were reviewed with individual directors, each Committee, and the Board. In 2022, the evaluation process was conducted by an independent consultant and feedback was provided to the Board. The Board intends to continue to utilize this independent consultant evaluation process every third calendar year.
Shareholder Communication with Directors
Our Board provides the following methods for interested parties and shareholders to send communications to a director, to a Committee of the Board, to the non-management directors, or to the Board.
Interested parties may send written communications by e-mail to governance@myersind.com or by mail or courier delivery addressed as follows:
Board of Directors (or Committee Chair, Director or Non-Management Directors, as the case may be)
c/o Secretary
Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301
2024 Proxy Statement | 7

All communications directed to the “Board of Directors” or to the “Non-Management Directors” will be forwarded unopened or unread to the Chair of the Governance Committee. The Chair of the Governance Committee in turn determines whether the communications should be forwarded to the appropriate members of the Board and, if so, forwards them accordingly. For communications addressed to a particular director or the Chair of a particular Committee of the Board, however, the Secretary will forward those communications, unopened or unread, directly to the person or Committee Chair in question.
Any interested party may also contact a director, a Committee of the Board, the non-management directors, or the Board through the Company’s toll-free hotline at (877) 285-4145 or via the internet at myersindustries.ethicspoint.com.
Environmental, Social and Governance
Our approach to ESG is grounded in our commitments to the environment, to protecting and supporting our employees and the communities where we operate, and to good corporate governance practices which directly impact our performance and value. We organize our efforts under the ESG pillars of Products, Planet, and People, which are supported by a strong foundation of Governance, Ethics and Integrity, to help guide our work and manage material impacts.
Myers ESG Pillars

Products

- Circular and Sustainable Products
- Product Innovation and Quality
- Customer Focus and Satisfaction
- Supply Chain Management

Planet

- Climate Resilience and Action
- Clean Air
- Energy Efficiency
- Waste Management

People

- Workforce Health and Safety
- Attraction and Retention
- Engagement and Development
- Diversity, Equity and Inclusion

Governance, Ethics and Integrity

We continue to govern and manage Myers ESG impacts and opportunities through our internal ESG committee. The cross-functional team of senior and executive leaders is responsible for establishing key metrics, goals, and reporting standards across the Company. The ESG Committee meets regularly and reports to the CEO and Board at least annually on material ESG impacts and opportunities. Myers updates, as needed, its ESG committee charter, which outlines its purpose, guiding principles, accountability and governance, membership, priorities, responsibilities, and meeting cadence. We are happy to report we’ve added two new members from the business starting in 2024 so the ESG Committee can capture a well-rounded view of Myers’ ESG initiatives and their impact at the business level. We also continue to make enhancements to our health and safety management system to support our people and advance our positive safety culture.
We published our third ESG report in March 2024. Embracing the theme, “Today. Tomorrow. Together.”, the report disclosed our progress on advancing ESG impacts across the enterprise. During 2023, we enhanced our focus on recycling resin and products, improving safety and tracking and reporting energy and greenhouse gas emissions.
In 2023, Myers again completed and submitted a CDP questionnaire and our Buckhorn business participated in the EcoVadis assessment. Buckhorn improved its EcoVadis score in 2023 and maintained a bronze rating from the sustainability assessment tool. As part of our commitment to continuous improvement, we plan to continue to update and enhance our ESG policies as well as improve our ESG disclosures, including continuing to publish an ESG report in alignment with GRI.
8 | Myers Industries, Inc.

Products
Myers manufactures high-quality plastic containers that deliver solutions for customers and help drive the circular economy. The following are some examples of these efforts:
•	Scepter introduced new fuel containers manufactured with radio-frequency identification chips that are estimated to reduce packaging waste by up to 25%.
•
Scepter continues to supply shipping and storage containers that are up to 46% lighter than their traditional counterparts for defense applications. This helps reduce the weight and fuel burden on military personnel.

•
Scepter installed a new pelletizer, which cleanses plastic scrap grindings for more homogenous feedstock and is anticipated to help increase the percentage of regrind in our blow molding products by up to 20%.

•
Buckhorn installed a new air wash system for cleaning and separating plastic pellets used in our manufacturing operations. This machine effectively cleans regrind pellets by removing fines, dust and other foreign materials – reducing contamination and creating higher-quality regrind plastic, which allows higher percentages of recycled plastics to be incorporated into our new products. It also reduces machine downtime associated with cleaning. This machine has the capacity to help Buckhorn include 30% to 40% more recycled material into our products than before while reducing downtime, improving cycle time and enhancing product quality.

•	Buckhorn incorporated 24.5 million pounds of regrind (24% of total HDPE usage) in its products in 2023.
•
We also expanded the implementation of our supply chain planning solution to better understand customer demand and how it impacts our sourcing and manufacturing efforts. In turn, this drives internal efficiencies by allowing us to prioritize manufacturing of the most in-demand products to ensure availability, on-time delivery and quality customer service.

Transport containers and pallets replace wooden and cardboard containers, all of which are re-usable and recyclable at the end of each products’ life, some of which span decades. Our products reduce waste by enabling customers to reuse and lower handling and transportation costs (energy) and create less waste – no wood, cardboard or packaging to ship.

Buckhorn has partnered with agricultural customers in particular to retrieve shipping boxes that can be reused for future shipments. The highly durable boxes are used repeatedly over the course of their 10+ year lifespan and ultimately can be reground at the end of their useful life for new production. Customers involved in this closed-loop program include Corteva and Syngenta.

CIRCULARITY IN ACTION

Our durable plastic products are used for years, replacing single-use alternatives. When end-of-life products are returned by our customers, they are sent to a third-party processor to be converted into the raw materials necessary to create new products.

CUSTOMERS
End-of-Life Products
THIRD-PARTY PROCESSOR
Separating
Grinding
Washing
Sorting
Products Returned by Customers
MYERS INDUSTRIES
Regrind Chips Received
Regrind Chips Used in Processing Line
NEW MYERS PRODUCTS

Using raw materials from recovered scrap and recycled resins lowers Myers’ carbon footprint. Key metrics for product sustainability include:
•	~100% of plastic products are designed to be reusable and can be recycled into new products.
•	Reusable plastic reduces labor, shipping, packaging, and waste disposal costs.
•	The Roto Platform recycled approximately 2.5 million pounds of plastic, cardboard and metal in 2023.
2024 Proxy Statement | 9

Planet

We employ an asset-light business model that requires fewer pieces of energy-dependent equipment in our facilities and prioritizes equipment upgrades to promote more efficiency. Minimal water is used in production and the use of hazardous chemicals is negligible.

Myers continues to engage a sustainability consultant to evaluate energy across our business. The analysis will provide a baseline for benchmarking and reducing energy. We plan to leverage our baseline calculations to address our scope 1 and 2 emissions.

Notable sustainability advancements in 2023 included:
•	Five locations within our rotational molding platform now have ISO 14001 Environmental Management Systems certifications, and we are exploring ISO certifications at other plants.
•	Continuing to identify ways to reduce and reclaim our products from our customers and reuse them to develop closed-loop systems helping to support a more circular economy.
•
Installing a new air wash system that cleans and separates pellets at our Buckhorn facility in Springfield, Missouri, our largest facility. By removing dust and grease that can clog equipment, this new system has the potential to allow 30% to 40% more recycled material to be used in the products manufactured at this facility. It will also improve production cleanliness and reduce maintenance costs.

•
Overhauling two large foam presses and introducing a new, high-efficiency structural foam press to make reusable packaging that is 100% recyclable at the end of its useful life for the automotive industry also at our Springfield, Missouri facility. Our product replaces or significantly reduces the need for expendable single or limited use packaging.

•
Installing two new, state-of-the-art, all-electric high-pressure injection molding machines, a significant step toward electrification and greater energy efficiency at our Scepter business’ Scarborough, Ontario, facility. Scepter manufactures molded plastic material handling products for marine, military, industrial, and consumer markets.

•
Making significant progress in capturing our energy usage and emissions data by centralizing and advancing our data collection across the Company. This supported our ability to respond to CDP in 2023 and will enable us to enhance our disclosures in future years. We also intend to use this information to identify key areas where additional improvements could yield the greatest environmental benefit.

Going forward, we will continue to improve our environmental footprint through operational efficiency and product sustainability.
People
Our top priority is the safety of our employees and communities. Automation and the use of robots provide safety measures for our employees along with increased efficiency. 2023 enhancements included:
•
Facilitating easier access to safety equipment through the installation of personal protective equipment (“PPE”) vending machines at our plants, which are stocked with approved tools, gloves and hearing protection.

•	Adding new Environmental, Health and Safety (“EHS”) staffing at two of our sites.
•	Completed roll-out of site-level Engagement Committees, enabling our sites to focus on meeting local needs.
•	Implementing a hazard identification card system to allow for better awareness of safety risks in our facilities, while engaging employees to offer inputs for a safer workplace.
•	Updating our Drug and Alcohol Policy to better align with our culture and current best practices.
•	Implementing various facility improvements, including walkway improvements and clear navigational markings in busy areas.
•	Conducting independent third-party safety audits to help us refine our programs and practices.

Looking ahead to 2024, we plan to expand our Management of Change process to help us systematically evaluate how changes in our processes and products could impact EHS factors. We will also be reinforcing our use of the hierarchy of controls to eliminate or control as many risks as possible before relying on measures such as PPE.

10 | Myers Industries, Inc.

Board governance highlights
We continue to evolve our best-in-class corporate governance practices which include regular outreach and engagement with our investors. Shareholder feedback is an essential component of our corporate governance practices and helps drive increased transparency, accountability and, ultimately, more active, engaged and effective corporate oversight. In 2023, we reached out to our top 14 shareholders representing more than 70% of shares owned to discuss Board governance and oversight of strategy, our executive compensation practices, and other currently evolving topics such as enterprise risk management and ESG.
During the year, the Board held formal educational sessions on cybersecurity and current best practices in corporate governance, all led by outside advisors. The Board also annually engages in an evaluation process, utilizing a self-assessment process coordinated by independent outside counsel or, every third year, engaging an outside independent party to conduct an evaluation process.
The Board continues to emphasize recruitment and refreshment. Two of our seven independent director nominees are women, we have diverse representation on the Board, and only one of our directors has served over 10 years.
We were also gratified by the results of the “say on pay” vote at last year’s annual meeting, with more than 99% of the total shares voted cast in favor of the proposal.
2024 Proxy Statement | 11

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Nominees
Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience for at least the past five years, and any directorships held with public companies. The members of the Governance Committee have recommended, and the independent members of the Board have nominated, the persons listed below as nominees for the Board.
Each of the below nominees has consented:
•	to serve as a nominee,
•	to being named as a nominee in this Proxy Statement, and
•	to serve as a director if elected.
If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. There is no reason to believe that the nominees named will be unable to serve if elected. Proxies cannot be voted for a greater number of nominees than named in this Proxy Statement.
Each of the following nominees is unanimously recommended by the Governance Committee. The Governance Committee believes that each of the nominees possesses certain key attributes that are believed to be important for an effective Board.
THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THESE NOMINEES
Name	Age	Director Since	Independent	Occupation
Yvette Dapremont Bright	62	2021	Yes	President, Brighter Horizon Foundation
Ronald M. De Feo	72	2018	Yes	Former President, CEO and Executive Chairman of Kennametal Inc. (NYSE: KMT); founding partner of Nonantum Capital Partners, LLC
William A. Foley	76	2011	Yes	Former Executive Chairman and CEO, Libbey Inc. (NYSE: LBY)
Jeffrey Kramer	64	2021	Yes	Former CEO, Schweitzer-Mauduit International, Inc. (NYSE: SWM)
F. Jack Liebau, Jr.	60	2015	Yes	Managing Director, Beach Investment Counsel
Bruce M. Lisman	77	2015	Yes	Former Chairman of Global Equity Division, JP Morgan Chase & Co.
Lori Lutey	59	2018	Yes	Former EVP and CFO of Schneider National (NYSE: SNDR)
Michael McGaugh	50	2020	No	President and CEO of Myers Industries, Inc.
12 | Myers Industries, Inc.

NOMINEE INFORMATION

YVETTE DAPREMONT BRIGHT Age: 62 Director since: 2021 Committees: Audit Governance	Business Experience:
	•	President, Brighter Horizon Foundation
•
Former Executive Vice President and Chief Operating Officer, former Chief Transformation Officer and former Chief Administrative Officer of Independence Blue Cross, health insurer serving the Philadelphia, Pennsylvania region

Current and Former Directorships:
	•	Director of Independence Blue Cross
	•	Director of Cityblock Health
	•	Director of National Life Group, a financial services company
	•	Advisory director of Clarify Health Solutions, Inc., a provider of health care software solutions
	•	Former director of CSAA Insurance Group, a AAA insurer offering automobile, homeowners and other personal lines of insurance to AAA Members through AAA clubs in 23 states and the District of Columbia
	•	Former director of Reveleer, a software platform company for health plans and providers
•
Former director of Independence Health Group, a diversified health care company offering commercial, Medicare and Medicaid medical coverage, third-party benefits administration, and pharmacy benefits management

	•	Former director and Chair of AmeriHealth Insurance Company of New Jersey
	•	Former director of AmeriHealth Caritas, a Medicaid managed care organization

Skills and Expertise:
	•	Substantial senior management experience overseeing customer service, processing services, operations shared services, business process reengineering and business technology services
	•	Leadership of enterprise wide operating platform and cultural transformation
	•	Human resources, strategy development, innovation, operational planning, new business development, and portfolio management for strategic initiatives

2024 Proxy Statement | 13

RONALD M. DE FEO Age: 72 Director since: 2018 Committees: CMD (Chair)	Business Experience:
	•	Founding partner of Nonantum Capital Partners, LLC, a private equity firm
	•	Former President, Chief Executive Officer, and Executive Chairman of Kennametal Inc. (NYSE: KMT), a supplier of tooling and industrial materials
	•	Former Chief Executive Officer of Terex Corporation (NYSE: TEX), manufacturer of lifting and material handling solutions for a variety of industries
	•	Various marketing and leadership positions at Case Corporation, Tenneco Inc. (NYSE: TEN), and Procter & Gamble (NYSE: PG)

Current and Former Directorships:
	•	Director of ProVest LLC, a Legal Services company owned by Nonantum Capital Partners, LLC
	•	Director of Helix LLC, a traffic management company owned by Nonantum Capital Partners, LLC
	•	Supervisory board of DLL, a financial services company owned by Rabobank
	•	Trustee for Iona College
	•	Former Executive Chairman and director of Kennametal Inc.
Former Chairman and director of Terex Corporation

Skills and Expertise:
	•	Over 20 years of senior management and industrial experience
	•	Extensive experience with public and private company boards, corporate governance, mergers and acquisitions, brand and marketing

WILLIAM A. FOLEY Age: 76 Director since: 2011 Committees: Audit Governance	Business Experience:
	•	Former Executive Chairman and Chief Executive Officer of Libbey Inc. (NYSE: LBY), a producer of consumer and industrial glassware
	•	Former Chairman and Chief Executive Officer of Blonder Home Accents, a distributor of wallcoverings and home accents
	•	Former Chairman and Chief Executive Officer of Thinkwell Incorporated
	•	Former President of Arhaus Inc., a brand name furniture company
	•	Former Chairman, President and CEO of Lesco Incorporated, a manufacturer, distributor and retailer of professional lawn care and golf course management products

Current and Former Directorships:
	•	Indiana University Foundation, Board of Associates
	•	Former director of Libbey, Inc.

Skills and Expertise:
	•	Extensive experience in acquisition, joint venture, and market development
	•	Extensive experience in broad scale plastics manufacturing, as well as consumer and distribution businesses
	•	Experience with best practices on public company boards, particularly in governance, compensation and leadership
	•	Extensive financial experience, qualified as an “audit committee financial expert”

14 | Myers Industries, Inc.

JEFFREY KRAMER Age: 64 Director since: 2021 Committees: CMD	Business Experience:
•
Former CEO, Schweitzer-Mauduit International, Inc. (formerly NYSE: SWM), global manufacturer of high performance films, nettings and papers for filtration, transportation, medical, construction, infrastructure and tobacco markets

	•	Former CEO of JAM Distributing, a market leading distributor of high performance lubricants and fuels
•
Long multinational career at Air Products, a leading global producer of industrial gases, including roles as Chief Technology Officer, Vice President of Global Packaged Gases, Vice President of Corporate Development and Vice President Chemicals Asia

Current and Former Directorships:
	•	Director of Stein Fibers
	•	CEO, Trustee, Council for Economic Development of The Conference Board
	•	Director of Crete Mechanical, a privately-held mechanical services company
	•	Former Executive Member, Board of Directors of SWM International
	•	Former Executive Member, Board of Directors JAM Distributing
	•	Member of Princeton University Chemical Engineering Advisory Council
	•	Former director, Sayre Child Care, a nonprofit child care organization

Skills and Expertise:
	•	Strategic view – deep expertise and experience in defining strategic direction
•
Extensive experience in mergers/acquisitions and corporate transformations, executed and successfully integrated multiple acquisitions around the world and redirected and improved businesses for both private and public companies

	•	Deep understanding of the roles of R&D and Innovation Technology in business development and corporate success from leadership roles
	•	Global supply chain experience having directly led multiple global manufacturing and distribution businesses
	•	Strong focus on people development, role of culture/inclusion in company success and the importance of strong communication

2024 Proxy Statement | 15

F. JACK LIEBAU, JR. Age: 60 Director since: 2015 Board Chair Committees: Audit CMD Governance	Principal Occupation: Managing Director, Beach Investment Counsel

Business Experience:
	•	Former President and CEO of Roundwood Asset Management, a subsidiary managing public equities for Alleghany Corporation’s insurance companies
	•	Former President and Founder, Liebau Asset Management Company, which managed money for individuals, foundations, and corporations
	•	Former Partner and Portfolio Manager for Davis Funds and Primecap Management Company, investment management firms

Current and Former Directorships:
	•	Director of STRATTEC Security Corporation
	•	Director of BNY Mellon ETF Trust
•
Non-Executive Board Chair and Member of Special Investigations Limited Company, a private, Virginia-based professional services company and government contractor in the information technology, cybersecurity, investigations, and intelligence sectors

	•	Director of MuxIP, unlisted software company serving media companies, since 2020
	•	Director and CFO of the Edwin Gregson Foundation
	•	Former director of The Pep Boys, a nationwide auto parts retailer
	•	Former director of Herley Industries, Inc., a defense technology company
	•	Former director of Media General, Inc., then owner of newspapers and television stations
	•	Former Vice President of Andover Alumni Council
	•	Former director of Kidspace Children’s Museum

Skills and Expertise:
	•	Vast financial, strategic, executive and investment experience working with companies in a wide range of industries
	•	Experience in corporate governance and corporate and non-profit board service
	•	Experience working effectively with management teams, analyzing strategic options, and communicating with various constituencies
	•	Extensive financial experience, qualified as an “audit committee financial expert”

16 | Myers Industries, Inc.

BRUCE M. LISMAN Age: 77 Director since: 2015 Committees: CMD Governance	Business Experience:
	•	Former Chairman of the Global Equity Division, JP Morgan Chase & Co. (NYSE: JPM), a global financial services firm and banking institution
	•	Former Co-Head of the Global Institutional Equity Division, Bear Stearns Companies, Inc.

Current and Former Directorships:
	•	Director of STRATTEC Security Corporation
	•	Director of Associated Capital Group (NYSE: AC), a diversified global financial services company
	•	Director of Circor International, Inc. (NYSE: CIR), a global manufacturer of flow and motion control products
	•	Director of National Life Group, a mutual life insurance company
	•	Former director and Chair of PC Construction, engineering and construction
	•	Former director of The Pep Boys, a nationwide auto parts retailer
•
Former member of various boards including an electric utility, an electricity transmission entity, a regional banking company, a regional broadcasting company, a financial technology company, two universities (one of which as chair) and America’s oldest conservation organization as chair

Skills and Expertise:
	•	Experience as a chair, vice chair, and committee chair/member in a broad range of businesses and civic organizations
	•	Extensive executive and investment experience

LORI LUTEY Age: 59 Director since: 2018 Committees: Audit (Chair)	Business Experience:
	•	Former Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR)
	•	Former Vice President of Finance of FedEx Services
	•	Former Vice President and Chief Financial Officer of FedEx Trade Networks
	•	Former Vice President of Finance and Administration of FedEx Supply Chain Services

Current and Former Directorships:
	•	Director of Tailwind Smith Cooper Holdings, a private manufacturer/distributor
	•	Director of Tailwind National Trench Safety, a private national provider of trench shoring and safety solutions
	•	Former director of PS Logistics, a private flatbed transportation solutions provider
	•	Former director of One Equity Partners Open Water I Corp. (NASDAQ: OEPWU), a previously formed special purpose acquisition company
	•	Former director of Inner Explorer, a non-profit organization whose mission is to provide mindfulness to PreK-12 classrooms

Skills and Expertise:
	•	Extensive experience with strategic and financial management and leadership of overall company performance
	•	Extensive financial and accounting experience, qualified as an “audit committee financial expert”

2024 Proxy Statement | 17

MICHAEL MCGAUGH Age: 50 Director since: 2020 Committees: None	Principal Occupation: President, Chief Executive Officer, and Director of Myers Industries, Inc.

Business Experience:
	•	Former Executive Vice President and Chief Operating Officer of BMC Stock Holdings, Inc. (NASDAQ:BMCH), a leading building products manufacturer and distributor focused on growth and innovation
	•	Former Global Director and Global General Manager for The Dow Chemical Company (NYSE:DOW), a global leader in science and technology in the areas of plastics, polymers, and chemicals
	•	Former Global Director, Growth and Innovation portfolio and Global Director, Strategic Marketing, for Dow
	•	Former Vice President and General Manager of Dow Building Solutions, a business unit within Dow that manufactures and sells plastics and polymer based building products such as STYROFOAMTM insulation
	•	Former business leader of multiple plastics and polymer business units at Dow

Current and Former Directorships:
	•	Director of Cleveland Clinic Akron General Hospital
	•	Former advisory board member of Harvard Joint Center for Housing Studies
	•	Former director of Shelterhouse of Michigan

Skills and Expertise:
	•	Substantial experience leading large public companies and their divisions
	•	Broad background in the plastics and polymers industries
•
Extensive merger, acquisition, and integration experience, having led the Integration Management Office for the merger between Dow/E.I. DuPont de Nemours and several other merger, acquisition, and divestiture transactions

	•	Significant experience in growth and innovation, having headed this business unit within Dow as well as having led Strategic Marketing for Dow
	•	Extensive experience in corporate strategy and governance, having held executive roles accountable for these functions at BMC Stock Holdings and Dow
	•	Deep commercial expertise, having led Sales, Marketing, and Purchasing functions for numerous business units and industry segments
18 | Myers Industries, Inc.

Until 2020, Mr. Foley served as Executive Chairman and a director of Libbey, Inc. (“Libbey”). Mr. Foley formerly served as Libbey’s Chief Executive Officer until March 31, 2019. Libbey’s business was and remains highly reliant on the foodservice industry. Libbey experienced immediate and drastic reductions in revenue during the COVID-19 pandemic which, as a “non-essential” business, resulted in shutdowns of Libbey’s global manufacturing facilities. On June 1, 2020, Libbey and its direct and indirect domestic subsidiaries commenced voluntary cases under Chapter 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, which were jointly administered under the caption In re: Libbey Glass Inc., et al., Case No. 20-11439 (LSS). Libbey filed a proposed First Amended Joint Plan of Reorganization (“Plan”) which was confirmed by the Bankruptcy Court on October 20, 2020 and pursuant to which Libbey (i) assigned the majority of its assets to a subsidiary which assumed all of Libbey’s obligations and liabilities in connection therewith; and (ii) contributed 100% of the equity in the subsidiary to Libbey Holdings Inc., an entity newly formed by Libbey, in exchange for 100 shares of common stock of Libbey Holdings. The Plan became effective on November 13, 2020 and Libbey and the other debtors emerged from the Chapter 11 cases. Pursuant to the Plan, all outstanding shares of common stock of Libbey and all other equity rights in the Company were cancelled. Libbey’s common stock may continue to be quoted on the OTC Pink marketplace, but under the Plan the common stock had no underlying asset value and on November 16, 2020 Libbey filed a Form 15 with the U.S. Securities and Exchange Commission to deregister the common stock.
There are, and during the past ten years there have been, no other legal proceedings material to an evaluation of the ability of any director, nominee, or executive officer of the Company to act in such capacity or concerning his or her integrity. There are no family relationships among any of the directors, director nominees and executive officers.
The Board of Directors recommends that you vote “FOR” each of the director nominees listed above.
2024 Proxy Statement | 19

Nominating Process
The Governance Committee reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Committee: in writing by any of our shareholders or by our current or past directors, executive officers, or identified by professional search firms retained by the Governance Committee.
Recruiting Guidelines and Director Qualifications
The Company’s Board Member Recruiting Guidelines outline the process for the Governance Committee to recruit and evaluate potential director candidates. These guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com. In considering these potential candidates for nomination to stand for election, the Governance Committee will consider:
•	The current composition of the Board and how well it functions as a group
•	The talents, personalities, and strengths of current directors
•	The value of contributions made by individual directors
•	The need for a person with specific skills, experiences or background relevant to the Company’s strategy to be added to the Board
•	Any anticipated vacancies due to retirement or other reasons
•	Other factors that may enter into the nomination decision
The Governance Committee endeavors to select nominees that contribute unique skills and professional experiences in order to advance the performance of the Board and establish a well-rounded Board with diverse views that reflect the interests of our shareholders. The Governance Committee considers diversity as one of a number of factors in identifying nominees for directors; however, there is no formal policy in this regard. The Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity such as race and gender.
When considering an individual candidate’s suitability for the Board, the Governance Committee will evaluate each individual on a case-by-case basis. The Governance Committee does not prescribe minimum qualifications or standards for directors; however, the Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of the Company. In addition, the Governance Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession, or other career and the skills and talents that the candidate would be expected to add to the Board. The Governance Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates.
Shareholder Recommendation Policy
The Governance Committee will consider individuals for nomination to stand for election as a director who are recommended to it in writing by any of our shareholders that strictly follow the below procedures. Shareholders making recommendations for directors must:
•	Certify that the person making the recommendation is a shareholder of the Company (including the number of shares held as of the date of the recommendation)
•
Provide the full name and address of the proposed nominee as well as a biographical history setting forth past and present directorships, employment, occupations and civic activities for at least the past five years

•	Provide a signed written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director
•
Submit a signed written statement that the shareholder making the recommendation and the proposed nominee will make available to the Governance Committee all information reasonably requested in furtherance of the Committee’s evaluation

20 | Myers Industries, Inc.

•	Provide a letter of recommendation to the following address: Corporate Governance Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301
•	Submit all required information before the close of business on or before November 15th of the year prior to our next Annual Meeting of shareholders
Shareholder Nomination Policy
In accordance with our Amended and Restated Code of Regulations, a shareholder may directly nominate a candidate for election as a director of the Company only if written notice of such intention is received by the Secretary not less than 90 days nor more than 120 days prior to the one year anniversary date of the immediately preceding Annual Meeting of shareholders. In the event that the Annual Meeting is called for a date that is not within 60 days before or after such anniversary date, notice by a shareholder, in order to be timely, must be received no later than the close of business on the tenth day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs. A shareholder wishing to directly nominate an individual to serve as a director must follow the procedure outlined in Article I, Section 12 of our Amended and Restated Code of Regulations, titled “Advance Notice of Director Nominations” and then send a signed letter of nomination to the following address: Corporate Governance Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. Our Amended and Restated Code of Regulations is available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.
Shareholder Proxy Access
In accordance with our Amended and Restated Code of Regulations, a shareholder may also request that the Company include in its proxy statement in which it solicits proxies with respect to the election of directors at an Annual Meeting of shareholders, any person nominated for election (a “Shareholder Nominee”) to the Board by a shareholder or by a group of not more than 20 Shareholders that (i) satisfies the requirements of Section 13 of our Regulations (such individual shareholder or shareholder group, including each member thereof, to the extent the context requires, an “Eligible Shareholder”), and (ii) expressly requests in the notice required by such Section 13 to have the Shareholder Nominee included in the Company’s proxy materials pursuant to such Section 13. The information that the Company will include in its proxy statement is the information provided by the Eligible Shareholder to the secretary of the Company concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Company’s proxy statement by the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and if the Eligible Shareholder so elects, a written statement, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”). The Company may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation. The Company will not be required pursuant to Section 13 to include any information regarding a Shareholder Nominee in its proxy materials for any meeting of Shareholders for which any person is engaging in a solicitation within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at such meeting other than Shareholder Nominees or nominees of the Board.
The Company will be required to include information regarding a Shareholder Nominee in its proxy materials with respect to an Annual Meeting only if the notice of the nomination relating to the Shareholder Nominee is delivered to, or mailed to and received by, the secretary of the Company no earlier than 120 days and no later than 90 days before the anniversary of the date of the previous year’s Annual Meeting of Shareholders; provided, however, that if the Company did not hold an Annual Meeting during the previous year, or if the date of the Annual Meeting has changed by more than 30 calendar days from the previous year’s date, or if the Company is holding a Special Meeting of shareholders or conducting an election of directors by written consent in lieu of an Annual Meeting, then the Eligible Shareholder must deliver the notice a reasonable time before the Company issues its proxy materials, as specified by the Company in a Current Report on Form 8-K filed pursuant to Item 5.08.
The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that the Company shall be required to include in its proxy materials with respect to an Annual Meeting generally shall not exceed the greater of (i) two, or (ii) 20% of the total number of members of the Company’s Board rounded to the closest whole number below 20%.
2024 Proxy Statement | 21

Board Committees and Meetings
There were a total of six regularly scheduled and special meetings of the Board in 2023. During 2023, all directors attended at least 75% of the aggregate total number of the meetings of the Board and committees on which they served. All of our directors and nominees attended our 2023 Annual Meeting. Although we do not have a formal policy requiring directors to attend the Annual Meeting, our directors are encouraged to attend, and to do so in person when permissible.
Board Committees
The Board has three standing committees: the Audit Committee, the CMD Committee, and the Governance Committee. Set forth below are the committee memberships as of the date of this Proxy Statement.
Director	Audit Committee	CMD Committee	Governance Committee
Yvette Dapremont Bright	•		•
Ronald M. De Feo		Chair
William A. Foley	•		•
Jeffrey Kramer		•	Chair
F. Jack Liebau, Jr.	•	•	•
Bruce M. Lisman		•	•
Lori Lutey	Chair
In addition to these standing committees, the Board has established from time to time, and may establish in the future, special committees to address particular matters.
Audit Committee
9 Meetings Held in 2023
The Audit Committee assists our Board in the oversight and integrity of our financial statements and enterprise risk management, ensures our structure meets legal and regulatory requirements, and oversees our internal auditing functions, controls, and procedures. The Board determined that based on their extensive financial background and expertise William Foley, Jack Liebau and Lori Lutey each met the criteria of an “audit committee financial expert” under SEC rules. None of our Audit Committee members serve on more than two other public company audit committees.
Audit Committee Functions:
•	Engage the independent registered public accounting firm and be responsible for the appointment, compensation and oversight of the external auditor
•	Approve all audit and accounting engagements of the independent registered public accounting firm (audit and non-audit)
•	Review the results of the audit and interim reviews
•	Evaluate the independence of the independent registered public accounting firm
•	Review the financial results of the Company with the independent registered public accounting firm prior to their public release and filing of reports with the SEC
•	Direct and supervise special investigations
•	Oversee accounting, internal accounting controls, auditing matters, reporting hotline and corporate compliance programs
•
Review the Company’s ERM assessment and processes in assisting the Board’s oversight of the Company’s management of its significant enterprise level risks, including but not limited to cyber and IT risks

See the Audit Committee Report on page 70 for further information regarding the Audit Committee’s activities.
22 | Myers Industries, Inc.

Compensation and Management Development Committee
6 Meetings Held in 2023
The CMD Committee administers our executive compensation programs and determines, either as a committee or together with the other independent board members, annual base salaries and incentive compensation awards for our executive officers.
CMD Committee Functions:
•	Review and approve compensation of the CEO and other executive officers of the Company
•	Review and approve the CEO’s compensation-related corporate goals
•	Evaluate the CEO’s performance
•	Oversee executive management development and succession planning
•	Establish and administer the Company’s policies, programs and procedures for compensating its executive officers and directors
•	Review and approve equity award grants
•	Review, assess and monitor the Company’s Stock Ownership Guidelines
•	Oversee regulatory compliance with respect to compensation matters
•	Oversee shareholder communications regarding executive compensation matters
•	Retain outside consultants regarding executive compensation and other matters
•	Oversee the leadership development programs and executive long-term and emergency succession planning
Corporate Governance Committee
4 Meetings Held in 2023
The Governance Committee assists the Board in developing and implementing corporate governance guidelines, identifying potential director candidates, determining the size and composition of our Board and its committees, evaluating the overall effectiveness of our Board, and the Board’s oversight of the Company’s ESG management.
Governance Committee Functions:
•	Evaluate new director candidates and incumbent directors
•	Recommend nominees to serve on the Board as well as members of the Board’s committees to the independent directors of the Board
•	Recommend and monitor participation in continuing education programs by the directors
•	Develop and implement corporate governance principles applicable to the Board and the Company
•	Review the Company’s policies, programs, and strategies relating to ESG and other public policy matters relevant to the Company
Committee Charters and Policies
The Board has adopted written charters for each of the Audit Committee, the CMD Committee, and the Governance Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. Each of the written charters and policies of the Committees are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.
2024 Proxy Statement | 23

Director Compensation
The Company has structured its non-employee director compensation to attract and retain highly qualified directors and to compensate directors for their service, while also aligning the interests of the directors to the long-term interests of the Company’s shareholders.
In addition to the compensation provided to our non-employee directors, which is described below, our Amended and Restated Code of Regulations provides that we will indemnify, to the fullest extent then permitted by law, any of our directors or former directors who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was a director of the Company, or serving at our request as a director of another entity. We have entered into indemnity agreements with each of our directors contractually obligating us to provide such protection. We also currently have in effect director and officer insurance coverage.
2023 Non-Employee Director Compensation
The Company’s non-employee director compensation program maintained in 2023 reflected the recommendations of the CMD Committee’s compensation consultant based on the consultant’s assessment of market competitiveness. The analysis included pay levels and prevalent practices for retainers, fees, equity-based compensation, and stock ownership guidelines, and affirmed that the Company’s non-employee director compensation program is structured in a manner consistent with good governance, continues to be aligned with best practices, and meets the needs of the Board.
The Company’s non-employee director compensation program includes an annual cash retainer and an equity-based award. Directors who are employees of the Company do not receive either an annual retainer or any other compensation related to their director services. The cash retainers are paid quarterly in arrears and the equity-based award is granted for directors’ upcoming year of service subject to vesting at the following year’s Annual Meeting of Shareholders. Directors may elect to receive an equivalent number of stock units rather than shares of common stock upon vesting, with payment to be made with respect to such stock units when such director ceases to be a member of the Board. For non-employee directors who join the Board between annual meeting dates, the annual cash retainer is prorated for the portion of the term that such director serves.
In 2023, each non-employee director received an annual cash retainer of $100,000 and an equity-based award under our 2021 Long-Term Incentive Stock Plan, as Amended and Restated (the “2021 Plan”) with a target value of $100,000 at the grant date of our 2023 Annual Meeting of Shareholders. The cash portions of the retainers in 2023 for our non-employee directors’ annual service and committee and Board chair service is set forth below.
Compensation Type	Director Compensation
Annual Cash Retainer	$100,000
Annual Equity Based Award	$100,000
Supplemental Annual Cash Retainer
Chair of Audit Committee	$12,500
Chair of CMD Committee	$12,500
Chair of Governance Committee	$10,000
Chair of Board(1)	$90,000
Ad-Hoc Committee Members(2)	$10,000
Ad-Hoc Committee Chair(2)	$15,000
(1)	Board Chair is not eligible to receive additional Committee membership fees.
(2)	No ad hoc committees were established by the Board in 2023.
24 | Myers Industries, Inc.

The following table shows all compensation paid to non-employee directors for their service during 2023.
NON-EMPLOYEE DIRECTOR COMPENSATION FOR CALENDAR YEAR 2023
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yvette Dapremont Bright	$100,000	$100,004	—	—	—	$200,004
Sarah Coffin(2)	$34,112	—	—	—	—	$34,112
Ronald M. De Feo	$112,500	$100,004	—	—	—	$212,504
William A. Foley	$100,000	$100,004	—	—	—	$200,004
Jeffrey Kramer	$108,333	$100,004	—	—	—	$208,337
F. Jack Liebau, Jr.	$190,000	$100,004	—	—	—	$290,004
Bruce M. Lisman	$100,000	$100,004	—	—	—	$200,004
Lori Lutey	$112,500	$100,004	—	—	—	$212,504
(1)
Stock Award amounts do not reflect compensation actually received by the directors. The amounts shown reflect the grant date fair market value of 5,294 restricted stock units awarded to each non-employee director on April 27, 2023 with respect to their service commencing on that date until the 2024 Annual Meeting of Shareholders, at which time their awards will vest unless the director elected to receive stock units and defer receipt of common stock until he or she ceases to be a member of the Board for any reason whatsoever, at which time the Company shall make a payment to the director of one share for every stock unit then held as payment with respect to each such stock unit.

(2)	Amount represents fees earned and paid in cash in 2023 through the date of Ms. Coffin’s retirement from the Board on April 27, 2023.
2024 Proxy Statement | 25

PROPOSAL NO. 2 – APPROVAL OF THE 2024 MYERS INDUSTRIES, INC. EMPLOYEE STOCK PURCHASE PLAN
We are seeking your vote to approve the 2024 Myers Industries, Inc. Employee Stock Purchase Plan (the “ESPP”).
On February 29, 2024, our Board unanimously adopted the ESPP, subject to approval by our shareholders. If approved by our shareholders, the ESPP will become effective as of October 1, 2024. Our Board believes that approval of the ESPP will advance the interests of the Company by providing eligible employees the opportunity to purchase common stock in the Company. Accordingly, the Board unanimously recommends a vote in favor of the ESPP.
The purpose of the ESPP is to encourage stock ownership in the Company by all eligible employees through the purchase of shares of our common stock. The ESPP is intended to qualify as an “employee stock purchase plan” meeting the requirements of Section 423 of the Internal Revenue Code.
The maximum aggregate number of shares of our common stock that may be purchased under the ESPP will be 500,000 shares, subject to adjustment as provided for in the ESPP. The share pool for the ESPP represents approximately 1.35% of the total number of 36,939,137 shares of our common stock outstanding as of March 7, 2024. The number of outstanding shares will not materially change between March 7, 2024 and March 16, 2024. In determining the number of shares to reserve for the ESPP, our Board considered the potential dilutive impact to shareholders, the projected participation rate over the ten-year term of the ESPP and equity plan guidelines established by certain proxy advisory firms. If the ESPP is approved by shareholders, no additional options to purchase shares of common stock will be granted under the Myers Industries, Inc. Employee Stock Purchase Plan, effective January 1, 2019 and last amended effective as of October 1, 2022. As of March 7, 2024, there were 87,928 remaining authorized shares that could be issued under this current Employee Stock Purchase Plan (approximately 0.24% of our current outstanding shares).
Summary of Material Terms of the ESPP
A summary of the material terms of the ESPP, as it is proposed, is set forth below. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the ESPP, as it is proposed, which is attached to this Proxy Statement as Appendix A.
Authorized Shares
Subject to adjustment as provided in the ESPP, a total of 500,000 shares of our common stock will be made available for purchase under the ESPP. The shares may be newly issued shares, treasury shares or shares acquired in the open market. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Company, or other change in the Company’s structure affecting the common stock occurs, then, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, the CMD Committee will, in such manner it deems equitable, adjust the number of shares and class of common stock that may be delivered under the ESPP, the purchase price per share and number of shares of common stock covered by each outstanding option to purchase under the ESPP, the number of shares reserved under the ESPP, and the number of shares subject to the purchase period limit.
Plan Administration
The CMD Committee will administer the ESPP, and will have the authority to construe and interpret the terms of the ESPP and take any other actions necessary or desirable for the administration of the ESPP. The CMD Committee will determine eligibility to participate in the ESPP, subject to the terms of the ESPP. The CMD Committee may delegate to a Company officer or to one or more other persons some or all of its responsibilities and duties to administer the Plan.
Eligible Employees
Generally, any employee of the Company or any of its participating subsidiaries will be eligible to participate in an offering period if, as of the first day of the enrollment period for the offering period, the employee has been employed by the Company or a participating subsidiary for at least 30 days and is customarily employed for at least 20 hours per week.
No employee may be granted an option to purchase shares of our common stock under the ESPP if (i) immediately after the grant, the employee would own capital stock of the Company or hold outstanding options to purchase stock possessing 5% or
26 | Myers Industries, Inc.

more of the total combined voting power or value of all classes of stock of the Company or any subsidiary, or (ii) the option would permit the employee’s rights to purchase stock under all of our employee stock purchase plans (as described in Section 423 of the Internal Revenue Code) to accrue at a rate that exceeds $25,000 worth of shares for each calendar year.
As of March 7, 2024, approximately 1,809 employees, including all of the Company’s executive officers, would be eligible to participate in the ESPP.
Offering Periods
Pursuant to the terms of the ESPP, on the first trading day of each offering period, a participant will be granted an option to purchase shares of our common stock on the last trading day of such offering period (which we refer to as the “purchase date”). Unless and until the CMD Committee determines otherwise in its discretion, offering periods will be consecutive three month periods. If the ESPP is approved by our shareholders, it is anticipated that the first offering period will commence during October 2024. The CMD Committee will have the authority to change the duration, frequency, start and end date of offering periods without shareholder approval.
Contributions
The ESPP permits each participant to purchase shares of our common stock through payroll deductions of up to 5% of the participant’s eligible compensation; provided, however, that a participant may not purchase more than 250 shares of our common stock during each offering period, subject to adjustment as provided in the ESPP. No interest will accrue on a participant’s contributions to the ESPP. A participant generally may not increase or decrease the rate of the participant’s contributions during an offering period, but a participant may increase or decrease the participant’s rate of payroll deductions for future offering periods. A participant’s payroll deduction authorization will remain in effect for subsequent offering periods unless the participant’s participation in the ESPP terminates, the participant withdraws from an offering period, or the participant timely submits a new enrollment form authorizing a new rate of payroll deductions.
Purchases
Unless a participant terminates employment or otherwise become ineligible to participate in the ESPP (within the timeframes described below) or timely withdraws from an offering period, the participant’s option will automatically be exercised on the purchase date of each offering period. The participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares of common stock that can be purchased with the amounts in the participant’s notional account, provided that a participant may not purchase more than 250 shares during each offering period (subject to adjustment as provided in the ESPP). In other words, the number of shares of our common stock purchased will be determined by dividing the payroll contributions accumulated in the participant’s notional account by the applicable purchase price. No fractional shares of our common stock may be purchased. Any contributions accumulated in a participant’s notional account which are not sufficient to purchase a full share of our common stock will be maintained in the participant's notional account for purchase in a future offering period.
Until otherwise determined by the CMD Committee, the purchase price of the shares during each offering period will be 85% of the lower of (i) the fair market value per share of our common stock on the first trading day of such offering period or (ii) the fair market value per share of our common stock on the last trading day of such offering period.
Withdrawals; Termination of Employment
A participant may withdraw from participating in an offering period at any time that is at least 15 days before the purchase date for such offering period and all, but not less than all, of the participant’s accrued contributions not yet used to purchase shares of our common stock will be returned to him or her, as soon as administratively practicable, without interest. If a participant withdraws from an offering period, he or she must re-enroll in the ESPP in order to re-commence participation in a subsequent offering period.
If a participant ceases to be an eligible employee for any reason (including termination), at least 30 days before the purchase date for an offering period, the participant will be deemed to have elected to withdraw from the ESPP and the participant’s contributions not yet used to purchase shares of our common stock will be returned to him or her, as soon as administratively practicable, without interest. If a participant ceases to be an eligible employee less than 30 days before the applicable purchase date, the accumulated payroll deductions will be used to purchase shares on the purchase date.
2024 Proxy Statement | 27

Shareholders’ Rights
No participant will have any voting, dividend, or other shareholder rights with respect to shares of common stock subject to any option granted under the ESPP until such shares have been purchased and delivered to the participant.
Holding Period
Unless otherwise determined by the CMD Committee, participants in the ESPP will not be required to hold the shares of our common stock acquired under the ESPP for a specified period after the purchase date.
Non-Transferability
A participant may not assign, transfer, pledge or otherwise dispose of in any way (other than by will or the laws of descent and distribution) the participant’s rights with regard to options granted under the ESPP or contributions credited to the participant’s nominal account.
Corporate Transactions
The ESPP provides that in the event of a merger, reorganization, consolidation, acquisition of property or stock, separation, or other corporate event (a “corporate transaction”), outstanding options will be assumed or equivalent options substituted by the successor corporation or a parent or subsidiary of such successor corporation in accordance with Section 424 of the Internal Revenue Code. If the successor corporation refuses to assume or substitute the outstanding options, the offering period then in progress will be shortened, and a new purchase date will be set. The Company will notify each participant that the purchase date has been changed and that the participant’s option will be exercised automatically on the new purchase date unless prior to such date the participant has withdrawn from the offering period.
Amendment; Termination
The CMD Committee, in its sole discretion, may amend, suspend, or terminate the ESPP at any time and for any reason. If the ESPP is terminated, the CMD Committee, in its discretion, may elect to terminate the outstanding offering period either immediately or upon completion of the purchase of shares of our common stock on the next purchase date (which may be sooner than originally scheduled, if determined by the CMD Committee in its discretion), or may elect to permit the offering period to expire in accordance with its terms. If the offering period is terminated prior to expiration, all amounts then credited to participants’ accounts that have not been used to purchase shares of our common stock will be returned to the participants as soon as administratively practicable.
The ESPP automatically terminates ten (10) years from the Effective Date, unless terminated earlier by the CMD Committee.
Sub-Plans
Subject to the terms of the ESPP, the CMD Committee may amend the terms of the ESPP, or an offering, or provide for separate offerings under the ESPP to, among other things, reflect the impact of local law outside of the United States as applied to one or more eligible employees of a designated subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.
Certain U.S. Federal Income Tax Consequences
The following is a brief summary of the general U.S. federal income tax consequences of options granted under the ESPP. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of options granted under the ESPP. The discussion below concerning tax deductions that may become available to the Company under U.S. federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to U.S. federal tax laws, and is not covered by the summary below.
The ESPP is intended to qualify as an “employee stock purchase plan” meeting the requirements of Section 423 of the Internal Revenue Code. Under these provisions, a participant will not recognize taxable income until the participant sells or otherwise disposes of the shares purchased under the ESPP. If a participant disposes of the shares acquired under the ESPP
28 | Myers Industries, Inc.

more than two years from the option grant date (i.e., the first trading day of the applicable offering period) and more than one year from the date the shares of common stock are purchased, then the participant must treat as ordinary income the amount by which the lesser of (i) the fair market value of the shares at the time of disposition, or (ii) the fair market value of the shares at the option grant date, exceeds the purchase price. Any gain in addition to this amount will be treated as a capital gain. If a participant holds shares at the time of the participant’s death, the holding period requirements are automatically deemed to have been satisfied and he or she will realize ordinary income in the amount by which the lesser of (i) the fair market value of the shares at the time of death, or (ii) the fair market value of the shares at the option grant date, exceeds the purchase price. The Company will not be allowed a deduction if the holding period requirements are satisfied.
If a participant disposes of shares before expiration of two years from the option grant date and one year from the date the shares of common stock are purchased, then the participant is deemed to have a disqualifying disposition and must treat as ordinary income the excess of the fair market value of the shares on the purchase date over the purchase price. Any additional gain or loss will be treated as long-term or short-term capital gain or loss, depending on the participant’s holding period with respect to such shares. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the participant in a disqualifying disposition.
New Plan Benefits
As of the date of this Proxy Statement, no employee has been granted any options under the proposed ESPP. Accordingly, the benefits to be received pursuant to the ESPP by the Company’s executive officers and employees are not determinable at this time.
Voting
The ESPP requires the affirmative vote of a majority in voting interest of the shareholders present in person or by proxy and voting thereon. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast and therefore will have no effect on the outcome of this proposal. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.
The Board of Directors recommends that you vote “FOR” Proposal 2 relating to the approval of the 2024 Myers Industries, Inc. Employee Stock Purchase Plan.
2024 Proxy Statement | 29

PROPOSAL NO. 3 – ADOPT THE MYERS INDUSTRIES, INC. 2024 LONG-TERM INCENTIVE PLAN
On February 29, 2024, our Board unanimously adopted, subject to approval by our shareholders, the Myers Industries, Inc. 2024 Long-Term Incentive Plan (the “2024 Plan”). In this Proposal 3, we are asking our shareholders to approve the 2024 Plan, as proposed, including to authorize the issuance of up to 2,500,000 shares of our common stock pursuant to awards under the 2024 Plan and to authorize the grant of stock options that qualify for treatment as incentive stock options for purposes of Section 422 of the Internal Revenue Code.
The Company currently maintains three stock incentive plans – the 2017 Incentive Stock Plan of Myers Industries, Inc., as amended and restated (the “2017 Plan”), the Myers Industries, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”) (collectively, the “Prior Plans”), and the Myers Industries, Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The last year in which awards were granted under the 2017 Plan was 2021, prior to approval and adoption of the 2021 Plan by our shareholders on April 29, 2021.
The following describes the total shares which may be delivered under the Prior Plans pursuant to awards outstanding under the Prior Plans as of March 16, 2024. As of March 7, 2024, the most recently available date before the date of this proxy statement, 36,939,137 shares of our common stock were outstanding. The number of outstanding shares will not materially change between March 7, 2024 and March 16, 2024.
Total shares subject to outstanding awards under the Prior Plans as of March 16, 2024 were 943,634 (approximately 2.55% of our outstanding shares) comprised of the following:
•	Outstanding and unvested service-based restricted stock units (RSUs): 456,342
•	Outstanding and unvested performance-based restricted stock units (PSUs) (assuming that outstanding awards are settled at target performance): 463,363
•	Outstanding stock options: 23,929
•	Outstanding stock appreciation rights: None
No new awards have been, or will be, granted under the 2021 Plan after March 16, 2024 unless the 2024 Plan is not approved by shareholders. As of March 16, 2024, the number of shares that otherwise remained available for future awards under the 2021 Plan that no longer are available for future awards (assuming the 2024 Plan is approved by shareholders) totaled 206,623.
The aggregate number of shares of common stock requested to be available for grants of awards under the 2024 Plan is 2,500,000 (of which up to 500,000 shares may be granted as incentive stock options). In determining the number of shares to request for issuance under the 2024 Plan, we considered the dilutive impact of the number of awards granted and earned under the Prior Plans over the last three calendar years, which we believe has been well-managed. No stock options or stock appreciation rights have been granted in the last three years.
Year	Total Full- Value Awards Granted	RSUs Granted	PSUs Granted	PSUs Vested/Earned	Weighted Average Shares Outstanding	Burn Rate (As Granted)	Burn Rate (As Earned)
2023	478,177	255,623	222,554	163,607	36,744,560	1.30%	1.14%
2022	437,900	213,040	224,860	0	36,411,389	1.20%	0.58%
2021	302,881	145,791	157,090	18,369	36,138,571	0.84%	0.45%
3-Year Average						1.11%	0.72%
Purpose
The purpose of the 2024 Plan is to encourage officers, directors and other employees of, and key consultants to, the Company and its subsidiaries to acquire or increase their ownership of common stock of the Company on reasonable terms. Grants made under the 2024 Plan are part of the total compensation package for such persons and the opportunity so provided is intended to (1) foster in participants a strong incentive to put forth maximum effort for the long-term success and growth of the Company and its subsidiaries, (2) encourage long-term strategic decision making on the part of participants, (3) aid in
30 | Myers Industries, Inc.

retaining individuals who put forth such efforts and strategic decision making, and (4) assist in attracting the best available individuals to the Company and its subsidiaries in the future, in each case, for the benefit of the Company’s shareholders. The 2024 Plan serves these purposes by making equity-based awards available for grant to eligible participants in the form of:
•	nonqualified stock options to purchase shares of common stock (“NQSOs”);
•	incentive stock options to purchase shares of common stock (“ISOs” and, collectively with NQSOs, “Options”);
•	stock appreciation rights (“SARs”);
•	restricted shares of common stock (“Restricted Stock”); and
•	restricted stock units (“RSUs”),
together with related rights and interests therein.
Corporate Governance Practices
The 2024 Plan includes a number of provisions that we believe reflect best practices and protect the interests of our shareholders. These provisions include:
No Discounted Options or SARs
Options and SARs may not be granted with an exercise price less than the fair market value of our common stock on the date of grant. On March 7, 2024, the closing price per share of our common stock on the NYSE was $21.44.
No Repricing Without Shareholder Approval
The 2024 Plan does not permit the “repricing” of Options or SARs without shareholder approval. This includes a prohibition on reducing the exercise price or cancelling an Option or SAR in exchange for another Option or SAR with a lower exercise price.
Minimum Vesting Requirements
Except in limited circumstances, Restricted Stock and RSUs must meet minimum vesting requirements. Restricted Stock or RSUs that are performance based shall be subject to a performance period of not less than one year and Restricted Stock or RSUs that are not performance-based shall vest over a period of not less than three years from the grant date, provided that vesting may occur in pro rata installments over the three-year period with the first installment vesting no sooner than the first anniversary of the grant date. Except in limited circumstances, Options that vest based on the passage of time shall have a minimum vesting period of one year. Non-employee director awards generally will vest no sooner than the date of the next regularly scheduled annual meeting of shareholders held after the grant date. In each case, however, vesting may occur earlier in the event of a participant’s death, disability or retirement, or termination of a participant’s service in connection with a change of control of the Company. Retirement is defined in the 2024 Plan as a voluntary termination of employment after attaining age 60 and completing at least five years of service.
No Annual “Evergreen” Provision
The 2024 Plan provides a specific maximum share limitation and does not provide for an annual, automatic increase in the number of shares of common stock available for future awards.
Annual Limit on Awards to Participants
Subject to the approval of this proposal, participants under the 2024 Plan are subject to an annual limitation on the value of awards that may be granted to them.
Summary of the 2024 Plan, as Proposed
A summary of the material terms of the 2024 Plan, as it is proposed, is set forth below. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the 2024 Plan, as it is proposed, which is attached to this Proxy Statement as Appendix B.
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Administration
The CMD Committee will administer the 2024 Plan. The full Board may also participate in the administration of the 2024 Plan except to the extent limited under Section 303A.05 of the NYSE Listed Company Manual. References in this Proposal 3 to the CMD Committee also include the Board, where appropriate.
In its capacity as plan administrator, the CMD Committee will determine which participants will be granted awards, the type of each award granted and the terms and conditions of each award. The CMD Committee will also have full power and authority to: (1) establish, amend and rescind rules and regulations relating to the 2024 Plan; (2) interpret the 2024 Plan and all related award agreements; and (3) make any other determinations that the CMD Committee deems necessary or desirable for the administration of the 2024 Plan. Any action taken by the CMD Committee will be final, binding and conclusive on all persons interested in the 2024 Plan.
With respect to each award granted under the 2024 Plan, we will enter into a written or electronic award agreement with the participant which describes the terms and conditions of the award, including: (1) the type of award and when and how it may be exercised or earned; (2) any exercise price associated with the award; (3) how the award will or may be settled; (4) consideration for an award, if any required by the CMD Committee, except as limited by the 2024 Plan; and (5) any other applicable terms and conditions affecting the award.
Available Shares of Common Stock
Subject to the adjustments discussed below, the aggregate number of shares of common stock available for the grant of awards under the 2024 Plan will be 2,500,000, of which up to 500,000 shares may be granted as ISOs. For purposes of clarity, no new awards have been, or will be, granted under the 2021 Plan after March 16, 2024 unless the 2024 Plan is not approved by shareholders (and no new awards were granted under the 2017 Plan as of the effective date of the 2021 Plan). As of March [16], 2024, the number of shares that otherwise remained available for future awards under the 2021 Plan that no longer are available for future awards (assuming the 2024 Plan is approved by shareholders) totaled [•]. Shares of common stock issued under the 2024 Plan may consist of: (1) treasury shares; or (2) authorized but unissued shares of common stock not reserved for any other purpose.
The CMD Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments as described below. Except as described below, to the extent that an award granted under the 2024 Plan expires or is forfeited, cancelled, surrendered or otherwise terminated without issuance of shares to a participant, settled only in cash, or settled by the issuance of fewer shares than the number underlying the award, the shares retained by or tendered to the Company will be available for future grants under the 2024 Plan. Shares that are withheld from an award of Restricted Stock or RSUs granted under the 2024 Plan to cover withholding tax obligations related to that award or shares that are separately tendered by a participant (either by delivery or attestation) in payment of such taxes will be deemed to constitute shares not delivered to the participant and will be available for future grants under the 2024 Plan. Shares that are withheld from, or that are tendered by a participant (either by delivery or attestation) in connection with, an award of Options or SARs granted under the 2024 Plan to cover withholding tax obligations related to that award or the exercise price of that award, will be deemed to constitute shares delivered to the participant and will not be available for future grants under the 2024 Plan. For purposes of clarity, upon the exercise of an Option or SAR, the gross number of shares exercised, and not solely the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the 2024 Plan and the shares subject to the exercised Options or SAR that are not issued or delivered upon such exercise will not be available for future grants under the 2024 Plan. Additionally, in the case of any award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or a subsidiary of the Company or with which the Company or a subsidiary of the Company merges, consolidates or enters into a similar corporate transaction, shares issued or issuable in connection with such substitute award will not be counted against the number of shares reserved under the 2024 Plan.
During any fiscal year during any part of which the 2024 Plan is in effect, awards will be subject to the following limits:
•	Awards granted to any participant may not exceed the “annual limit,” which is 1,000,000 shares.
•	Awards granted to any non-employee director may not have an aggregate fair value on the date of grant in excess of $300,000.
The minimum vesting and minimum exercisability conditions described below need not apply (i) in the case of the death or disability (as defined in the applicable Award document) of a Participant, a Participant’s termination of employment due to
32 | Myers Industries, Inc.

Retirement or termination of employment of a Participant in connection with a Change of Control, and (ii) with respect to up to an aggregate of 5% of the shares authorized under the 2024 Plan, which may be granted (or re-granted upon forfeiture) in any form permitted under the 2024 Plan without regard to such minimum vesting or minimum exercisability requirements.
In the event that any large, special and non-recurring dividend or other distribution, recapitalization, forward or reverse common stock split, common stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the common stock, the CMD Committee will make such adjustments as the CMD Committee deems equitable to: (1) the number and kind of shares of common stock that may be issued under the 2024 Plan; (2) any common stock-based limits imposed under the 2024 Plan; and (3) the exercise price, number of shares of common stock and other terms or limitations applicable to outstanding awards.
In addition, the CMD Committee will be authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or non-recurring events or in response to changes in applicable laws, regulations or accounting principles.
Eligibility
The CMD Committee may select any of our employees, non-employee directors, or key consultants and those of our subsidiaries to receive awards under the 2024 Plan. As of March 7, 2024, eligible participants included 91 employees and seven non-employee directors. In calendar year 2023, 134 employees, eight non-employee directors, and no consultant participated in the 2021 Plan.
Types of Awards
Options. Subject to the terms of the 2024 Plan, the CMD Committee may grant Options at any time during the term of the 2024 Plan in such number, and upon such terms and conditions, as the CMD Committee determines. The exercise price of any Option will be at least equal to the fair market value of the common stock (i.e., the closing price per share of the common stock on the NYSE) on the date the Option is granted, and the CMD Committee will determine the method by which the exercise price may be paid. The CMD Committee will also determine the term of the Option (which may not exceed a period of ten years from the grant date), the vesting terms and conditions (subject to a minimum vesting period of one year), and any other terms and conditions of the Option, all of which will be reflected in the related award agreement. Options may be granted as ISOs or NQSOs. Up to 500,000 shares available for issuance under the 2024 Plan may be granted as ISOs. However, the CMD Committee may only grant ISOs to employees of the Company or its subsidiaries (within the meaning of Section 424 of the Internal Revenue Code), and all ISOs will be subject to certain additional restrictions, including without limitation, compliance with the requirements of Section 422 of the Internal Revenue Code.
SARs. Subject to the terms of the 2024 Plan, the CMD Committee may grant SARs at any time during the term of the 2024 Plan in such number, and upon such terms and conditions, as the CMD Committee determines. SARs may be granted by the CMD Committee to a participant either as a freestanding award or in tandem with or as a component of another award. The exercise price of any SAR will be at least equal to the fair market value of the common stock on the date the SAR is granted. The CMD Committee will also determine the term of the SAR (which may not exceed a period of ten years from the grant date), the vesting terms and conditions (in the case of service requirements, subject to a minimum vesting period of one year), and any other terms and conditions of the SAR, all of which will be reflected in the related award agreement. Upon exercise of an SAR, a participant will be entitled to receive an amount equal to the difference between: (1) the fair market value of a share of common stock on the exercise date; and (2) the exercise price per share of common stock, multiplied by the number of shares of common stock with respect to which the SAR is exercised. Each SAR will be settled in cash, shares of common stock or a combination of cash and shares of common stock, as provided in the applicable award agreement.
Restricted Stock and RSUs. Subject to the terms of the 2024 Plan, the CMD Committee may grant shares of Restricted Stock or RSUs at any time during the term of the 2024 Plan in such number, and upon such terms and conditions, as the CMD Committee determines. Restricted Stock are shares of common stock that are subject to a substantial risk of forfeiture and restrictions on transferability. RSUs are rights to receive common stock, cash or other awards or a combination thereof at the end of a specified deferral period. Both Restricted Stock and RSU awards are issued to a participant subject to forfeiture based upon satisfaction of certain terms, conditions and restrictions which may include, without limitation: (1) continued employment; (2) passage of time; and/or (3) performance conditions as deemed appropriate by the CMD Committee. The CMD Committee will determine the terms, conditions and restrictions applicable to each Restricted Stock and/or RSU award (subject to a minimum vesting period), all of which will be reflected in the related award agreement. Restricted Stock or RSUs that are performance based shall be subject to a performance period of not less than one year and Restricted Stock or RSUs that are not performance-based (other than non-employee director awards, as described below) shall vest over a period of not
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less than three years from the grant date, provided that vesting may occur in pro rata installments over the three-year period with the first installment vesting no sooner than the first anniversary of the grant date. Non-employee director awards generally will vest no sooner than the date of the next regularly scheduled annual meeting of shareholders held after the grant date.
During the period that shares of Restricted Stock remain subject to forfeiture: (1) we may retain the certificates representing such shares; (2) a participant may not assign or otherwise transfer such shares; and (3) unless otherwise provided in the 2024 Plan or the related award agreement, a participant will generally be entitled to exercise full voting rights and receive all dividends paid with respect to such shares (except that receipt of any such dividends will be subject to the same terms, conditions and restrictions as apply to such shares of Restricted Stock). During the period that RSUs remain subject to forfeiture, a participant will have no rights as a shareholder (e.g., the right to vote or receive dividends), unless the CMD Committee may provide for dividend equivalent rights as part of the RSU award.
At the end of the restriction period: (1) the participant will forfeit the shares of Restricted Stock and/or the RSUs if all terms, conditions and restrictions specified in the 2024 Plan and the related award agreement have not been met; or (2) we will distribute the shares of Restricted Stock to the participant and/or settle the RSUs if all terms, conditions and restrictions specified in the related award agreement have been met.
Director Awards. Pursuant to the terms of the 2024 Plan, non-employee directors generally will be granted Restricted Stock on the date of each annual shareholder meeting, subject to vesting on the date of the following year’s annual shareholder meeting, but in no event less than 50 weeks following the date of grant. In addition, pursuant to the terms of the 2024 Plan, a non-employee director may elect to have such annual award converted into an equivalent grant of RSUs. That election must be made on or before the annual meeting date for the calendar year immediately preceding the applicable annual meeting date, and, once made, will be irrevocable. Any RSU granted pursuant to such an election will provide that we will issue a share of common stock to the non-employee director for each RSU on the date the director ceases to be a member of the Board for any reason. In addition, the RSUs will be subject to other terms set forth in a related award agreement.
Performance-Based Compensation
The CMD Committee may condition the grant, issuance, vesting and/or settlement of any award upon achievement of pre-established performance goals and other terms set forth in the Plan. Settlement of performance-based awards will be in cash or shares of common stock, in the CMD Committee’s discretion, and the CMD Committee may, in its discretion, reduce the amount of a settlement otherwise made in connection with such awards.
Termination of Service
The CMD Committee will determine the extent to which each award granted under the 2024 Plan will vest and the extent to which a participant will have the right to exercise and/or settlement of the award in connection with a participant’s termination of service to the Company and/or its subsidiaries. Such provisions, which will be reflected in the related award agreement, need not be uniform among all awards and may reflect distinctions based on the reasons for termination. The minimum vesting and minimum exercisability conditions described above with respect to each type of award need not apply in the case of the death, disability or retirement of a participant or termination of a participant’s service in connection with a change of control of the Company.
Change of Control
Except as otherwise provided by the Board or by the CMD Committee in the related award agreement or at any time prior to a change of control (as such term is defined in the 2024 Plan), in the event of a change of control, with respect to Options, SARs, shares of Restricted Stock or RSUs, the exercisability, vesting and/or settlement of which is based solely upon continued employment or passage of time, which (1) is assumed by the acquiring or surviving company upon the change of control and there is an involuntary termination without cause of a participant within three months prior to or 18 months following the change of control or (2) is not assumed by the acquiring or surviving company upon the change of control:
•
In the case of an Option or an SAR, the participant will have the ability to exercise such Option or SAR, including any portion of the Option or SAR not previously exercisable, until the earlier of (1) the expiration of the Option or SAR under its original term, and (2) the date that is two years (or such longer post-termination exercisability term as may be specified in the Option or SAR) following the participant’s termination date; and

•	In the case of Restricted Stock or RSUs, the award will become fully vested and will be settled in full.
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Except as otherwise provided by the CMD Committee in the terms of an award prior to a change of control, if the grant, issuance, retention, vesting and/or settlement of any Restricted Stock or RSUs is performance based at the time of the change in control, and 50% or more of the applicable performance period has elapsed as of the change of control, the participant will be entitled to payment, vesting or settlement of the award based upon performance through a date occurring within three months prior to the date of the change of control as determined by the CMD Committee prior to the change of control, and pro-rated based upon the percentage of the performance period that has elapsed between the grant date of the award and the date of the change of control. In the case of Restricted Stock or RSUs in which less than 50% of the applicable performance period has elapsed as of the change of control, the participant will be entitled to payment, vesting or settlement of the target amount of the award as determined by the CMD Committee prior to the change of control, and pro-rated based upon the percentage of the performance period that has elapsed between the grant date of the award and the date of the change of control.
Clawbacks; Additional Forfeitures Provisions
Awards granted under the 2024 Plan may be subject to forfeiture or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted, or shall, to the extent required, by applicable law or NYSE rules or by any applicable Company policy or arrangement, cancel or require reimbursement of such awards or shares of common stock issued or cash received upon vesting, exercise or settlement of the awards or sale of shares of common stock underlying the awards. Unless otherwise determined by the Committee, each award will be subject to certain forfeiture conditions upon the occurrence of certain specified forfeiture events, such as the failure to comply with non-solicitation covenants, during the participant’s employment or the one-year period following the participant’s termination of employment.
Transferability
In general, (1) a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an award, except by will or the laws of descent and distribution, and (2) during a participant’s lifetime, only the participant or the participant’s guardian or legal representative may exercise an award. Any award and other right (other than ISOs and SARs granted in tandem with the ISOs) may be transferred to one or more transferees during the life of a participant, and may be exercised by such transferee(s) in accordance with the terms of the award, but only if and to the extent such transfer is permitted by the CMD Committee, subject to any terms and conditions as the CMD Committee may impose on such transfer.
No Rights as a Shareholder
Except as otherwise provided in the 2024 Plan or in a related award agreement, a participant will not have any rights as a shareholder with respect to shares of common stock covered by an award unless and until the participant becomes the record holder of such shares of common stock.
No Repricing
The 2024 Plan expressly prohibits the CMD Committee, without shareholder approval, from amending or replacing previously granted Options or SARs in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of Options or SARs in exchange for other Options or SARs with a lower exercise price, cancellation of Options or SARs for cash, or cancellation of Options or SARs for another grant if the exercise price of the cancelled Options or SARs is greater than the fair market value of the shares of common stock subject to the cancelled Options or SARs at the time of cancellation, other than in conjunction with a change of control or other adjustment expressly permitted under the 2024 Plan, or any other “repricing” as that term is used in Section 303A.08 of the NYSE Listed Company Manual.
Effective Date and Term
The 2024 Plan will become effective upon its approval by our shareholders. Unless earlier terminated by the Board, the authority of the CMD Committee to make grants under the 2024 Plan will terminate on the date that is ten years after the latest date upon which shareholders of the Company have approved the 2024 Plan.
Amendment or Termination
The Board may amend, suspend or terminate the 2024 Plan or the CMD Committee’s authority to grant awards at any time, except that no amendment may be made without shareholder approval if: (1) such approval is required by any federal or state law or regulation or the NYSE Rules or the rules of any other stock exchange or automated quotation system on which the
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common stock of the Company may then be listed or quoted; (2) the amendment would materially increase the number of shares reserved for issuance and delivery under the 2024 Plan; (3) the amendment would alter the provisions of the 2024 Plan restricting the Company’s ability to grant Options or SARs with an exercise price that is less than the fair market value of the common stock; or (4) in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a “re-pricing.”
New Benefits Under the 2024 Plan
Although the participants to be granted awards and the amount and nature of awards to be granted to a particular participant under the 2024 Plan are within the discretion of the CMD Committee, if the proposed 2024 Plan is approved by the Company’s shareholders at the 2024 Annual Meeting, the annual award of restricted stock to be made to each of the non-employee directors as described in the section of this Proxy Statement captioned “PROPOSAL NO. 1 – ELECTION OF DIRECTORS – Director Compensation” may be made from the 2024 Plan beginning with the awards made promptly following the 2024 Annual Meeting.
Certain U.S. Federal Income Tax Consequences
The following is a brief summary of the general U.S. federal income tax consequences relating to awards made under the 2024 Plan. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal tax laws or regulations that may apply. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Each participant will be advised to consult with the participant’s tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the 2024 Plan.
Nonqualified Stock Options
A participant will not recognize taxable income when a NQSO is granted, and we will not receive a deduction at that time. However, when a NQSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares of common stock that the participant purchased on the date of exercise over the exercise price. If a participant uses shares of common stock or a combination of shares and cash to pay the exercise price of a NQSO, the participant will recognize ordinary income equal to the value of the excess of the number of shares that the participant purchases over the number of shares that the participant surrenders, less any cash the participant uses to pay the exercise price. When a NQSO is exercised, we will be entitled to a deduction equal to the ordinary income that the participant recognizes.
If the amount a participant receives upon disposition of the shares of common stock that the participant acquired by exercising a NQSO is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the NQSO. Conversely, if the amount a participant receives upon disposition of the shares of common stock that the participant acquired by exercising a NQSO is less than the sum of the aggregate exercise price the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the NQSO.
Incentive Stock Options
The Company intends that any ISOs qualify for special treatment available under Section 422 of the Internal Revenue Code. A participant will not recognize taxable income when an ISO is granted, and the Company will not receive a deduction at that time. A participant will not recognize ordinary income upon the exercise of an ISO provided that the participant was, without a break in service, an employee of the Company or a subsidiary (within the meaning of Section 424 of the Internal Revenue Code) during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant’s employment is terminated due to disability).
36 | Myers Industries, Inc.

If a Participant does not sell or otherwise dispose of the shares acquired upon the exercise of an ISO within two years from the grant date of the ISO or within one year after the participant receives the shares, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain, and the Company will not be entitled to a corresponding deduction. The participant generally will recognize a capital loss to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the participant generally will recognize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (2) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Company will be entitled to a corresponding deduction. Any amount realized in excess of the value of the shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the shares.
The rules that apply generally to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.
Stock Appreciation Rights
A participant will not recognize taxable income when an SAR is granted, and we will not receive a deduction at that time. When an SAR is exercised, a participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the shares of common stock the participant receives over the aggregate exercise price of the SAR, if any, and we will be entitled to a corresponding deduction. If the amount a participant receives upon disposition of the shares of common stock that the participant acquired by exercising an SAR is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the SAR. Conversely, if the amount a participant receives upon disposition of the shares of common stock that the participant acquired by exercising an SAR is less than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the SAR.
Restricted Stock
Unless a participant makes an election under Section 83(b) of the Internal Revenue Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when Restricted Stock is granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the Restricted Stock vests (i.e., when the underlying shares of common stock are freely transferable or not subject to a substantial risk of forfeiture) equal to the fair market value of the shares of common stock that the participant receives when the terms, conditions and restrictions have been met, less any consideration paid for the Restricted Stock, and we generally will be entitled to a deduction equal to the income that the participant recognizes.
If the amount a participant receives upon disposition of these shares of common stock is greater than the fair market value of the shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the Restricted Stock vested. Conversely, if the amount the participant receives upon disposition of these shares of common stock is less than the fair market value of the shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the Restricted Stock vested.
If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the shares of common stock subject to the Restricted Stock award on the grant date, and we will be entitled to a deduction equal to the income that the participant recognizes at that time. However, the participant will not recognize income when (and if) the Restricted Stock vests. If a participant who has made a Section 83(b) Election earns the shares of common stock subject to a Restricted Stock award, any appreciation between the grant date and the date the participant disposes of the shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the grant date. Conversely, if the amount the participant receives upon disposition of these shares of common stock is less than the fair market value of the shares on the grant date, the difference
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will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the grant date. Also, if a participant forfeits the participant’s Restricted Stock, the participant cannot take a tax deduction in connection with the forfeiture of the Restricted Stock subject to a Section 83(b) Election.
Restricted Stock Units
A participant will not recognize taxable income when an RSU is granted, and we will not receive a deduction at that time. When an RSU vests and is settled, the participant will recognize ordinary income equal to the cash and/or the fair market value of the shares of common stock the participant receives at the time of settlement, and we will be entitled to a corresponding deduction.
If the amount a participant receives upon disposition of the shares of common stock received upon settlement of the RSU is greater than the fair market value of the shares when the RSU was settled, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the RSU was settled. Conversely, if the amount the participant receives upon disposition of these shares of common stock is less than the fair market value of the shares when the RSU was settled, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the RSU was settled.
Director Awards
The U.S. federal income tax consequences relating to a Director Award are described under Restricted Stock and/or Restricted Stock Units above.
Section 409A
Section 409A of the Internal Revenue Code imposes certain restrictions on amounts deferred under nonqualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of nonqualified deferred compensation plans, which includes certain types of equity incentive compensation. The Company intends for the awards granted under the 2024 Plan to comply with or be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder. However, the Company does not warrant the tax treatment of any award under Section 409A or otherwise.
Tax Deductibility
Section 162(m) of the Internal Revenue Code generally places an annual limit of $1 million on the amount of compensation paid to certain “covered employees” (which include NEOs) that may be deducted by the Company. The CMD Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding executive compensation. Even though some awards granted under the 2024 Plan may result in non-deductible compensation expenses, the CMD Committee intends to maintain strong pay-for-performance alignment of executive compensation arrangements.
Registration with the SEC
The Company intends to file a Registration Statement on Form S-8 relating to the issuance of shares under the 2024 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, after approval of the 2024 Plan by the Company’s shareholders.
Voting
The 2024 Plan requires the affirmative vote of a majority in voting interest of the shareholders present in person or by proxy and voting thereon. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast and therefore will have no effect on the outcome of this proposal. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.
The Board of Directors recommends that you vote “FOR” Proposal 3 to approve the 2024 Plan, as proposed.
38 | Myers Industries, Inc.

PROPOSAL NO. 4 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, Myers provides shareholders with the opportunity to cast an annual advisory vote on executive compensation (“Say-on-Pay”). The CMD Committee has designed our executive compensation program (as described further in the Compensation Discussion & Analysis (“CD&A”) and tabular disclosures of this Proxy Statement) principally as follows:
Executive Compensation Objectives			Executive Compensation Elements
•	Provide competitive compensation packages to attract, retain and reward talented and experienced executives and other key employees whose knowledge, skills and performance are crucial to our success		•	Base salary
			•	Annual cash bonus opportunities
			•	Long-term incentives, such as equity based performance awards and other service based equity awards
			•	Benefits

•
Align our executives with shareholders to help ensure that the actual compensation paid to our executive officers (1) correlates with financial performance (“pay for performance”) and (2) motivates our executive officers to achieve short-term and long-term Company goals that will increase shareholder value. Our objective is to motivate our executive officers to achieve short-term and long-term Company goals by providing:
			•	Annual cash bonus opportunities
			•	Long-term incentives, such as equity based performance awards and other service based equity awards
	○	Short-term performance incentives with objective performance goals through an annual bonus plan focused on operating performance
	○	Long-term performance incentives that reward achievement of long-term strategic initiatives through the use of performance based stock units and service-based awards
Result of 2023 Advisory Vote on Executive Compensation
At our 2023 Annual Meeting of Shareholders, over 99% of the votes cast on the Say-on-Pay proposal were voted in favor of the proposal. The CMD Committee takes into account each year’s Say-on-Pay vote results in determining the components of executive compensation, and viewed the 2023 results as evidencing very strong shareholder alignment with the current structure and recent results of our executive compensation programs.
2024 Advisory Vote on Executive Compensation
We are presenting the following proposal, which gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program by voting “FOR” or “AGAINST” the following resolution.
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables, and narrative discussion is hereby APPROVED.”
Although the advisory vote is non-binding, the Board values shareholders’ opinions, and the CMD Committee will review the results of the vote and consider shareholders’ concerns and take those matters into account when considering future decisions concerning our executive compensation program.
Our advisory Say-on-Pay vote occurs annually with the next advisory vote expected to occur at our 2025 Annual Meeting of Shareholders.
The Board of Directors recommends that you vote “FOR” Proposal 4 relating to approval of the resolution approving the compensation of our named executive officers
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EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
In this section, we describe the material components of our 2023 executive compensation programs for our named executive officers (“NEOs”) whose compensation for 2023 is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement.
Mike McGaugh	President and Chief Executive Officer
Grant Fitz(1)	Executive Vice President and Chief Financial Officer
Monica Vinay(2)	Former Vice President, Investor Relations and Treasurer, Interim Chief Financial Officer
Jeff Baker	Senior Vice President, Shared Services
Jim Gurnee	Vice President, Sales, Marketing and Commercial Excellence
(1)	Mr. Fitz was appointed Executive Vice President of Finance and Chief Financial Officer effective May 8, 2023.
(2)
Ms. Vinay voluntarily resigned from the Company effective June 30, 2023. Ms. Vinay served as the Company’s Interim Chief Financial Officer from July 1, 2022 until May 8, 2023 in addition to her duties as Vice President, Investor Relations, and Treasurer.

Overview
Compensation Philosophy
The CMD Committee believes that the Company’s NEOs should be paid in a manner that attracts the best-available talent, drives performance, encourages an appropriate sensitivity to risk, and encourages and rewards increases in shareholder value. This philosophy is achieved through the Company’s base salary, annual bonus opportunity, long-term incentive plan and other benefits, which are described in greater detail in this Proxy Statement. Myers’ NEOs are compensated in a manner consistent with the Company’s strategy, competitive practice, sound compensation governance principles, and shareholder interests.
The CMD Committee’s goals are to:
•	Attract and retain talented and experienced executives and other key employees whose knowledge, skills and performance are crucial to our success
•	Ensure that the actual compensation paid to our executive officers correlates with Company performance (“pay for performance”)
•	Motivate our executive officers to pursue, and reward them for achieving, short-term and long-term Company goals that are intended to deliver shareholder value
Our Strategy and Pay for Performance Approach to Executive Compensation
The Company’s compensation program is designed to compensate the Company’s NEOs in a manner consistent with the Company’s near and long-term strategic vision. The Company’s compensation program seeks to achieve this through the mixture of base pay, short and long-term incentives, and the provision of other benefits. Base pay and other benefits provide appropriate compensation to attract and retain talent. Short-term incentives are tied to the achievement of Company growth with targets intended to advance the long-term strategic vision of the Company. Long-term incentives provide executives with an ownership stake in the Company (emphasizing the “act like owners” principle of the Company) and help drive long-term value creation. For example, vesting of our 2023 performance-based long-term incentive awards will be based on the Company’s three-year cumulative adjusted EBITDA, subject to a relative TSR modifier, which are performance metrics intended to motivate and reward our executives for increasing shareholder value and returns while promoting the Company’s long-term interests consistent with our strategic goals.
Business Highlights and Achievements in 2023
In a year marked by inflation, a tight labor market, supply chain challenges, and rising interest rates, we delivered strong financial performance and value for our shareholders, including:
•	Sales of $813 million, a decrease of 9.6%
•	Adjusted operating income of $75 million, a decrease of 14.4%
40 | Myers Industries, Inc.

•	Adjusted diluted earnings per share of $1.39, a decrease of 17.3%
•	Adjusted EBITDA of $98 million, a decrease of 10.2%
•	Cash flow from operations of $86 million and free cash flow of $63 million
We also continued to make significant progress towards executing our 3-horizon strategy, including:
•	Acquisition of Signature Systems strengthened Myers’ portfolio of market leading brands.
•	Diversifying into Military and Industrial end-markets to overcome Consumer and RV end-market softness.
•	Continuing to grow eCommerce and large accounts in Auto-Aftermarket.
•	Innovating and sales gains in Industrial boxes to balance potential Seed box declines in Ag end market.
•	Continuing implementation of Operational Excellence in purchasing, integrated supply chain and product/asset management remains instrumental in advancing our financial performance.
•	Continuing with the model of “Bolting Large Cap talent on to a Small Cap Company.”
•	Building out best-in-class M&A framework, tools and capabilities to aid in the pursuit of larger Horizon 2 target opportunities.
•	Publishing our third ESG report highlighting our commitment to sustainable business practices and how we are addressing key ESG areas of focus.
We continued to be aligned and centered on our True North, our mission, which is: to transform our Material Handling Segment into a high-growth business that is a true innovator of plastic solutions, while we also continue to grow and optimize our Distribution Segment.
The Company uses certain non-GAAP measures in this proxy statement. Adjusted operating income, adjusted earnings per share, and adjusted EBITDA are non-GAAP financial measures and are intended to supplement the results provided in accordance with accounting principles generally accepted in the United States. Myers believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in Appendix C to this proxy statement.
Compensation Program Governance
Our success depends largely on the contributions of motivated, focused and energized executives all working to achieve our strategic objectives. The CMD Committee and senior management, with assistance from our independent compensation advisor, develop competitive pay programs for our NEOs and other officers and we follow the basic tenets set forth in the following table:
WHAT WE DO	WHAT WE DON’T DO
Link Pay to Objective Financial Performance	Enter into Executive Employment Contracts
Limited Termination/Change in Control Severance Benefits	Offer Tax Gross-Ups for Change in Control Payments
Grant Awards with Double Trigger Change in Control Provisions	Reprice Underwater Options
Impose Stock Ownership Guidelines	Allow Cash Buyouts of Underwater Options
Retain an Independent Compensation Advisor	Permit Short Sales by Directors, Officers, or Employees
Tally Sheets to Evaluate and Monitor NEO Compensation	Offer Significant Executive Perquisites
Maintain a Clawback Policy	Allow Hedging or Pledging of Company Stock
Conduct Annual Risk Assessment of Compensation Programs
Elements of 2023 Compensation
Our executive compensation program elements (base salary, annual bonus, long-term incentives and benefits) are designed to provide an integrated and competitive total pay package. A majority of the compensation package for our NEOs is performance-based and the metrics are focused on paying for growth.
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Description of Compensation Elements
Our 2023 executive compensation program was designed to reinforce the relationship between the interests of our NEOs and our shareholders and included three primary components: base salary, annual cash bonus and long-term incentives. The objectives and key characteristics of each element of our 2023 executive compensation program are summarized in the following table:

Type of Pay & Form		Performance Periods	Objectives

Fixed	Base Pay (cash)	1 year
•Compensation for job performance
•Recognizes individual skills, competencies, and experience
•Generally determined based on an individual’s time in the position, experience, performance, future potential, external market conditions, and peer benchmarking
•May be influenced/changed as a result of changes in the executive’s responsibilities, an assessment of annual performance, our financial management, and/or external market data relating to base pay practices of peers

At Risk	Annual Bonus (cash)	1 year
•Variable cash compensation with 100% tied to the achievement of annual corporate operational goals established by the CMD Committee each fiscal year to align with corporate strategic goals (for 2023, as in 2022, the Company’s achievement of budgeted adjusted EBITDA)
•Aligns interests of executives with shareholders, with amount earned dependent on Company performance objectives designed to enhance shareholder value

	Long-Term Incentives (CEO: 75% PSUs & 25% RSUs; Other NEOs 60% PSUs & 40% RSUs)	3 years
•Motivates and rewards leaders for increasing shareholder value and returns while promoting our long-term interests consistent with strategic goals
•Reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving long-term Company performance objectives designed to enhance shareholder value (for awards in 2023, as in 2022, the Company’s three-year cumulative adjusted EBITDA, subject to a relative TSR modifier)
•Helps build executive stock ownership consistent with our stock ownership objectives
•Encourages retention of executive management team through multi-year vesting

42 | Myers Industries, Inc.

NEO Target Compensation Mix
We believe in linking pay for performance. The following graphs illustrate the percentages of total target direct compensation of our CEO and CFO attributable to base salary, target bonus, and target long-term incentives. The percentages are based on annualized targets even though Mr. Fitz’s service commenced in May 2023. As illustrated below, the majority of our senior executives’ compensation is at risk and subject to delivery based on achieving objective financial results (over 80% of our CEO’s target compensation and two-thirds of our CFO’s target compensation).

Overview of How We Determine Compensation
The Company believes its practices are consistent with the practices of a company of its size, reflect best practices regarding the governance of executive pay programs and reflect the executive pay program’s objectives of delivering competitive and appropriate pay aligned with our shareholders’ interests.
The CMD Committee refers to market data to benchmark and help establish pay opportunities for the NEOs that are competitive for a company of our size in our industry, and for the role and experience of the individual executive. The CMD Committee generally considers a range around the market median when establishing compensation levels for the NEOs.
As part of its annual review and consideration of the benchmarking process used to assess the Company’s pay levels and pay programs for its executives, the CMD Committee and its independent compensation consultant conduct an executive compensation market analysis that draws from third-party compensation surveys and publicly available data for a group of peer companies (“Compensation Peer Group”). The CMD Committee annually reviews the Compensation Peer Group, with input from the Committee’s independent compensation consultant, to evaluate whether the composition of the group remains relevant for the ensuing calendar year, with consideration of certain quantitative and qualitative criteria, including: (1) companies within approximately 50% to 200% of the Company’s revenue, (2) companies operating within the Company’s industries and end-markets, and (3) companies with similar focus and/or business complexity. Due to the difficulty of finding direct publicly-traded peers of our size, the CMD Committee regards the Company’s comparison to these companies only as reference points in establishing pay levels. Additionally, survey data from Willis Towers Watson is used as an additional reference point using similar quantitative and qualitative criteria to establishing the Compensation Peer Group. Our CMD Committee does not seek to establish any specific benchmark in reference to these companies or to require changes in our executive compensation to match changes in these companies’ compensation.
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The CMD Committee determined to maintain the following peer group of companies, identified during the last significant evaluation of the Compensation Peer Group conducted in late 2021, to comprise the Compensation Peer Group for executive compensation benchmarking purposes in 2023:
$ in millions
Company Name	Industry	Revenue	Market Cap
Chart Industries, Inc.	Industrial Machinery	$3,352	$6,178
Mativ Holdings, Inc.(1)	Paper and Forest Products	$2,026	$969
Quaker Houghton(2)	Chemicals	$1,953	$3,536
Dorman Products, Inc.	Auto Parts & Equipment	$1,929	$2,868
Alamo Group Inc.	Construction Machinery & Heavy Trucks	$1,689	$2,440
Barnes Group Inc.	Machinery	$1,450	$1,791
Astec Industries, Inc.	Machinery	$1,338	$922
EnPro Industries, Inc.	Machinery	$1,059	$3,247
Commercial Vehicle Group, Inc.	Construction Machinery & Heavy Trucks	$994	$221
Stoneridge, Inc.	Auto Parts & Equipment	$975	$469
Esco Technologies	Aviation & Space Filtration & Fluid Control	$956	$2,603
TriMas Corporation	Industrial Machinery	$893	$987
The Shyft Group, Inc.	Specialty Vehicle Mfg. and Assembly	$872	$347
Helios Technologies, Inc.	Machinery	$835	$1,441
Standex International Corporation	Diversified Global Manufacturing	$741	$2,119
Lindsay Corporation	Agricultural & Farm Machinery	$674	$1,326
(1)	Formerly known as Schweitzer-Mauduit International, Inc., which combined in a merger of equals with another former peer group company, Neenah, Inc., on July 6, 2022.
(2)	Formerly known as Quaker Chemical Corporation.
In late 2023, the CMD Committee reviewed the composition of 2023 Compensation Peer Group, with input from the Committee’s independent compensation consultant. Based on that review, the Committee determined to eliminate Mativ Holdings, Inc., the company resulting from the merger of two former peer companies, Schweitzer-Mauduit International, Inc. and Neenah, Inc., and add two companies, Columbus McKinnon Corporation and Douglas Dynamics, Inc., to the Compensation Peer Group for executive compensation benchmarking purposes in 2024.
Consistent with the objectives of our executive pay philosophy of attracting and retaining a talented and experienced executive management team and other key employees, paying for performance, motivating our executive officers to achieve short-term and long-term Company goals that are intended to enhance shareholder value, and rewarding executives whose knowledge, skills, and performance are crucial to our success, actual compensation may be above or below the median for executives in similar roles at companies of similar size and complexity, depending on an evaluation of several factors including, but not limited to, time-in-position, experience, performance, and future potential. We believe this approach is appropriate as it is intended to attract and retain key executives, but does not position our compensation costs out of line with expected or actual performance.
Compensation Elements in 2023
Base Salary
Base salary provides a fixed element of compensation that competitively rewards our NEOs’ individual skills, competencies, experience and performance. Additionally, the base salaries provide our NEOs with income regardless of the Company’s stock price performance, which acts as a risk-balancing measure in that it helps to avoid incentives to create short-term stock price fluctuations. Furthermore, it helps mitigate elements beyond the control of the Company, like general economic and stock market conditions unrelated to Company performance.
The Company does not have written employment agreements with our NEOs. The Board and CMD Committee annually review the performance of the CEO and the CEO’s corporate goals and objectives and, in connection with this review, may approve a merit-based increase to the CEO’s base salary, as well as a market-based adjustment if determined to be appropriate based on competitive benchmark input from the CMD Committee’s independent compensation consultant.
For the other NEOs, base salary adjustments are based on recommendations by the CEO to the CMD Committee. In making such adjustments, the Company’s performance and the individual NEO’s scope of work, performance and competitive benchmarks are considered, based on input from the independent consultant to the CMD Committee.
44 | Myers Industries, Inc.

The 2023 initial base salaries of all NEOs and percentage increases from their 2022 base salaries are shown in the following table and reflect considerations consistent with the foregoing. Mr. Fitz’s base salary was in effect upon his appointment on May 8, 2023. Ms. Vinay received a supplemental monthly salary payment of $5,000 through May 8, 2023, in connection with her additional duties as the Company’s Interim Chief Financial Officer. Effective May 22, 2023, Mr. Gurnee’s role was expanded to include responsibility for the distribution segment of the Company, and in connection therewith his base salary was increased an additional 5% to $357,100.
2023 NEO Base Salaries and Adjustments
Name	% Increase	Base Salary
Mike McGaugh	3.6%	$725,000
Grant Fitz	N/A	$480,000
Monica Vinay	5.0%	$316,000
Jeff Baker	8.0%	$385,560
Jim Gurnee	4.0%	$340,080
Short-Term Incentives
The Company’s annual incentive plan is a cash-based incentive plan in which our NEOs, along with certain other senior level employees, participate. The annual incentive plan was intended to reward management primarily for achieving targeted levels of adjusted EBITDA based on the Company’s 2023 financial plan.
Annual Bonus Metrics
For 2023 annual bonuses, as for 2022, performance was determined using the following objective financial metric:
Measure	Alignment with Business Strategy
Adjusted EBITDA
Achieving EBITDA targets consistent with the Company’s annual financial plan supports the Company’s objectives of providing value to its stakeholders and rewarding business performance for providing such value.

This objective financial metric constituted 100% of each NEO’s annual bonus opportunity.
Annual Bonus Performance – 2023 Objectives and Achievements
The CMD Committee annually approves a target bonus opportunity for each NEO. Objective performance targets were established for achieving certain levels of adjusted EBITDA for each NEO’s annual bonus opportunity. As part of the annual bonus performance goal-setting process, the Board annually reviews and approves management’s business and financial plan for the Company, and the CMD Committee reviews the proposed performance goal, with minimum and maximum ranges intended to appropriately reward for results that exceed or fall short of target expectations. Bonuses can range from 0% to 200% of target, depending on actual performance, a practice determined to be consistent with the range of annual bonus opportunities of other peer companies.
Goals are intended to reward for growth and business performance, consistent with the Company’s strategy, and motivate management with additional compensation opportunities without encouraging excessive risk-taking. We reward our executives with higher levels of cash compensation for results that substantially exceed target results. Conversely, we pay relatively lower levels of cash compensation for results that fail to meet minimally acceptable performance expectations.
For 2023 we set a target goal of 100% of the Company’s adjusted EBITDA plan, or $108.0 million, and a maximum goal of approximately 140% of the Company’s adjusted EBITDA plan, or $152.0 million, based on then currently estimated market conditions for 2023. To incentivize our team to continue to sustain a minimum level of earnings performance, we set a threshold goal of approximately 80% of the Company’s adjusted EBITDA plan, or $86.0 million, before attainment of any bonus payouts.
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The table below shows the Company’s 2023 EBITDA targets and actual results, as adjusted for nonrecurring items approved by the CMD Committee, and the impact on our annual incentive plan payout percentage:
	Fiscal Year 2023 Goals and Payout
Performance Metric	Threshold (50%)	Target (100%)	Maximum (200%)	2023 Actual Results	2022 Actual Results	2023 Payout (% of target)
Adjusted EBITDA ($ in millions)	$86.0	$108.0	$152.0	$97.3	$109.2	75.8%
Based on the foregoing above, the NEOs earned bonus awards for 2023 as follows:
Name	Target Award (% of Base)	Objective Metric Achievement (% of Target)	Earned Award Amount
Mike McGaugh	100%	75.8%	$549,550
Grant Fitz(1)	100%	75.8%	$237,244
Monica Vinay(2)	50%	0%	$0
Jeff Baker	75%	75.8%	$219,136
Jim Gurnee	55%	75.8%	$146,128
(1)	Mr. Fitz’s earned award was pro-rated to reflect his period of employment during 2023.
(2)	Ms. Vinay’s award was forfeited upon her voluntary resignation effective June 30, 2023.
Long-Term Incentives
The Company’s long-term incentive plan was established to, among other things, encourage management to drive long-term shareholder value and to align management’s interests with shareholders’ interests, emphasizing the “act like owners” principle of the Company. The long-term incentive plan is intended to motivate and reward leaders for increasing shareholder value and returns. The Company believes the Company’s shareholders and employees are both best served by having our NEOs focused on and rewarded based on the achievement of longer-term results of the Company.
2023 Long-Term Incentive Mix
To accomplish the foregoing goals, the CMD Committee has in recent years awarded our NEOs a mix of service-based and performance-based restricted stock units. For NEOs other than our CEO, the weighting of annual grants of long-term equity incentives in 2023 was maintained consistent with recent prior years as follows:
•
60% Weighting: Long-term performance restricted stock units intended to reward our executives for achieving financial goals over a multi-year period. Our long-term performance restricted stock units vest at the end of three years based on achievement of pre-established financial metrics over three calendar years.

•
40% Weighting: Service-based restricted stock units help retain our key executives. Restricted stock units also align our executives with the total returns earned by our investors. Our service-based restricted stock unit grants vest ratably over three years, conditioned on continued employment at each vesting date, providing a strong executive retention device.

In addition, Mr. Fitz was provided a one-time grant of service-based restricted stock units in connection with his initial appointment as Chief Financial Officer in 2023 as described further below and as reported in the Grants of Plan Based Award table in the Summary of Cash and Certain Other Compensation portion of this Proxy Statement.
Our CEO’s 2023 long-term incentives were weighted as follows, consistent with our approach in 2022, to provide even greater alignment between long-term Company performance and reward opportunities:
•	75% Weighting: Long-term performance restricted stock units which vest at the end of three years based on achievement of pre-established financial metrics over three calendar years.
•	25% Weighting: Service-based restricted stock units which vest ratably over three years, conditioned on continued employment at each vesting date.
46 | Myers Industries, Inc.

The following reflects the mix of target long-term incentives for our NEOs in calendar year 2023.

2023 Long-Term Incentive Target Opportunities
The target long-term incentive opportunity for each NEO is based on a percentage of their respective base salaries, as determined annually by the CMD Committee with input from management and the CMD Committee’s independent compensation consultant (with reference to the benchmarking analysis review). For 2023, the target total long-term incentive opportunities for our NEOs were as follows:
Name	Base Salary	Target Award (% of Base)	Target Award Amount
Mike McGaugh	$725,000	330%	$2,400,000
Grant Fitz	$480,000	100%	$480,000
Monica Vinay	$316,000	50%	$158,000
Jeff Baker	$385,000	100%	$385,000
Jim Gurnee	$340,000	70%	$238,000
In addition to the 2023 annual long-term incentive plan awards, Mr. Fitz was provided a one-time grant of service-based restricted stock units valued at $600,000 in connection with his appointment as Chief Financial Officer, to partially replace compensation opportunities from a prior employer that Mr. Fitz forfeited upon joining Myers. The restricted stock units represented by this additional award vest on a pro rata basis over three years, as reported in the Grants of Plan Based Award table in this Proxy Statement. Ms. Vinay’s target long-term incentive opportunity was based on her base salary in effect for 2023 and did not include the $5,000 monthly supplement she received until May 8, 2023 in connection with her additional duties as the Company’s interim Chief Financial Officer. Ms. Vinay forfeited all of her unvested long-term incentive awards, including her 2023 awards, upon her voluntary resignation effective June 30, 2023.
As further described below, the performance-based long-term incentive plan awards granted in 2023 were structured similarly to our performance-based long-term incentive plan awards granted in 2021 and 2022, with payouts based on achievement of levels of three-year cumulative adjusted EBITDA, subject to a modifier based on the Company’s relative total shareholder return (“rTSR”). The target level (100% payout) of three-year cumulative adjusted EBIDTA was based on the Company’s 3-year budgeted amount of that financial metric, the threshold level (50% payout) was based on approximately 90% of the target amount, and the maximum level (200% payout) was based on approximately 120% of the target amount. The threshold, target, and maximum amounts will be disclosed upon completion of the 2023-2025 performance period.
2021-2023 Long-Term Incentive Performance Awards
In 2021, the CMD Committee determined to revise the performance metrics used in our performance-based long-term incentives to be based on achievement of target levels of three-year cumulative adjusted EBITDA, subject to a modifier based on the Company’s rTSR. The Committee maintained this structure for the long-term incentive performance awards granted in 2022 and 2023.
The three-year target levels of cumulative adjusted EBITDA and the manner of application of the rTSR modifier for our 2021-2023 performance-based long-term incentive awards were established with input from management and the CMD Committee’s independent compensation consultant. These metrics were intended to better align with the Company’s strategy, drive consistent performance over time to help provide long-term shareholder value, and to more effectively correlate this performance to long-term incentive compensation of our NEOs and other key management team members.
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Additionally, these metrics were used by management to assess the operating performance of the business over the ensuing three-year period. The rTSR modifier was measured by the Company’s three-year TSR performance relative to all companies in the S&P 600 Materials and S&P 600 Industrials industry groups, and is used only to either (i) increase by 25% the percentage payout based on EBITDA performance if the Company’s rTSR is at or above the 75th percentile of the comparative groups, or (ii) to decrease by 25% the percentage payout based on EBITDA performance if the Company’s rTSR is below the 25th percentile of the comparative groups. No adjustment will be made to the payout otherwise based on the Company’s three-year EBITDA performance if the Company’s rTSR is at or above the 25th percentile of the combined index groups but does not reach the 75th percentile of the groups.
The following table shows the structure of the Company’s long-term performance-based incentive awards for the three prior grant cycles in 2021, 2022 and 2023, each of which were outstanding as of the end of 2023:
Performance Period	Grant Year	Settlement Year (If Earned)	Performance Measures and Weighting
2021-2023	2021	2024	3-year cumulative adjusted EBITDA (100%)	rTSR modifier
2022-2024	2022	2025	3-year cumulative adjusted EBITDA (100%)	rTSR modifier
2023-2025	2023	2026	3-year cumulative adjusted EBITDA (100%)	rTSR modifier
2021-2023 Long-Term Incentive Performance Awards – Objectives and Achievements
In 2021, the Company established cumulative three-year targets for the objective financial performance metric of cumulative adjusted EBITDA for its 2021-2023 long-term incentive performance-based awards. For the three-year performance period ending in 2023, the Company achieved the cumulative EBITDA result, as adjusted to reflect certain nonrecurring items approved by the CMD Committee, reflected in the following table. Because the Company’s rTSR was neither below 25th percentile nor above the 75th percentile of the combined index group, this result was not subject to modification. The cumulative adjusted EBITDA goals, actual performance, and resulting payout percentage for our 2021-2023 performance-based long-term incentive awards are set forth below ($ in millions):
	2021-2023 Goals and Payout
Metric	Threshold (50%)	Target (100%)	Max (200%)	Actual	Payout %
Cumulative Adjusted EBITDA (in millions)	$245.9	$260.9	$290.9	$278.9	159.9%
Other Compensation Policies and Practices
Senior Officer Severance Plan
In 2020, the CMD Committee first recommended and the Board approved adoption of a Senior Officer Severance Plan (“Severance Plan”) to provide certain severance benefits for senior officers determined to be eligible to participate in the Severance Plan, including severance benefits in the event of certain terminations of employment, including in connection with a change in control of the Company. The Severance Plan is in lieu of any executive employment, severance, or change in control agreements and provides consistency in the levels of termination benefits available to our most senior officers, as determined by the CMD Committee from time to time to be eligible for participation in the Severance Plan. For a summary of the benefits available to our NEOs under the Severance Plan in 2023, see the description under Severance Arrangements upon Termination Including Change in Control in this Proxy Statement.
Other Benefits
NEOs participate in broad-based benefit plans that are available to other employees. These benefits are not tied to individual or Company performance, which is the same approach used for other employees. Moreover, changes to executives’ benefits reflect the changes to the benefits of other employees.
48 | Myers Industries, Inc.

The Company’s NEOs participate in the following broad-based benefit plans that provide basic health, life, and income security:
•
The Company maintains qualified and nonqualified retirement programs in which our NEOs are eligible to participate. NEOs participate in our qualified retirement plan, a tax-qualified 401(k) plan under which all participants are eligible to receive matching contributions from the Company on the same terms as all other employees. The Company matching contribution is 100% of the first 3% contributed by a participant plus 50% of the next 2% contributed, for a total of up to 4% match on a participant’s compensation up to federal limits.

•
Each of our NEOs is eligible to participate in our Executive Nonqualified Excess Plan (“Nonqualified Deferred Compensation Plan”), which is a nonqualified retirement savings plan that allows for deferrals above the IRS limits on qualified plans. This plan is intended to restore compensation benefits that would have been earned under the tax-qualified 401(k) plan but for certain limitations imposed by the federal tax laws. Participating officers are at all times 100% vested in their voluntary deferrals. The Company may also provide matching or discretionary credits to the accounts of eligible officers, as determined by the Company in its sole discretion. The CMD Committee believes that maintaining this Nonqualified Deferred Compensation Plan helps to maintain the competitiveness of our entire executive retirement benefits.

•	NEOs also participate in broad-based benefit plans that are available to all employees, including health insurance and life and disability insurance.
The Company provided no perquisites to our NEOs other than reimbursement of annual executive physicals and, with respect to Mr. Fitz, a temporary housing reimbursement for the first 12 months after his start date in 2023.
Clawback Policy
The Company maintains a Clawback Policy, as required by Section 303A.14 of the NYSE Listed Company Manual, that provides for the recovery of “erroneously awarded” incentive based compensation if the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the federal securities laws. The Clawback Policy is administered by the CMD Committee and applies to current and former executive officers as described in the Clawback Policy.
Stock Ownership Guidelines
A key objective of our pay program in general and our long-term equity-based incentive awards in particular is to encourage stock ownership by Company insiders. As a result, we have maintained Stock Ownership Guidelines since 2010. Under our Stock Ownership Guidelines, our NEOs and non-employee directors are expected to hold a specified amount of our common stock, as follows:
•	CEO: 5X annual base salary
•	CFO: 3X annual base salary
•	Vice Presidents: 1X annual base salary
•	Non-Employee Directors: 5X annual cash Board retainer
NEOs and non-employee directors have five years to attain the ownership requirement after becoming subject to the guidelines. In determining stock ownership for purposes of our ownership guidelines, shares owned outright, including shares owned jointly with a spouse or separately by a spouse and/or children that live in the NEO’s household, vested and unvested time-based restricted stock and stock unit awards, vested stock options, and non-employee deferred stock units, are counted (although none of our NEOs had vested stock options at December 31, 2023). None of the Company’s CEO, CFO, or other NEOs have been in their positions for five years, but Mr. McGaugh, Mr. Baker, and Mr. Gurnee had attained their ownership requirements as of December 31, 2023.
Risk Assessment of Compensation Practices
In the design and approval of the Company’s executive compensation program, the CMD Committee considers risks that may be inherent in the program but has designed the program to guard against excessive risk taking. The following are some features of the compensation program that are designed to help the Company manage compensation-related risk:
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•
Using a variety of vehicles for providing compensation, including salary, bonus, and equity-based compensation, comprised of cash and equity based incentives with different vesting periods, which act to focus executives on specific objectives under the Company’s business plan while creating alignment with shareholders

•
Providing a mixture of fixed and variable, annual and long-term, and cash and equity compensation to encourage behavior and actions that are in the long-term interests of the Company and our shareholders

•	Placing an emphasis on performance-based awards more than service-based awards to further align the interests of our employees with those of our shareholders
•	Establishing, and reviewing on an annual basis, base salaries to be consistent with an employee’s responsibilities
•	Diversifying incentive-based risk by using differing performance measures, including Company financial performance
•	Determining and awarding incentive award grants based on a review of multiple indicators of performance that diversify the risk associated with any single indicator of performance
As a result, the CMD Committee believes that the design of the Company’s compensation program does not encourage employees to take unnecessary or excessive risks that could harm the Company’s long-term value.
Compensation Decision-Making
Timeline and Essential Components of Compensation Decision-Making
The CMD Committee oversees our executive compensation plan and policies, administers our equity plans, and approves all compensation for our NEOs. Portions of the CMD Committee’s annual agenda items are summarized below:

Late Winter/Early Spring
•	Approve payouts for prior year’s annual incentive plan	•	Approve current year’s long-term incentive plan design, metrics, and payout goals

•	Approve vesting and payouts of long-term incentive awards for prior performance period	•	Approve annual grants of long-term incentive awards, including target award levels for NEOs and pool for all equity awards

•	Approve current year’s annual incentive plan design, metrics, and payout goals	•	Review proxy advisory firms’ pay for performance reports, feedback, and proxy recommendations

Summer		Fall
•	Review the results of the Company’s “Say-on-Pay” vote (and any other compensation-related items voted upon at the annual meeting)	•	Review annual and long-term incentive plan designs and performance metrics

•	Review executive officer tally sheets	•	Review peer group composition and executive compensation levels

•	Review overall compensation program and consider any structural changes	•	Review and approve director compensation levels and practices
50 | Myers Industries, Inc.

Parties Involved in Compensation Decision-Making
Role of CMD Committee	•
Four independent directors currently comprise our CMD Committee, which is responsible for overseeing our executive pay plans and policies, administering our equity plans and approving all compensation for our NEOs

	•	The CMD Committee routinely requests information from senior management regarding the Company’s performance, pay and programs to assist it in its actions
	•	The CMD Committee has the authority to retain outside advisors as needed to assist it in reviewing and modifying the Company’s programs and providing competitive pay levels and terms
	•	In arriving at its decision on NEO compensation, the CMD Committee takes into account the shareholder “say-on-pay” vote results at the previous annual meeting of shareholders
•
The CMD Committee annually reviews and establishes the goals used for our annual and long-term incentive plans. The CMD Committee assesses the performance of the CEO. Based on this evaluation, the CMD Committee then recommends the CEO’s compensation for the next year to the Board for its consideration and approval

	•	The CMD Committee reviews the CEO’s compensation recommendations for the CFO and other NEOs, providing appropriate input and approving final awards
	•	Finally, the CMD Committee provides guidance and final approval to the CEO with regard to the determination of the compensation of other key executives
Role of Senior Management	•	The Company’s management serves in an advisory or support capacity as the CMD Committee carries out its charter regarding executive compensation oversight
	•	The Company’s CEO and Senior Vice President of Human Resources typically participate in meetings of the CMD Committee but are excused during executive sessions, which are held at every meeting
	•	The Company’s CFO may participate as necessary or at the CMD Committee’s request
•
The Company’s management normally provides the CMD Committee with information regarding the Company’s performance with respect to financial metrics and information regarding executives who participate in the Company’s various plans. Such data is usually focused on the executives’ historical pay and benefit levels, plan costs, context for how programs have changed over time and input regarding particular management issues that need to be addressed. In addition, management normally furnishes similar information to the CMD Committee’s independent compensation advisor

	•	Management provides input regarding the recommendations made by the CMD Committee’s independent advisors or the CMD Committee
	•	Management implements, communicates and administers the programs approved by the CMD Committee and reports back on any questions, concerns or issues
•
The CEO annually provides an evaluation of the performance of the Company and its NEOs. Based on these evaluations, the CEO provides the CMD Committee with recommendations regarding the pay for such executives for its consideration, input, and approval. The CMD Committee authorizes the CEO to establish the pay for the Company’s these executives and other senior management based on terms consistent with those used to establish the pay of the NEOs. Members of management present at meetings when pay is discussed are excused from such discussions when the CMD Committee focuses on his or her individual pay

2024 Proxy Statement | 51

Role of Independent Compensation Advisor	•	The CMD Committee has the authority to retain independent advisors and compensation consultants to assist in carrying out its responsibilities
	•	The CMD Committee has engaged Semler Brossy as its independent compensation adviser since 2017
	•	Semler Brossy’s lead consultants report directly to the CMD Committee Chair, who approves Semler Brossy’s annual work plan
	•	The lead consultants interact directly with the CMD Committee on a regular basis and with management as needed to complete work requested by the CMD Committee
	•	Semler Brossy did not provide any other services to the Company during 2023 and received no compensation other than for services provided to the CMD Committee
	•	The work of Semler Brossy has not raised any conflicts of interest and Semler Brossy annually confirms its independence to the CMD Committee
Tax Deductibility
Section 162(m) of the Internal Revenue Code generally places an annual limit of $1 million on the amount of compensation paid to certain “covered employees” (which include NEOs) that may be deducted by the Company. The CMD Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding executive compensation. Even though some compensation awards may result in non-deductible compensation expenses, the CMD Committee intends to maintain strong pay-for-performance alignment of executive compensation arrangements.
Compensation and Management Development Committee Interlocks and Insider Participation
At the end of fiscal year 2023, the following directors were members of the CMD Committee: Ronald DeFeo (Chair), Jeffrey Kramer, F. Jack Liebau, Jr., and Bruce M. Lisman. None of the CMD Committee members have at any time been an officer or employee of the Company. In the past fiscal year, none of our NEOs have served as a member of the board of directors or compensation committee of any entity that has one or more NEOs serving on the Company’s Board or CMD Committee.
Compensation and Management Development Committee Report on Executive Compensation
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
The CMD Committee, in the performance of its duties and responsibilities, has reviewed and discussed with management the information provided under the section titled “Compensation Discussion and Analysis.” Based on discussions with management and our review of the “Compensation Discussion and Analysis” disclosure, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
The foregoing report has been furnished by the current members of the CMD Committee, being:
Ronald DeFeo (Chair), Jeffrey Kramer, F. Jack Liebau, Jr. (Board Chair), and Bruce M. Lisman.
52 | Myers Industries, Inc.

Summary of Cash and Certain Other Compensation
The following table summarizes the compensation paid by us to our named executive officers, as determined in accordance with SEC rules, for the years ended December 31, 2023, 2022, and 2021.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(6)	Total
Michael McGaugh President and Chief Executive Officer	2023	$721,809	—	$2,321,216	—	$549,550	—	$227,785	$3,820,360
	2022	$691,539	—	$2,159,307	—	$1,033,900	—	$67,339	$3,952,085
	2021	$641,923	—	$1,246,351	—	$566,955	—	$65,939	$2,521,168
Grant Fitz(4) Former Executive Vice President and Chief Financial Officer	2023	$604,615	—	$1,002,857	—	$237,244	—	$15,548	$1,860,264
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Monica Vinay(5) Vice President, Investor Relations and Treasurer, Interim Chief Financial Officer	2023	$202,320	—	$231,231	—	—	—	$30,935	$464,486
	2022	$354,146	—	$161,357	—	$244,480	—	$23,913	$783,896
	—	—	—	—	—	—	—	—	—
Jeff Baker Vice President, Shared Services	2023	$380,606	—	$368,342	—	$219,136	—	$33,434	$1,001,518
	2022	$355,462	—	$288,825	—	$342,738	—	$28,533	$1,015,557
	—	—	—	—	—	—	—	—	—
Jim Gurnee Vice President, Sales, Marketing and Commercial Excellence	2023	$347,961	—	$227,702	—	$146,128	—	$18,998	$740,790
	2022	$325,154	—	$231,485	—	$265,638	—	$17,697	$839,974
	—	—	—	—	—	—	—	—	—
(1)
Amounts shown do not reflect compensation actually received by the executive officers. Instead, the amounts shown are reported at grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, Compensation — Stock Compensation (referred to herein as “FASB ASC Topic 718”). The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC. The amounts set forth in this column for 2023 include the grant date fair value of performance stock unit awards. The value of the annual performance stock unit awards granted in fiscal year 2023 if the target level of performance is achieved was: Mr. McGaugh – $1,772,197, Mr. Fitz -- $276,078, Ms. Vinay – $102,021 (although Ms. Vinay forfeited all such awards upon her voluntary resignation as an officer of the Company effective June 30, 2023), Mr. Baker – $227,430, and Mr. Gurnee – $140,589. The value of the annual performance stock unit awards granted in fiscal year 2023 if the maximum performance target is achieved was: Mr. McGaugh – $4,430,492, Mr. Fitz -- $690,195, Ms. Vinay – $255,053 (although Ms. Vinay forfeited all such awards upon her voluntary resignation as an officer of the Company effective June 30, 2023), Mr. Baker – $568,575, and Mr. Gurnee – $351,473.

(2)
Amounts in this column for 2022 include the grant date fair value of restricted stock unit awards. Information regarding the restricted stock unit awards granted to our NEOs is set forth in the Grants of Plan Based Awards Table for each respective year. The Grants of Plan Based Awards Table also sets forth the grant date fair value in accordance with FASB ASC Topic 718. The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to our Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

(3)	Amounts in this column for 2023 represent incentive bonuses that were earned during 2023 and paid early in 2024.
(4)	Mr. Fitz was appointed as an officer of the Company effective May 8, 2023.
(5)
Ms. Vinay was appointed Interim Chief Financial Officer effective July 1, 2022 and began receiving a supplemental monthly salary payment of $5,000 for her service in that role in addition to her role as Vice President, Investor Relations and Treasurer, through the date of the appointment of Mr. Fitz as Chief Financial Officer effective May 8, 2023.

2024 Proxy Statement | 53

(6)
The amounts set forth in this column include: (i) Company contributions under our 401(k) plan and Nonqualified Deferred Compensation Plan; (ii) executive physicals; (iii) dividends upon vesting of restricted stock awards; and (iv) rent for temporary housing. These benefits are valued based on the incremental costs to the Company and are listed in the following table:

	2023	2022	2021
Mr. McGaugh
Contributions	$70,183	$50,340	$37,152
Executive physical	3,465	—	4,523
Dividends	154,137	16,999	5,911
Temporary Housing	—	—	18,353
	$227,785	$67,339	$65,939
Mr. Fitz
Contributions	—	—	—
Executive physical	—	—	—
Temporary Housing	$15,548	—	—
	$15,548	—	—
Ms. Vinay
Contributions	$13,124	$19,265	—
Executive physical	—	1,776	—
Dividends	17,811	2,872	—
	$30,935	$23,913
Mr. Baker
Contributions	$28,934	$20,426	—
Executive physical	1,882	2,206	—
Dividends	2,618	5,901	—
	$33,434	$28,533	—
Mr. Gurnee
Contributions	$13,200	$12,200	—
Executive Physical	3,569	—
Dividends	2,229	5,497	—
	$18,998	$17,697	—
54 | Myers Industries, Inc.

Grants of Plan Based Awards
The following table contains information concerning the grants of plan based awards to the NEOs in 2023 under the 2021 Plan and the annual incentive plan. The actual value and gains, if any, on an option exercise are dependent upon the future performance of our common stock and overall market conditions. The outstanding and unvested portion of stock awards identified in the table below are also reported in the “Outstanding Equity Awards at Fiscal 2023 Year-End” table below.
Grants of Plan Based Awards During Fiscal Year 2023
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael McGaugh	3/02/2023		725,000	1,450,000
	3/06/2023					86,915	217,288				1,772,197
	3/06/2023							28,972			549,019
Grant Fitz	5/08/2023		312,986	625,973
	5/15/2023					15,111	37,778				276,078
	5/15/2023							41,554			726,779
Monica Vinay(5)	3/02/2023
	3/06/2023					4,577	11,443				102,021
	3/06/2023							6,239			129,210
Jeff Baker	3/02/2023		289,098	578,195
	3/06/2023					11,154	27,885				227,430
	3/06/2023							7,436			140,912
Jim Gurnee	3/02/2023		192,781	385,562
	3/06/2023					6,895	17,238				140,589
	3/06/2023							4,597			87,113
(1)
Represents estimated future payout for annual cash bonuses. Actual payout amounts were based on results of adjusted EBITDA for 2023 and are reflected under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Represents awards of performance stock units subject to vesting on the third anniversary of the grant date with payout based on cumulative adjusted EBITDA over a three-year performance period for the performance period of 2023-2025 and a relative TSR modifier over a three-year performance period starting on the date of grant.

(3)
Represents awards of restricted stock units which vest ratably in three annual installments on March 16 of each of the first three years after the grant date for Mr. McGaugh, Ms. Vinay, Mr. Baker and Mr. Gurnee and May 15 of each of the first three years after the grant date for Mr. Fitz. The grant date fair value of such awards was calculated in accordance with FASB ASC Topic 718. The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

(4)
Represents payout at target based on the grant date fair value of such awards in accordance with FASB ASC Topic 718. The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

(5)	All Equity Incentive Plan Awards granted to Ms. Vinay on March 6, 2023 were forfeited upon her voluntary resignation effective June 30, 2023.
2024 Proxy Statement | 55

Outstanding Equity Awards at Fiscal Year End
The following table shows all outstanding equity awards held by the NEOs at the end of fiscal year 2023 that have not been exercised, forfeited, or vested. Certain of the awards identified in the table below are also reported in the “Grants of Plan Based Awards During Fiscal Year 2023” table above.
Outstanding Equity Awards at Fiscal 2023 Year-End
	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Michael McGaugh						5,939(2)	116,107	53,453(6)	1,045,006
						18,827(3)	368,068	84,723(7)	1,656,335
						28,972(4)	566,403	86,915(8)	1,699,188
Grant Fitz						41,554(5)	812,381	15,111(9)	295,420
Monica Vinay(10)
Jeff Baker						1,182(2)	23,108	5,320(6)	104,006
						4,097(3)	80,096	9,218(7)	180,212
						7,436(4)	145,374	11,154(8)	218,061
Jim Gurnee						1,055(2)	20,625	4,746(6)	92,784
						3,283(3)	64,183	7,388(7)	144,435
						4,597(4)	89,871	6,895(8)	134,797
(1)	Calculated by multiplying $19.55, the closing market price of our common stock on December 29, 2023, by the number of unvested restricted shares and unvested performance shares at target payout.
(2)	Represents unvested service based restricted units granted on March 16, 2021 which are subject to vesting as the last of three equal installments on March 16, 2024.
(3)	Represents unvested service based restricted units granted on March 15, 2022 which are subject to vesting in two remaining equal installments on March 16 in 2024 and 2025.
(4)	Represents unvested service based restricted units granted on March 6, 2023 which are subject to vesting in three equal installments on March 16 in 2024, 2025, and 2026.
(5)	Represents unvested service based restricted units granted on May 15, 2023 which are subject to vesting in three equal installments on May 15 in 2024, 2025, and 2026.
(6)
Represents unvested performance based restricted stock units granted on March 16, 2021 which are subject to settlement based on applicable performance conditions for the three-year performance period 2021-2023. The units shown indicate the number of shares that would be paid out if performance is achieved at target.

(7)
Represents unvested performance based restricted stock units granted on March 15, 2022 which are subject to settlement based on applicable performance conditions for the three-year performance period 2022-2024. The units shown indicate the number of shares that would be paid out if performance is achieved at target.

(8)
Represents unvested performance based restricted stock units granted on March 6, 2023 which are subject to settlement based on applicable performance conditions for the three-year performance period 2023-2025. The units shown indicate the number of shares that would be paid out if performance is achieved at target.

(9)
Represents unvested performance based restricted stock units granted on May 15, 2023 which are subject to settlement based on applicable performance conditions for the three-year performance period 2023-2025. The units shown indicate the number of shares that would be paid out if performance is achieved at target.

(10)	All unvested equity awards granted to Ms. Vinay were forfeited upon her voluntary resignation effective June 30, 2023.
56 | Myers Industries, Inc.

Option Exercises and Stock Vested for Fiscal Year End 2023
The following table shows the options that were exercised and the restricted stock grants that vested for the NEOs during fiscal year 2023.
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael McGaugh	—	—	107,575	2,150,368
Grant Fitz	—	—	—	—
Monica Vinay	—	—	12,441	248,681
Jeff Baker	—	—	3,231	64,318
Jim Gurnee	—	—	2,696	53,675
Nonqualified Deferred Compensation
The following table shows the contributions, earnings, and balances of the NEOs in our Nonqualified Deferred Compensation Plan with respect to fiscal year 2023.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Michael McGaugh	139,480	56,983	79,467	—	406,493
Grant Fitz	—	—	—	—	—
Monica Vinay	1,865	—	9,844	—	58,279
Jeff Baker	311,285	15,734	68,321	—	536,889
Jim Gurnee	—	—	—	—	—
(1)	Contributions by the Company in 2024 with respect to fiscal year 2023 under the Nonqualified Deferred Compensation Plan.
(2)
Earnings in this column represent estimated earnings on the Nonqualified Deferred Compensation Plan, which are based upon participant-directed investment allocations. These amounts are not included in the Summary Compensation Table because they do not constitute above market interest or preferential earnings.

2024 Proxy Statement | 57

Severance Arrangements upon Termination Including Change in Control
The following table summarizes severance benefits available to certain of our NEOs who are eligible to participate in the Company’s Severance Plan if certain terminations of employment occurred in 2023.
Event Triggering Payment or Provision of Benefits	Benefit	Michael McGaugh	Jeff Baker Grant Fitz Jim Gurnee
Termination without cause or for good reason	Severance Payment	Amount equal to 1.5 times current annual base salary (or highest base salary during prior year) paid in lump sum within 30 days	Amount equal to 1 times current annual base salary (or highest base salary during prior year) paid in lump sum within 30 days
	LTI Awards	Outstanding unvested restricted stock awards are forfeited and performance stock unit awards fully vest subject to settlement based on actual performance	Outstanding unvested restricted stock awards are forfeited and performance stock unit awards fully vest subject to settlement based on actual performance
	Certain Benefits and Perquisites	Health coverage, long term disability protection, life insurance protection, and outplacement services for one year	Health coverage, long term disability protection, life insurance protection, and outplacement services for one year
Termination without cause or for good reason in connection with a change in control	Severance Payment	Amount equal to 2.5 times the sum of (A) current annual base salary (or highest base salary during prior year), and (B) target annual bonus, paid in a lump sum within 30 days	Amount equal to 1.5 times the sum of (A) current annual base salary (or highest base salary during prior year), and (B) target annual bonus, paid in a lump sum within 30 days
	Annual Bonus for Year of Termination	Amount equal to the pro-rata portion of the current year target annual bonus paid within 30 days	Amount equal to the pro-rata portion of the current year target annual bonus paid within 30 days
	LTI Awards	Outstanding unvested restricted stock awards fully vest and performance stock unit awards fully vest at target	Outstanding unvested restricted stock awards fully vest and performance stock unit awards fully vest at target
	Certain Benefits and Perquisites	Health coverage for 18 months; long term disability protection and life insurance protection for 2 years, and outplacement services for one year	Health coverage for 18 months; long term disability protection and life insurance protection for 2 years, and outplacement services for one year
Termination by reason of death or disability	Cash Payment	Base salary and annual bonus accrued and unpaid to the date of death or disability	Base salary and annual bonus accrued and unpaid to the date of death or disability
	LTI Awards	Outstanding unvested restricted stock awards fully vest and performance stock unit awards vest on a pro rata basis at target performance	Outstanding unvested restricted stock awards fully vest and performance stock unit awards vest on a prorated basis at target performance
	Certain Benefits and Perquisites	Amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan	Amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan
Termination by reason of retirement(1)	Cash Payment	Not applicable	Base salary accrued and unpaid to the date of retirement
	LTI Awards	Not applicable	Outstanding unvested restricted stock awards fully vest and performance stock unit awards fully vest subject to settlement based on actual performance
	Certain Benefits and Perquisites	Not applicable	Amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan
Termination with cause or voluntary resignation	Other Terms	Compensation earned but not yet paid on the date of termination	Compensation earned but not yet paid on the date of termination
(1)	As of December 31, 2023, Mr. Gurnee was the only NEO eligible for retirement.
58 | Myers Industries, Inc.

Summary of Potential Termination Payments and Benefits
The following table summarizes the value of the termination payments and benefits that each of our NEOs would have received if he or she had terminated employment on December 31, 2023, under the circumstances shown.
Name	Termination for Cause or Voluntary Resignation	Termination without Cause or for Good Reason	Retirement(1)	Death	Disability(2)	Termination without Cause or Resignation for Good Reason in connection with a Change of Control
Michael McGaugh
Cash Severance	—	$1,087,500	—	$725,000	$27,885	$3,625,000
Bonus Severance	—	—	—	$725,000	$725,000	$725,000
Other Benefits	—	$61,240	—	$54,361	$54,361	$85,729
Equity Acceleration(3)	—	$4,595,171	—	$3,585,242	$3,585,242	$5,703,232
Total	—	$5,743,911	—	$5,089,603	$4,392,488	$10,138,961
Grant Fitz
Cash Severance	—	$480,000	—	$480,000	$18,462	$1,189,479
Bonus Severance	—	—	—	$312,986	$312,986	$312,986
Other Benefits	—	$54,794	—	$44,690	$44,690	$76,059
Equity Acceleration(3)	—	$299,500	—	$898,475	$898,475	$1,123,100
Total	—	$834,294	—	$1,736,152	$1,274,614	$2,701,625
Monica Vinay(4)
Cash Severance	—	—	—	—	—	—
Bonus Severance	—	—	—	—	—	—
Other Benefits	—	—	—	—	—	—
Equity Acceleration	—	—	—	—	—	—
Total	—	—	—	—	—	—
Jeff Baker
Cash Severance	—	$385,560	—	$385,560	$14,829	$1,011,986
Bonus Severance	—	—	—	$289,098	$289,098	$289,098
Other Benefits	—	$52,798	—	$41,696	$41,696	$73,065
Equity Acceleration(3)	—	$523,407	—	$525,647	$525,647	$780,624
Total	—	$961,765	—	$1,242,001	$871,270	$2,154,773
Jim Gurnee
Cash Severance	—	$357,100	—	$357,100	$13,375	$824,822
Bonus Severance	—	—	—	$192,781	$192,781	$192,781
Other Benefits	—	$54,794	—	$44,690	$44,690	$76,059
Equity Acceleration(3)	—	$388,839	$570,049	$395,447	$395,447	$570,049
Total	—	$800,732	$570,049	$990,019	$646,653	$1,663,711
(1)	Mr. Gurnee was the only NEO eligible for retirement benefits as of December 31, 2023.
(2)	Values for these amounts are based on an assumption of total disability at December 31, 2023.
(3)	Values for these amounts are based on the closing price of our common stock on December 31, 2023 of $19.55.
(4)	Values reflect amount actually received by Ms. Vinay upon her voluntary resignation effective June 30, 2023.
2024 Proxy Statement | 59

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (“CAP”) for our principal executive officer (“PEO”) and non-PEO named executive officers (“Non-PEO NEOs”) and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how we align executive compensation with performance, refer to “Executive Compensation and Related Information – Compensation Discussion and Analysis.”
Year (a)	Summary Compensation Table Total for First PEO(1) (b)	Compensation Actually Paid to First PEO(2) (c)	Summary Compensation Table Total for Second PEO(3) (d)	Compensation Actually Paid to Second PEO(4) (e)	Average Summary Compensation Table Total for Non-PEO NEOs(5) (f)	Average Compensation Actually Paid to Non-PEO NEOs(6) (g)	Value of Initial Fixed $100 Investment Based on:			Net Income (millions)(9) (j)	Adjusted EBITDA (millions)(10) (k)
							Total Shareholder Return (TSR)(7) (h)	Peer Group 1 TSR(8) (i)	Peer Group 2 TSR(8) (i)
2023	$3,820,360	$904,036	—	—	$1,016,764	$682,786	$132.11	$163.68	$168.39	$48.9	$97.3
2022	$3,892,778	$7,338,779	—	—	$797,339	$951,584	$145.93	$136.42	$127.72	$60.3	$109.2
2021	$2,693,823	$2,968,343	—	—	$750,142	$409,365	$127.98	$145.27	$140.98	$33.5	$72.4
2020	$2,017,024	$2,624,286	$1,048,702	$1,369,766	$845,446	$801,284	$129.44	$122.68	$111.97	$36.8	$66.4
(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. McGaugh, our Chief Executive Officer, for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation and Related Information – Executive Compensation Tables – Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of CAP for Mr. McGaugh, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. McGaugh during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. McGaugh’s total compensation for each year to determine the CAP:

Year	Reported Summary Compensation Table Total for First PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2023	$3,820,360	$2,321,216	($595,108)	$904,036
2022	$3,892,778	$2,100,001	$5,546,001	$7,338,779
2021	$2,693,823	$1,419,006	$1,693,526	$2,968,343
2020	$2,017,024	$1,249,999	$1,857,261	$2,624,286
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
60 | Myers Industries, Inc.

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$1,430,021	($1,961,566)	—	($188,128)	—	$124,565	($595,108)
2022	$3,626,614	$1,729,636	—	($49,030)	—	$238,780	$5,546,001
2021	$1,382,320	$202,340	—	$17,292	—	$91,574	$1,693,526
2020	$1,814,792	—	—	—	—	$42,468	$1,857,261
(3)
Amounts reported in column (d) are the amounts of total compensation reported for Andrean Horton, who served as our interim Chief Executive Officer for a portion of 2020, which were included in the “Total” column of the Summary Compensation Table for 2020.

(4)
Amounts reported in column (e) represent the CAP for Ms. Horton in 2020, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Horton during 2020. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Horton’s compensation to determine the CAP for 2020:

Year	Reported Summary Compensation Table Total for Second PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to Second PEO
2020	$1,048,702	$389,993	$711,057	$1,369,766
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)	The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	Year End Fair Value of Equity Awards	Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2020	$566,205	$138,935	—	$(17,261)	—	$23,178	$711,057
(5)
Amounts reported in column (f) represent the average of the amounts reported for the Company’s Non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the Non–CEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Grant Fitz, Monica Vinay, Jeff Baker, and Jim Gurnee; (ii) for 2022, Sonal Robinson, Monica Vinay, Jeff Baker, Jim Gurnee, and Paul Johnson; (iii) for 2021, Sonal Robinson, Dan Hoehn, Andrean Horton, and Tom Harmon; and (iv) for 2020, Kevin Brackman, Dan Hoehn, Andrean Horton, and Tom Harmon.

(6)
Amounts reported in column (g) represent the average amount of CAP to the Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid

2024 Proxy Statement | 61

to the Non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs as a group for each year to determine the compensation actually paid, using the same methodology described above in Note 2:
Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$1,016,764	$457,533	$123,555	$682,786
2022	$797,339	$183,967	$338,212	$951,584
2021	$750,142	$296,973	$(43,804)	$409,365
2020	$845,446	$263,333	$219,171	$801,284
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:
Year	Average Year End Fair Value of Equity Awards	Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2023	$328,872	($97,458)	$0	($8,998)	($107,885)	$9,023	$123,555
2022	$294,838	$108,664	$0	($2,750)	($76,160)	$13,620	$338,212
2021	$136,391	$4,108	$0	$4,682	($189,492)	$507	($43,804)
2020	$192,886	$51,231	$49,913	($23,265)	($61,129)	$9,536	$219,171
(7)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(8)
Represents the TSR from the following two peer groups, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated: (1) S&P 600 Materials (Sector), and (2) S&P 600 Industrials (Sector). The blended weighted TSR of these two peer groups is currently used by the Company to determine the Company’s relative TSR performance for purposes of applying a potential positive or negative modifier in connection with the settlement of the Company’s long-term performance-based incentive awards, as described under “Executive Compensation and Related Information – Compensation Discussion and Analysis – 2023 Long-Term Incentives.” Information regarding the TSR of the S&P 600 Materials (Sector) is included in the five year cumulative total return chart included in the Company’s 2023 Annual Report on Form 10-K.

(9)	Amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(10)
Adjusted EBITDA is defined as net income plus depreciation and amortization, interest expense (net), income tax provision, and restructuring or other unusual charges. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to the Company’s NEOs for the most recently completed fiscal year, to Company performance.

Financial Performance Measures
As described in greater detail in “Executive Compensation and Related Information – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects an objective pay-for-performance philosophy. The metrics that the Company uses for both our short-term and long-term incentive awards are selected based on an overall objective of providing incentives to our named executive officers to increase the value of our enterprise for our shareholders. In addition to Adjusted EBITDA, which is the sole financial performance metric currently used in our short-term incentive plan, and relative TSR, which is included as a modifier to our Adjusted EBITDA performance in our long-term incentive plan, the most important financial performance measures used by the Company to measure and internally manage our performance and to align the executive compensation actually paid to our NEOs with the Company’s performance are as follows:
•	Sales
•	Adjusted EBITDA Margin (Percentage of Sales)
•	Earnings per share (EPS)
62 | Myers Industries, Inc.

Analysis of Information Presented in Pay versus Performance Table
As described in greater detail in “Executive Compensation and Related Information – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a strong pay-for-performance philosophy with an emphasis on variable, performance-based compensation. While the Company uses several objective metrics to align executive compensation with our financial performance, we do not specifically align such metrics with CAP (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following tables to reflect the relationships between certain of the information presented in the Pay versus Performance table and CAP. The CAP vs. TSR table includes TSR information from the following two peer groups, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated: (1) S&P 600 Materials (Sector), and (2) S&P 600 Industrials (Sector). The TSR information from the S&P 600 Industrials (Sector) is included as supplemental information. The blended weighted TSR of these two peer groups is currently used by the Company to determine the Company’s relative TSR performance for purposes of applying a potential positive or negative modifier in connection with the settlement of the Company’s long-term performance-based incentive awards, as described under “Executive Compensation and Related Information – Compensation Discussion and Analysis – 2023 Long-Term Incentives.”

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CEO Pay Ratio
As a result of rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (in the Company’s case, the CEO). In determining the median employee, a listing of all employees (the Company’s full employee population, but excluding the CEO) as of December 31, 2022, was prepared and the Company applied a “consistently applied compensation measure” to determine the median employee. For the consistently applied compensation measure, the Company looked to annual base salaries of employees for 2022. We used an annual base salary as our consistently applied compensation measure as it represents the primary compensation component paid to all of our employees. Non-U.S. employees were included in the determination of the median employee compensation, with the salary amounts of such non-U.S. employees converted to U.S. dollars using the applicable exchange rate as of December 31, 2022.
The annual total compensation paid to our CEO in 2023 based on his time of service was $3,820,360, as reflected in the Summary Compensation Table information included in this Proxy Statement. The annual total compensation for 2023 of our median employee (other than the CEO) was calculated in accordance with the requirements of the Summary Compensation Table and determined to be $62,063. Accordingly, our CEO annual total actual compensation in 2023 was approximately 61.56 times that of our median employee in 2023.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Policies and Procedures with Respect to Related Party Transactions
The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, it is our preference, as a general rule, to avoid related party transactions. No related party transactions occurred during fiscal year 2023.
Our Governance Committee reviews all relationships and transactions in which we and our directors, nominees for director and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. In addition, under our Code of Business Conduct and Ethics, our Audit Committee is responsible for reviewing and investigating any matters pertaining to our ethical codes of conduct, including conflicts of interest.
64 | Myers Industries, Inc.

Security Ownership of Certain Beneficial Owners and Management
The following table shows the number of shares of our common stock beneficially owned as of March 1, 2024, (unless otherwise indicated) by:
•	Each shareholder known by us to be the beneficial owner of more than 5% of our common stock;
•	Each of the Company’s directors and director nominees;
•	Each named executive officer in our summary compensation table; and
•	All of our current directors and named executive officers as a group.
A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. The Company had no preferred stock issued or outstanding.
	Shares Beneficially Owned	Percent of Shares Outstanding(1)
Greater Than 5% Owners(2)
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	5,864,343	15.9%
GAMCO Investors, Inc.(4) One Corporate Center Rye, NY 10580-1435	5,364,631	14.8%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	2,664,405	7.3%
Allspring Global Investments Holdings, LLC(6) 525 Market St, 10th Floor San Francisco, CA 94105	2,130,794	5.8%
Directors, Nominees, and Named Executive Officers(7,8)
Jeff Baker(9)	16,638	*
Grant Fitz	0	*
Jim Gurnee(10)	13,495	*
Michael McGaugh(11)	196,805	*
Monica Vinay	20,828	*
Yvette Dapremont Bright(12)	15,427	*
Ronald M. De Feo(13)	55,254	*
William A. Foley(14)	41,797	*
Jeffrey Kramer(15)	16,694	*
F. Jack Liebau, Jr.(12)	45,459	*
Bruce Lisman(12)	55,059	*
Lori Lutey(16)	37,044	*
All directors and executive officers as a group (12 persons)	514,500	1.40%
*	Less than 1% ownership
(1)
The percentage of shares beneficially owned is based on 36,867,874 shares of common stock outstanding as of March 1, 2024. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock which are subject to options that are currently exercisable or exercisable within 60 days after March 1, 2024 or which may be acquired through the conversion of a security within 60 days after March 1, 2024 are deemed to be outstanding and beneficially owned by the person for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Number of shares of common stock beneficially owned is the amount reflected in the most recent Schedule 13D or Schedule 13G filed by such party.

2024 Proxy Statement | 65

(3)
According to a Schedule 13G/A filed January 22, 2024, Blackrock, Inc. possessed sole power to vote with respect to 5,823,010 of these shares, sole power to direct the disposition of 5,864,343 shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares.

(4)
According to a Schedule 13D/A filed November 25, 2022, (i) Gabelli Funds, LLC possessed sole power to vote and sole power to direct the disposition with respect to 1,508,750 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (ii) GAMCO Asset Management, Inc. possessed sole power to vote with respect to 3,017,311 of these shares, sole power to direct the disposition with respect to 3,107,511 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iii) Gabelli & Company Investment Advisers, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 2,800 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iv) MJG Associates, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 24,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (v) Teton Advisors, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 701,870 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (vi) Gabelli Foundation, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 18,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (vii) GGCP, Inc. and GAMCO Investors, Inc. each possessed sole power to vote, sole power to direct the disposition, shared power to vote and shared power to direct the disposition with respect to none of these shares, (viii) Associated Capital Group, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 1,700 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares and (ix) Mario J. Gabelli possessed sole power to vote, sole power to direct the disposition, shared power to vote and shared power to direct the disposition, with respect to none of these shares. According to the Schedule 13D/A, Mario J. Gabelli is deemed to have beneficial ownership of the securities owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc., MJG Associates, Inc., Gabelli Foundation, Inc., Associated Capital Group and Teton Advisors, Inc.

(5)
According to a Schedule 13G/A filed February 3, 2024, The Vanguard Group possessed sole power to vote with respect to none of these shares, sole power to direct the disposition of 2,570,366 of these shares, shared power to vote with respect to 64,841 of these shares, and shared power to direct the disposition of 94,039 of these shares.

(6)
According to the Schedule 13G/A filed January 12, 2024, (i) Allspring Global Investments Holdings, LLC possessed sole power to vote with respect to 2,030,495 of these shares, sole power to direct the disposition with respect to 2,130,794 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares; (ii) Allspring Global Investments, LLC possessed sole power to vote with respect to 311,218 of these shares, sole power to direct the disposition with respect to 2,128,795 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares; and (iii) Allspring Funds Management, LLC possessed the power to vote (sole and shared) and direct the disposition (sole and shared) with respect to none of these shares.

(7)
Unless otherwise noted, the beneficial owner uses the same address as the address of the principal office of the Company for its business address and c/o the Company for any business at which he or she is employed.

(8)
According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Unless otherwise indicated, none of the persons listed beneficially owns one percent or more of the outstanding shares of common stock.

(9)	Amount includes 5,710 restricted stock units awarded in 2021, 2022,and 2023 which will vest and be converted into shares of common stock on March 16, 2024.
(10)	Amount includes 4,229 restricted stock units awarded in 2021, 2022,and 2023 which will vest and be converted into shares of common stock on March 16, 2024.
(11)
Amount includes (i) 2,500 shares of common stock held in Mr. McGaugh’s account in the Company’s Employee Stock Purchase Plan, and (ii) 25,009 restricted stock units awarded in 2021, 2022, and 2023 which will vest and be converted into shares of common stock on March 16, 2024.

(12)
Amount includes 5,294 restricted stock units awarded on April 27, 2023, with respect to the director’s service commencing on that date until the 2024 Annual Meeting of Shareholders, at which time the awards will vest and be convertible into shares of common stock.

(13)
The table does not reflect 10,741 share unit awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period. Amount includes 5,294 restricted stock units awarded on April 27, 2023, with respect to the director’s service commencing on that date until the 2024 Annual Meeting of Shareholders, at which time the awards will vest and be convertible into shares of common stock.

(14)
The table does not reflect 16,912 share unit awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period. Amount includes 5,294 restricted stock units awarded on April 27, 2023, with respect to the director’s service commencing on that date until the 2024 Annual Meeting of Shareholders, at which time the awards will vest and be convertible into shares of common stock.

(15)
The director possesses shared power to vote and shared power to direct the disposition of 10,000 of these shares with his spouse. The table does not reflect 4,023 share unit awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period. Amount includes 5,294 restricted stock units awarded on April 27, 2023, with respect to the director’s service commencing on that date until the 2024 Annual Meeting of Shareholders, at which time the awards will vest and be convertible into shares of common stock.

(16)
Amount includes (i) 5,294 restricted stock units awarded on April 27, 2023, with respect to the director’s service commencing on that date until the 2024 Annual Meeting of Shareholders, at which time the awards will vest and be convertible into shares of common stock, and (ii) 10,500 shares held by a trust over which the director is co-trustee and the director shares voting and dispositive power with respect thereto.

66 | Myers Industries, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Myers Industries’ directors, officers and persons who own more than ten percent of its common stock (“Section 16 Filers”) to file reports of ownership and changes in ownership with the SEC and to furnish Myers Industries with copies of all such forms they file. These reports can be viewed on the SEC’s website at www.sec.gov. For the year ended December 31, 2023, based solely on the review of copies of reports furnished to us or written representations that no reports were required, we believe that all Section 16(a) filing requirements were met in the last fiscal year by our Section 16 Filers.
2024 Proxy Statement | 67

PROPOSAL NO. 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. In accordance with these responsibilities, the Audit Committee appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2024. Additional information regarding the services provided to the Company by EY during 2023 is set forth below, under the section titled “Matters Relating to the Independent Registered Public Accounting Firm.”
In selecting EY as the Company’s independent registered public accounting firm, the Audit Committee considered a variety of factors, including:
•	The firm’s independence and internal quality controls
•	The overall depth of talent
•	EY’s experience with the Company’s industry and companies of similar scale and size
In determining whether to reappoint EY as the Company’s independent registered public accounting firm for the year ending December 31, 2024, the Audit Committee again took those factors into consideration along with its evaluation of the past performance of EY and EY’s familiarity with the Company’s business and internal control over financial reporting. EY’s audit report appears in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to our company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the lead audit partner under this rotation policy involves discussions with EY regarding qualified audit experience and ability to devote the time necessary to serve as lead audit partner. The current EY lead audit partner at EY for the Company was appointed in 2022.
The Audit Committee believes that the continued retention of EY as our independent registered public accounting firm is in the best interest of the Company and our shareholders and, although shareholder ratification is not required under the laws of the State of Ohio, we are asking shareholders to ratify the selection of EY as our independent registered public accounting firm for 2024, in order to provide a means by which our shareholders may communicate their opinions to the Audit Committee. If our shareholders do not ratify the appointment of EY, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment, and may for other reasons be unable to make another appointment.
The Board of Directors recommends that you vote “FOR” Proposal 5 relating to the ratification of the appointment of Ernst & Young LLP.
68 | Myers Industries, Inc.

Matters Relating to the Independent Registered Public Accounting Firm
EY Representatives at Annual Meeting
EY audited the books and records of the Company for the years ended December 31, 2023 and 2022. Representatives of EY are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.
Fees
A description of the fees billed to the Company by EY for the years ended December 31, 2023 and 2022 is set forth in the table below.
EY was first retained by the Audit Committee in 2011. The Audit Committee reviewed the non-audit services provided by EY during the year ended December 31, 2023, and determined that the provision of such non-audit services was compatible with maintaining its independence (see “Audit Committee Report” on page 70).
	2023	2022
Audit Fees(1)	$2,068,000	$1,857,000
Audit Related Fees	$0	$0
Tax Fees(2)	$85,452	$30,000
All Other Fees(3)	$3,600	$2,000
Total Fees	$2,157,052	$1,889,000
(1)	Professional fees for the audit of the annual financial statements and the review of the quarterly financial statements.
(2)	Professional fees for tax compliance, tax advice, and tax planning.
(3)	Fees for all other products and services.
Pre-Approval Policy
The Audit Committee’s Pre-Approval Policy requires the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific fee range or budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy, and the fees for the services performed to date. During 2023, all services were pre-approved by the Audit Committee in accordance with the policy. The Pre-Approval Policy is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersindustries.com.
2024 Proxy Statement | 69

Audit Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or Exchange Act.
The Audit Committee, which is composed of four independent directors, is responsible for assisting the Board in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is published on the Company’s website (www.myersindustries.com) on the “Corporate Governance” page under the “Investor Relations” section (and can be found directly here:
https://s24.q4cdn.com/344613025/files/doc_downloads/audit/2023/05/myers-audit-committee-charter-eff-2023-04-26.pdf
Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of EY, the independent registered public accounting firm for the Company since 2011. For additional information regarding the Audit Committee’s assessment of EY and tenure of EY as the Company’s independent registered public accounting firm, see “Proposal No. 5 – Ratification of Appointment of Independent Registered Public Accounting Firm.” EY is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on:
•	The conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America and
•	The effectiveness of internal control over financial reporting
Each member of the Audit Committee is financially literate and independent as defined under the Board of Directors Independence Criteria policy and the independence standards set by the NYSE for both directors and audit committee members. With respect to 2023, the Board identified each of William A. Foley, F. Jack Liebau, Jr. and Lori Lutey as an “audit committee financial expert.”
The Audit Committee’s responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for the Company’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board – United States (“PCAOB”) and expressing an opinion on:
•	The conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America
•	The effectiveness of internal control over financial reporting
In the performance of our duties, we have:
•	Reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2023
•
Discussed with EY, among other matters, the fair and complete presentation of the Company’s results, the assessment of the Company’s internal control over financial reporting, significant accounting policies applied in the Company’s financial statements, as well as, when applicable, alternative accounting treatments and the matters required to be discussed by Auditing Standard No. 16 (PCAOB 2012-01) and the rules of the SEC

•
Received the written disclosures and the letter from EY required by applicable requirements of the PCAOB Rule 3526 regarding EY’s communications with the Audit Committee concerning independence, and discussed with EY its independence from the Company and its management. As part of that review, we received the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of the independent registered public accounting firm

•	The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence
•	The Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management
70 | Myers Industries, Inc.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board that the financial statements referred to above be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. We have selected EY as the Company’s independent registered public accounting firm for fiscal 2024, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.
The foregoing report has been furnished by the current members of the Audit Committee, being:
Lori Lutey (Chair), Yvette Dapremont Bright, William A. Foley, and F. Jack Liebau, Jr. (Board Chair)
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General Information About the Meeting and Voting
Meeting Time and Applicable Dates
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Myers Industries, Inc., an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting to be held on Thursday, April 25, 2024, at 9:00 A.M. (EDT), and at any adjournment thereof. The close of business on March 1, 2024, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

Attending the Meeting Online
Myers will host the 2024 Annual Meeting live via the internet and in person at Courtyard by Marriott, 41 Furnace St., Akron, OH 44308. Any shareholder can listen to and participate in the Annual Meeting live via the internet on the Investor Relations section of the Company’s website at www.myersindustries.com. The webcast will start at 9:00 A.M. (EDT) on April 25, 2024.

Shareholders may vote and submit questions in accordance with the rules of conduct for the Annual Meeting while attending in person or while connected to the Annual Meeting on the internet.

You will need the information printed in the box marked by an arrow included on your proxy card (if you received a printed copy of the proxy materials) in order to be able to vote your shares or submit questions during the meeting.

Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at:

www.virtualshareholdermeeting.com/MYE2024

If you do not have the information provided on your notice or proxy card, you will be able to listen to the meeting only – you will not be able to vote or submit questions during the meeting.

Proxy Voting
If your shares are registered directly in your name with our transfer agent, then you are a shareholder of record with respect to those shares and you may either vote live via webcast or in person at the Annual Meeting or by using the enclosed proxy card to vote by telephone, by internet, or by signing, dating and returning the proxy card in the envelope provided. Whether or not you plan to attend the Annual Meeting in person or via webcast, you should submit your proxy card as soon as possible. If your shares are held in “street name” through a broker, bank or other nominee, then you must instruct them to vote on your behalf, otherwise your shares cannot be voted at the Annual Meeting. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote. If you have any questions or need assistance in voting your shares, please contact our Investor Relations Department at the address and phone number below.

Myers Industries, Inc. Investor Relations 1293 South Main Street Akron, OH 44301 (330) 761-6212

Proxy Revocation	A shareholder who has given a proxy may revoke it at any time prior to its exercise by:

• Executing and delivering to the Secretary of the Company a later dated proxy reflecting contrary instructions

• Participating live in the Annual Meeting via webcast or in person and taking appropriate steps to vote, or

• Giving written notice of such revocation to the Secretary of the Company

72 | Myers Industries, Inc.

Voting Confidentiality
Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed to anyone outside of the Company or its agents except as required by law.

Participants in the Proxy Solicitation
This Proxy Statement is furnished in connection with the solicitation of proxies by the Company, the current directors and the nominees for election as director to be used at the Annual Meeting and any adjournment thereof.

Outstanding Shares and Quorum
On the record date, Myers had outstanding 36,867,874 shares of common stock, without par value. Each share of common stock is entitled to one vote. For information concerning our “Principal Shareholders” see the section titled “Security Ownership of Certain Beneficial Owners and Management” above. In accordance with the Company’s Amended and Restated Code of Regulations, the holders of shares of common stock entitling them to exercise a majority of the voting power of the Company, present in person or by proxy, shall constitute a quorum for the Annual Meeting. Shares of common stock represented by signed proxies will be counted toward the establishment of a quorum on all matters even if they represent broker non-votes or they are signed but otherwise unmarked, or marked “Abstain” or “Against.”

Proxy Instructions
All shares of common stock represented by properly executed proxies who are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of common stock represented by such proxy will be voted “For” the Board’s nominees for director, “For” the approval of the Myers Industries, Inc. Employee Stock Purchase Plan, “For” the approval of the Company’s executive compensation, “For” the approval of the Company’s executive compensation, “For” the ratification of the appointment of EY, and in accordance with the proxy-holder’s best judgment as to other matters, if any, which may be properly raised at the Annual Meeting.

Inspector of Election
The inspector of election for the Annual Meeting shall determine the number of votes cast by holders of common stock for all matters. The Board has appointed Broadridge Financial Solutions, Inc. as the inspector of election to serve at the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, if practicable. Final voting results will be filed on a Current Report on Form 8-K, which will be filed with the SEC.

Address of Company	The mailing address of the principal executive offices of the Company is:
1293 South Main Street, Akron, Ohio 44301

Mailing Date	This Proxy Statement, together with the related proxy card and our 2023 Annual Report to Shareholders, is being mailed to our shareholders on or about March 18, 2024.

Availability on the Internet	This Proxy Statement and the Company’s 2023 Annual Report to Shareholders are available on Myers’ website at http://investor.myersindustries.com/investor-relations/financial-information/default.aspx.

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Executive Officers of the Company
Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC under the heading “Information About Our Executive Officers,” which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of our filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s website at www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on our website at www.myersindustries.com. The content of our website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.
Shareholder Proposals for Inclusion in Proxy Statement
Any shareholder who intends to present a proposal at the Company’s next Annual Meeting to be held in April 2025 must deliver a signed letter of proposal to the following address: Corporate Governance Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301:
•	Not later than November 18, 2024, if the proposal is submitted for inclusion in the Company’s proxy materials for the Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, or
•
Not earlier than December 26, 2024, and not later than January 24, 2025 (subject to announcement of the Annual Meeting date, as described below), if the proposal is submitted pursuant to the Company’s Amended and Restated Code of Regulations

In accordance with our Amended and Restated Code of Regulations, a shareholder may submit notice of a shareholder proposal that it intends to raise at our Annual Meeting (and not desiring to be included in the Company’s proxy statement) only if advance written notice of such intention is received by the Secretary not less than 90 days nor more than 120 days prior to the one year anniversary date of the immediately preceding Annual Meeting of Shareholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs. A shareholder wishing to submit a shareholder proposal must follow the procedure outlined in Article I, Section 11 of our Amended and Restated Code of Regulations, titled “Advance Notice of Shareholder Proposals” and then send a signed letter of proposal to the following address: Corporate Governance Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. The Company disclosed the date of the 2024 Annual Meeting on February 1, 2024, and has received no proposals satisfying the requirements of Rule 14a-8 under the Exchange Act or the Company’s Amended and Restated Code of Regulations. The Company intends to hold its 2025 Annual Meeting of Shareholders on April 24, 2025.
The submission of such a notice does not ensure that a proposal can be raised at our Annual Meeting.
Incorporation by Reference
The CMD Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this proxy entitled “Compensation Discussion and Analysis” is specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
74 | Myers Industries, Inc.

Cost of Proxy Solicitation
The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers. In addition to the use of the mail, proxies may be solicited by personal interview and telephone by directors, officers and employees of Myers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.
Copy of the Form 10-K
Although a copy of the Annual Report on Form 10-K is provided to you at the time of delivery of the definitive Proxy Statement, we will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2023, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.myersindustries.com and at the SEC’s website at www.sec.gov.
Notice Regarding Delivery of Security Holder Documents
The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s shares of common stock held through such brokerage firms. If your family has multiple accounts holding shares of common stock of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Trademark
Myers Industries, Inc.® is a registered trademark of the Company.
2024 Proxy Statement | 75

APPENDIX A
MYERS INDUSTRIES, INC.

2024 EMPLOYEE STOCK PURCHASE PLAN
(Effective as of October 1, 2024)

MYERS INDUSTRIES, INC.
2024 EMPLOYEE STOCK PURCHASE PLAN

2024 Proxy Statement | A-1

MYERS INDUSTRIES, INC.
2024 EMPLOYEE STOCK PURCHASE PLAN
1. Purpose. This 2024 Myers Industries, Inc. Employee Stock Purchase Plan, as amended from time to time (the “Plan”), is intended to encourage stock ownership in the Company by all employees through the purchase of shares of Common Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent.
2. Definitions.
2.1 “Board” means the Board of Directors of the Company, as constituted from time to time.
2.2 “Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
2.3 “Committee” means the Compensation Management and Development Committee of the Board or any other committee appointed by the Board which is invested by the Board with the responsibility for the administration of the Plan.
2.4 “Common Stock” means the common stock of the Company, no par value.
2.5 “Company” means Myers Industries, Inc.
2.6 “Compensation” means base salary, wages, annual bonuses and commissions paid to an Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, vacation pay, holiday pay, jury duty pay and funeral leave pay, but excluding education tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and income received in connection with stock options or other equity-based awards. Notwithstanding the foregoing, separation pay shall not be considered a component of Compensation.
2.7 “Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.
2.8 “Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.
2.9 “Effective Date” means October 1, 2024, a date after which this Plan is adopted by the Board, subject to the Plan obtaining shareholder approval in accordance with Section 19.11 hereof.
2.10 “Eligible Employee” means an Employee who (a) has been employed by the Company or a Participating Subsidiary for at least thirty (30) days and (b) is customarily employed for at least twenty (20) hours per week.
2.11 “Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, where requirements of Treasury Regulation Section 1.421-1(h)(2) are applicable:
(a) the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2); and
(b) where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).
2.12 “Enrollment Form” means an agreement, in such form as the Company may provide, pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period. The Enrollment Form may be paper or electronic. Canadian Employees will notice specific provisions in their Enrollment Forms regarding compliance with Canadian securities laws.
2.13 “ESPP Share Account” means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.
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2.14 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
2.15 “Fair Market Value” means, as of any date, (a) if the Common Stock is listed on the New York Stock Exchange or any other established stock exchange or traded on any other established market system, the Fair Market Value shall be equal to the closing price of a share of Common Stock (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal, or (b) if the foregoing provision is not applicable, the Fair Market Value shall be determined by the Committee in good faith.
2.16 “Offering Date” means the first Trading Day of each Offering Period as designated by the Committee.
2.17 “Offering” or “Offering Period” means a period of three (3) months beginning each January 1st, April 1st, July 1st and October 1st of each calendar year; provided, that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) and/or the start and end dates of future Offering Periods.
2.18 “Participant” means an Eligible Employee who is actively participating in the Plan.
2.19 “Participating Subsidiaries” means the U.S. and Canada Subsidiaries, and such other Subsidiaries that may be designated by the Committee from time to time in its sole discretion.
2.20 “Plan” has the meaning set forth in Section 1.
2.21 “Purchase Date” means the last Trading Day of each Offering Period.
2.22 “Purchase Price” means an amount equal to the lesser of (a) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or (b) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Purchase Date; provided, that, the Purchase Price per share of Common Stock will in no event be less than the par value of the Common Stock. Note for Canadian Employees: The difference in value between the Purchase Price and the Fair Market Value on the date the shares are issued will be a taxable employment benefit to Canadian Employees and will be subject to applicable source deductions. Canadian Employees will not be entitled to the deduction of fifty percent (50%) of such taxable benefit typically available from an option exercise, because the purchase price will be less than the Fair Market Value of the Common Stock on the Offering Date.
2.23 “Securities Act” means the Securities Act of 1933, as amended.
2.24 “Subsidiary” means any corporation (other than the Company), domestic or foreign, in an unbroken chain of corporations beginning with the Company if, at the time of granting of the option hereunder, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.
2.25 “Trading Day” means any day on which the national stock exchange upon which the Common Stock is listed is open.
3. Administration. The Plan shall be administered by the Committee, unless the Committee has delegated to a Company officer or to one or more other persons some or all of its responsibilities and duties to administer the Plan. The Committee shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan including, without limitation, adopting sub-plans applicable to particular Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company and its Subsidiaries.
4. Eligibility. Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the first day of the enrollment period designated by the Committee for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the applicable requirements of Section 423 of the Code.
Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option to purchase under the Plan if (a) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or
2024 Proxy Statement | A-3

hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (b) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.
5. Offering Periods. The Plan shall be implemented by a series of Offering Periods, each of which shall be three (3) months in duration, with new Offering Periods commencing on or about January 1, April 1, July 1 and October 1 of each year (or such other times as determined by the Committee). The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods without shareholder approval.
6. Participation.
6.1 Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form and submitting it to the Company, in accordance with procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her paycheck in an amount equal to an amount not greater than five (5%) of his or her Compensation on each payroll date occurring during an Offering Period (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins). Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Company and, if applicable, the Participating Subsidiaries shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.
6.2 Election Changes. During an Offering Period, a Participant may not decrease or increase his or her rate of payroll deductions applicable to such Offering Period. A Participant may decrease or increase his or her rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen (15) days before the start of the next Offering Period.
6.3 Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless: (a) the Participant submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6.2; (b) the Participant withdraws from the Plan in accordance with Section 10; or (c) the Participant's employment terminates or the Participant otherwise becomes ineligible to participate in the Plan.
7. Grant of Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price; provided, however, that in no event shall any Participant purchase more than two hundred fifty (250) shares of Common Stock during an Offering Period (subject to adjustment in accordance with Section 18 and the limitations set forth in Section 13 of the Plan).
Participants who receive Compensation in a currency other than U.S. Dollars shall have their accumulated payroll deductions converted to U.S. Dollars on the Purchase Date, using the currency conversion rate between the Participant's currency and the U.S. Dollar for the Purchase Date as published by xe.com, or such other currency conversion rate selected by the Company in its sole discretion for the purpose of determining the number of shares of Common Stock that shall be purchased on the Purchase Date.
8. Exercise of Option/Purchase of Shares. A Participant’s option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares of Common Stock that can be purchased with the amounts in the Participant’s notional account. No fractional shares may be purchased. To the extent that the accumulated payroll deductions exceed the amount used to purchase shares of Common Stock during an Offering Period by less than the Purchase Price for that Offering Period, the difference shall be added to the accumulated payroll deductions for the next Offering Period to purchase shares on future Purchase Dates, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment in accordance with Section 11. To the extent that the accumulated payroll deductions for a Participant exceed the amount used to purchase shares of Common Stock during an Offering Period by more than the Purchase Price for that Offering Period, the excess accumulated payroll deductions shall be refunded to the Participant as soon as administratively practicable after the applicable Purchase Date.
9. Transfer of Shares. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option. The Committee may
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permit or require that the shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the shares of Common Stock be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.
10. Withdrawal.
10.1 Withdrawal Procedure. A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at least fifteen (15) days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase shares of Common Stock) shall be refunded to the Participant as soon as administratively practicable after the applicable Purchase Date. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1 of the Plan.
10.2 Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.
11. Termination of Employment; Change in Employment Status. Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in either case occurs at least thirty (30) days before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account (that have not been used to purchase shares of Common Stock) shall be refunded to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts under Section 17, as soon as administratively practicable after the applicable Purchase Date, and the Participant’s option to purchase shall be automatically terminated. If the Participant’s termination of employment or change in status occurs less than thirty (30) days before a Purchase Date, the accumulated payroll deductions shall be used to purchase shares on the Purchase Date.
12. Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.
13. Shares Reserved for Plan.
13.1 Number of Shares. A total of five hundred thousand (500,000) shares of Common Stock have been reserved as authorized for the grant of options to purchase shares of Common Stock under the Plan. The shares of Common Stock may be newly issued shares, treasury shares or shares acquired on the open market.
13.2 Over-subscribed Offerings. The number of shares of Common Stock which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering, would exceed the total number of shares of Common Stock remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.
14. Transferability. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder, may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 17) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.
15. Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.
16. Statements. Each Participant will be provided with statements at least annually which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any shares of Common Stock purchased with accumulated funds, the number of shares of Common Stock purchased, and any payroll deduction amounts remaining in the Participant’s notional account.
2024 Proxy Statement | A-5

17. Designation of Beneficiary. A Participant may file, on forms supplied by the Committee or its designee, a written designation of beneficiary who is to receive any cash or shares of Common Stock payable to the Participant pursuant to the Plan in the event of such Participant’s death. In the event that there is no designated beneficiary or no designated beneficiary survives the Participant, the beneficiary shall be the Participant’s surviving spouse, or, if no such spouse survives the Participant, the Participant’s estate.
18. Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.
18.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option to purchase under the Plan, and the numerical limits of Section 7 and Section 13.
18.2 Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.
18.3 Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation in accordance with Section 424(a) of the Code. If the successor corporation refuses to assume or substitute the option to purchase, the Offering Period with respect to which the option to purchase relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option to purchase will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.
19. General Provisions.
19.1 Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options to purchase under the Plan shall have the same rights and privileges.
19.2 No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.
19.3 Rights as Shareholder. A Participant will become a shareholder with respect to the shares of Common Stock that are purchased pursuant to options to purchase granted under the Plan when the shares are transferred to the Participant in accordance with Section 9. A Participant will have no rights as a shareholder with respect to shares of Common Stock for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided above.
19.4 Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.
19.5 Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and is intended as the successor to the Myers Industries, Inc. Employee Stock Purchase Plan, effective January 1, 2019 and last amended effective as of October 1, 2022 (the “Prior Plan”). Following the Effective Date, no additional options to purchase shares of Common Stock shall be granted under the Prior Plan.
19.6 Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an option granted under the Plan unless the exercise of such option to purchase and the issuance and delivery of the shares of
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Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed and any other applicable laws in jurisdictions where Participants may reside.
19.7 Notice of Disqualifying Dispositions. Each Participant shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to an option to purchase under the Plan, if such disposition or transfer is made within two (2) years after the Offering Date or within one (1) year after the Purchase Date.
19.8 Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 19.9, shall have a term of ten (10) years.
19.9 Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.
19.10 Applicable Law. The laws of the State of Ohio shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.
19.11 Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.
19.12 Section 423. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.
19.13 Withholding. To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.
19.14 Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
19.15 Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.
2024 Proxy Statement | A-7

APPENDIX B
MYERS INDUSTRIES, INC.
2024 LONG-TERM INCENTIVE PLAN

MYERS INDUSTRIES, INC.
1. Purpose. This 2024 Long-Term Incentive Plan (the “Plan”) is intended to encourage officers, directors and other employees of, and key consultants to, the Company and its Subsidiaries to acquire or increase their ownership of common stock of the Company on reasonable terms. Grants made hereunder are part of the total compensation package for such persons and the opportunity so provided is intended to foster in Participants a strong incentive to put forth maximum effort for the long-term success and growth of the Company and its Subsidiaries, to encourage long-term strategic decision making on the part of Participants, to aid in retaining individuals who put forth such efforts and strategic decision making, and to assist in attracting the best available individuals to the Company and its Subsidiaries in the future, in each case, for the benefit of the Company’s shareholders.
2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:
2.1 “Annual Limit” has the meaning specified in Section 5(b).
2.2 “Award” means any Option, SAR, Restricted Stock or Restricted Stock Unit, together with any related right or interest, granted to a Participant under the Plan.
2.3 “Award Gain” has the meaning specified in Section 10(a).
2.4 “Beneficiary” means the legal representative of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in the Participant’s most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.
2.5 “Board” means the Company’s Board of Directors.
2.6 “Canadian Participants” means Participants who are resident in Canada for purposes of the Income Tax Act (Canada).
2.7 “Change of Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change of Control shall be deemed to have occurred if:
(a) Any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; provided that a Change of Control shall not be deemed to occur under this Section 2.7(a) by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company;
(b) During any period of one year there shall cease to be a majority of the Board comprised of Continuing Directors; or
(c) There occurs (i) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company, or (iii) the sale or disposition by the Company of more than fifty percent (50%) of the Company’s assets. For purposes of this Section 2.7(c), (A) a sale of more than fifty percent (50%) of the Company’s assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its Subsidiaries or the sale of stock of one or more of the Company’s Subsidiaries
2024 Proxy Statement | B-1

with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its Subsidiaries or any combination of methods by which more than fifty percent (50%) of the aggregate value of the Company and its Subsidiaries is sold, and (B) a transfer of Company assets to a corporate or non-corporate entity (such as a partnership or limited liability company) in which the Company owns equity securities possessing at least fifty percent (50%) of the total combined voting power of all classes of equity securities in such corporate or non-corporate entity shall not be treated as a sale or disposition by the Company of the assets contributed to such corporate or non-corporate entity.
For purposes of this Plan, a “Change of Control” will be deemed to occur:
(i) on the day on which a fifty percent (50%) or greater ownership interest described in Section 2.7(a) is acquired (other than by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company, provided that a subsequent increase in such ownership interest after it first equals or exceeds fifty percent (50%) shall not be deemed a separate Change of Control;
(ii) on the day on which Continuing Directors cease to be a majority of the Board as described in Section 2.7(b);
(iii) on the day of a merger, consolidation or sale of assets as described in Section 2.7(c)(i) or Section 2.7(c)(iii); or
(iv) on the day of the approval of a plan of complete liquidation as described in Section 2.7(c)(ii).
2.8 “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and the Internal Revenue Service.
2.9 “Committee” means the Compensation and Management Development Committee of the Board, the composition and governance of which shall consist of at least two directors who qualify as non-employee directors within the meaning of Rule 16b-3 as established in the Committee’s charter as approved from time to time by the Board and subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee’s charter or the Plan. The full Board may perform any function of the Committee hereunder except to the extent limited under Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, in which case the term “Committee” shall refer to the Board.
2.10 “Company” means Myers Industries, Inc.
2.11 “Continuing Directors” mean individuals who at the beginning of any period (not including any period prior to the Effective Date) of one year constitute the Board and any new members of the Board whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the members of the Board then still in office who either were members of the Board at the beginning of the period or whose election or nomination for election was previously so approved.
2.12 “Director” means a member of the Board who is not also an Employee.
2.13 “Effective Date” means the effective date specified in Section 11(p).
2.14 “Eligible Person” has the meaning specified in Section 5.
2.15 “Employee” means an officer (including officers who are members of the Board), and other employees of the Company or any of its Subsidiaries.
2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.
2.17 “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing price per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day as of which such Fair Market Value is being determined or, if there is no closing price on that day, then the closing price on the last previous day on which a closing price was reported.
2.18 “Forfeiture Event” has the meaning specified in Section 10(a).
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2.19 “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.
2.20 “Option” means a right, granted under the Plan, to purchase Stock.
2.21 “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.
2.22 “Performance Goal” means one or more written objective goals approved by the Committee, which performance goal or goals are determined based on one or more of the following business criteria: (i) increase in the Fair Market Value of the shares of Stock, (ii) total shareholder return, (iii) revenue, sales, settlements, market share, customer conversion, net income, stock price and/or earnings per share, (iv) return on assets, net assets, and/or invested capital, (v) economic value added, (vi) improvements in costs and/or expenses, (vii) EBIT, EBITDA, operating or gross profits, cash earnings or income from continuing operations, (viii) net cash from continuing operations or cash flow from operating activities; (ix) performance relative to peer group; (x) free cash flow as a percentage of sales; or (x) any performance measure established by the Committee.
2.23 “Prior Plans” means the Amended and Restated 2017 Stock Incentive Plan of Myers Industries, Inc. and the Myers Industries, Inc. 2021 Long-Term Incentive Plan.
2.24 “Restricted Stock” means Stock granted under the Plan which is subject to certain restrictions and to a risk of forfeiture.
2.25 “Restricted Stock Unit” or “RSU” means a right, granted under the Plan, to receive Stock, cash or other Awards or a combination thereof at the end of a specified deferral period.
2.26 “Retirement” means a Participant’s voluntary termination of employment after attaining age 60 and completing at least five years of service.
2.27 “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.
2.28 “Share Pool” has the meaning specified in Section 4(a).
2.29 “Stock” means the Company’s Common Stock, no par value, and any other equity securities of the Company or another issuer that may be substituted or resubstituted for Stock pursuant to Section 11(c).
2.30 “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).
2.31 “Subsidiary” means: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Code Section 424(f); and (b) for all other purposes under the Plan, (i) any corporation in which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of fifty percent (50%) or more.
2.32 “10% Stockholder” has the meaning specified in Section 6(b)(iv).
3. Administration.
(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto (including outstanding Awards); to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and shareholders of the Company.
2024 Proxy Statement | B-3

(b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate the administration of the Plan to one or more officers or Employees of the Company, and such administrator(s) may have the authority to grant Awards under the Plan, as may be determined by the Committee from time to time, to execute and distribute Award agreements or other documents evidencing or relating to Awards granted by the Committee under the Plan, to maintain records relating to Awards, to process or oversee the issuance of Stock under Awards, to interpret and administer the terms of Awards and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to take any action that would result in the loss of an exemption under Rule 16b-3 for Awards granted to or held by Participants who at the time are subject to Section 16 of the Exchange Act in respect of the Company, or (ii) to make any determination required to be made by the Committee under the New York Stock Exchange corporate governance standards applicable to listed company compensation committees (currently, Section 303A.05 of the Listed Company Manual of the New York Stock Exchange). Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in the Plan to the Committee shall include any such administrator. The Committee established pursuant to Section 3(a) and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval or modification by the Committee.
(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or Employee of the Company or a Subsidiary or affiliate of the Company, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee of the Company or a Subsidiary or affiliate of the Company acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4. Stock Subject to Plan.
(a) Overall Number of Shares Available for Delivery. The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 2,500,000 (the “Share Pool”). For purposes of clarity, as of the Effective Date, no new awards may be granted under the Prior Plans. Subject to limitations provided in Section 6(b)(iv), up to 500,000 authorized shares of Stock may be granted as ISOs under the Plan. The total number of shares of Stock available is subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.
(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute Awards) and make adjustments in accordance with this Section 4(b).
(i) Except as set forth in Sections 4(b)(ii), (iii), or (iv) below, to the extent that an Award granted under the Plan expires or is forfeited, cancelled, surrendered or otherwise terminated without issuance of shares to the Participant, settled only in cash or settled by the issuance of fewer shares than the number underlying the Award, the shares retained by or tendered to the Company will be available for future grants under the Plan.
(ii) Shares that are withheld from an Award of Restricted Stock or RSUs granted under the Plan to cover withholding tax obligations related to that Award or shares that are separately tendered by the Participant (either by delivery or attestation) in payment of such taxes shall be deemed to constitute shares not delivered to the Participant and will be available for future grants under the Plan.
(iii) Shares that are withheld from, or that are tendered by a Participant (either by delivery or attestation) in connection with, an Award of Options or SARs granted under the Plan to cover withholding tax obligations related to that Award or the exercise price of that Award, shall be deemed to constitute shares delivered to the Participant and
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shall not be available for future grants under the Plan. For purposes of clarity, upon the exercise of an Option or SAR, the gross number of shares exercised, and not solely the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan and the shares subject to the exercised Option or SAR that are not issued or delivered upon such exercise will not be available for future grants under the Plan.
(iv) In addition, in the case of any Award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or a Subsidiary or with which the Company or a Subsidiary merges, consolidates or enters into a similar corporate transaction, shares issued or issuable in connection with such substitute Award shall not be counted against the Share Pool.
5. Eligibility; Per-Person Award Limitations.
(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means a Director, a key consultant for the Company or a Subsidiary, or an Employee, including any person who has been offered employment by the Company or a Subsidiary, provided that such prospective Employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a Subsidiary. An Employee on leave of absence may be considered as still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in the Plan, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a Subsidiary, or with which the Company or a Subsidiary merges, consolidates or enters into a similar corporate transaction, who will become Eligible Persons are eligible for grants of substitute awards granted through the assumption of, or in substitution for, such outstanding awards previously granted, under the Plan in connection with such transaction, if so determined by the Committee. Notwithstanding the foregoing, Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary.
(b) Per-Person Award Limitations. During any fiscal year during any part of which the Plan is in effect, an Eligible Person may be granted Awards under Section 6(b), Section 6(c), Section 6(d), or Section 6(e) up to the Annual Limit (such Annual Limit to apply in the aggregate for all types of Awards authorized under the Plan). A Participant’s “Annual Limit,” in any single fiscal year during any part of which the Participant is then eligible under the Plan, shall equal 1,000,000 shares of Stock, subject to adjustment as provided in Section 11(c). The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single fiscal year shall not exceed $300,000.
6. Specific Terms of Awards.
(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e) and Section 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan or applicable law, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to the Participant’s Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to applicable law and Section 11(k). The Committee may require payment of consideration for an Award except as limited by the Plan. The minimum vesting and minimum exercisability conditions described below need not apply (i) in the case of the death or disability (as defined in the applicable Award document) of a Participant, a Participant’s termination of employment due to Retirement or termination of employment of a Participant in connection with a Change of Control, and (ii) with respect to up to an aggregate of 5% of the shares of Stock authorized under the Plan, which may be granted (or regranted upon forfeiture) in any form permitted under the Plan without regard to such minimum vesting or minimum exercisability requirements.
(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:
(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that, notwithstanding anything contained herein to the contrary, such exercise price shall be (A) fixed as of the grant date, and (B) not less than the Fair Market Value of a share of Stock on the grant date. Notwithstanding the foregoing, any substitute award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or a Subsidiary, or with which the Company or a Subsidiary merges, consolidates or enters into a similar corporate transaction, may be granted with an exercise price per share of Stock other than as required above.
2024 Proxy Statement | B-5

(ii) No Repricing. Without the approval of shareholders of the Company, the Committee will not amend or replace previously granted Options in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of an Option in exchange for another Option with a lower exercise price, cancellation of an Option for cash, or cancellation of an Option for another grant if the exercise price of the cancelled Option is greater than the Fair Market Value of the shares of Stock subject to the cancelled Option at the time of cancellation, other than in conjunction with a Change of Control or other adjustment under Section 11(c), or any other “repricing” as that term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange (or any successor provision).
(iii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part, provided that, notwithstanding anything contained herein to the contrary, the sole and exclusive basis for determining both the vesting and exercisability of an Option will be the passage of a specific period of time (which at a minimum shall be a period of one year) or the occurrence or non-occurrence of certain specific performance related or non-performance related events (e.g., death, disability (as defined in the applicable Award document) or termination of employment in connection with a Change of Control). In addition, the Committee shall determine the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 11(k) and Section 11(l)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any Subsidiary or affiliate of the Company, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options exercised by Participants.
(iv) ISOs. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an ISO: (A) if the Participant owns (within the meaning of Code Section 424(d)), at the time the ISO is granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary (a “10% Stockholder”), the purchase price of such Option must be at least one hundred ten percent (110%) of the Fair Market Value of the Stock on the date of grant and the Option must expire within a period of not more than five years from the date of grant, and (B) termination of employment will occur when the person to whom an Award was granted ceases to be an Employee (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, Options designated as ISOs shall not be eligible for treatment under the Code as ISOs to the extent that either (X) the aggregate Fair Market Value of shares of Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (Y) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Code Section 422).
(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:
(i) Right to Payment. An SAR shall confer on the Participant to whom the SAR is granted a right to receive, upon exercise thereof, shares of Stock having a value equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change of Control Price, as defined under the applicable Award document) over (B) the exercise or settlement price of the SAR as determined by the Committee. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6(b). The per share price for exercise or settlement of SARs (including both tandem SARs and freestanding SARs) shall be determined by the Committee, but in the case of SARs that are granted in tandem with an Option shall not be less than the exercise price of the Option and in the case of freestanding SARs shall be (X) fixed as of the grant date, and (Y) not less than the Fair Market Value of a share of Stock on the grant date.
(ii) No Repricing. Without the approval of shareholders of the Company, the Committee will not amend or replace previously granted SARs in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of an SAR in exchange for another SAR with a lower exercise price, cancellation of an SAR for
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cash, or cancellation of an SAR for another grant if the exercise price of the cancelled SAR is greater than the Fair Market Value of the shares of Stock subject to the cancelled SAR at the time of cancellation, other than in conjunction with a Change of Control or other adjustment under Section 11(c), or any other “repricing” as that term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange (or any successor provision).
(iii) Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on future service requirements which at a minimum shall be a period of one year), the method of exercise, method of settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not an SAR shall be freestanding or in tandem or combination with any other Award. Limited SARs, that may only be exercised in connection with a Change of Control or termination of service following a Change of Control as specified by the Committee, may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.
(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:
(i) Grant and Restrictions. Subject to Section 6(d)(ii), Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). Upon any forfeiture of Restricted Stock, a Participant shall cease to have any rights of a shareholder of the Company and shall return any certificates representing such Restricted Stock to the Company. Canadian Participants shall not be eligible to receive Restricted Stock Awards.
(ii) Limitation on Vesting. The grant, issuance, retention, vesting and/or settlement of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Stock subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of a Restricted Stock Award that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Restricted Stock Award based solely upon continued employment or the passage of time (other than a Director Award described in Section 6(f)) shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.
(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.
(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which they relate.
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Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.
(e) Restricted Stock Units. The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:
(i) Award and Restrictions. Subject to Section 6(e)(ii), RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. A Participant granted RSUs shall not have any of the rights of a shareholder of the Company, including the right to vote, until Stock shall have been issued in the Participant’s name pursuant to the RSUs, except that the Committee may provide for dividend equivalents pursuant to Section 6(e)(iii) below.
(ii) Limitation on Vesting. The grant, issuance, retention, vesting and/or settlement of RSUs shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of RSUs subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of an RSU that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any RSU based solely upon continued employment or the passage of time (other than a Director Award described in Section 6(f)) shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.
(iii) Dividend Equivalents. Unless otherwise determined by the Committee, dividend equivalents on the specified number of shares of Stock covered by an Award of RSUs shall be either (A) paid with respect to such RSUs at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividend equivalents, or (B) deferred with respect to such RSUs, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividend equivalents, as the Committee shall determine or permit a Participant to elect.
(f) Director Awards. Directors generally shall be granted an Award of Restricted Stock on the date of each annual shareholder meeting (upon election of the Directors), subject to vesting on the date of the following year’s annual shareholder meeting, but in no event less than 50 weeks following the date of grant. Pursuant to this Section 6(f), a Director may elect to have any such annual Award converted into an equivalent grant of Restricted Stock Units. Any such election must be made in a written notice delivered to the Chairman of the Board or the Chairman of the Board’s designee on or before the annual meeting date for the calendar year immediately preceding the applicable annual meeting date. Each deferral election, once made, shall be irrevocable. Any Restricted Stock Units granted to a Director pursuant to any such election shall provide that the Company will issue a Share to such Director for each Restricted Stock Unit on the date that such Director ceases to be a member of the Board for any reason whatsoever. The Restricted Stock Units shall be subject to such other terms, including but not limited to provision for the payment of dividend equivalents, as contained in an Award document approved by the Board.
7. Performance-Based Compensation.
(a) Performance Goals Generally. The Committee may condition the grant, issuance, vesting and/or settlement of any Award upon achievement of pre-established Performance Goals and other terms set forth in this Section 7. The Performance Goals for such Awards shall consist of one or more business criteria and the level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7. Performance Goals may differ for Awards granted to any one Participant or to different Participants.
(b) Determinations. Determinations by the Committee as to the establishment of performance conditions, the amount potentially payable in respect of performance-based Awards, the level of actual achievement of the specified performance conditions relating to such Awards, and the amount of any final Award shall be recorded in writing.
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(c) Settlement of Performance-Based Awards; Other Terms. Settlement of performance-based Awards shall be in cash or Stock, in the Committee’s discretion. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of a Participant’s death, disability or Retirement, in connection with a Change of Control or, subject to the one-year performance condition set forth in Section 6(d)(ii) and Section 6(e)(ii), in connection with any other termination of employment prior to the end of a performance period or settlement of such Awards.
(d) Right of Recapture. If at any time after the date on which a Participant has been granted or becomes vested in an Award pursuant to the achievement of a Performance Goal, the Committee determines that the earlier determination as to the achievement of the Performance Goal was based on incorrect data and that in fact the Performance Goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Award would not have been granted, vested or paid, given the correct data, then (i) such portion of the Award that was granted shall be forfeited and any related shares (or if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Award that became vested shall be deemed to be not vested and any related shares (or if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, and (iii) such portion of the Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.
8. Certain Provisions Applicable to Awards.
(a) Stand-Alone, Additional, and Tandem Awards. Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary or affiliate of the Company, or any business entity to be acquired by the Company or a Subsidiary or affiliate of the Company, or any other right of a Participant to receive payment from the Company or any Subsidiary or affiliate of the Company. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.
(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(iii) and Section 6(c)(iii) or elsewhere in the Plan.
(c) Form and Timing of Payment under Awards. Subject to the terms of the Plan (including Section 11(k) and Section 11(l)) and any applicable Award document, payments to be made by the Company or a Subsidiary or affiliate of the Company upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events, subject to Section 6(b)(iv), Section 11(k) and Section 11(l).
(d) No Dividends or Dividend Equivalents Payable with Respect to Unvested Awards. Notwithstanding anything in the Plan to the contrary, with respect to any Award under the Plan, no dividends (or dividend equivalents) shall be payable with respect to any shares of Stock underlying an Award until such underlying shares of Stock have vested.
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9. Change of Control.
(a) Impact of Event. Unless the Board or the Committee provides otherwise (either at the time of grant of an Award or thereafter) prior to a Change of Control, this Section 9(a) shall govern the treatment of any Option, SAR, Restricted Stock or RSU, the exercisability, vesting and/or settlement of which is based solely upon continued employment or passage of time. In the case of an Award subject to this Section 9(a) that the acquiring or surviving company in the Change of Control assumes upon and maintains following the Change of Control (which Award shall be adjusted as to the number and kind of shares as may be determined appropriate by the Committee prior to the Change of Control), if there occurs an involuntary termination without cause (as defined in the applicable Award document) of the Participant holding such Award (excluding voluntary resignation, death, disability (as defined in the applicable Award document) or Retirement) within three months prior to or eighteen months following the Change of Control, such Award shall be treated as provided in clause (i) or clause (ii) of this Section 9(a), as applicable. In the case of an Award subject to this Section 9(a) that the acquiring or surviving company in the Change of Control does not assume upon the Change of Control, immediately prior to the Change of Control, such Award shall be treated as provided in clause (i) or clause (ii) of this Section 9(a), as applicable. The treatment provided for under this Section 9(a) is as follows:
(i) in the case of an Option or SAR, the Participant shall have the ability to exercise such Option or SAR, including any portion of the Option or SAR not previously exercisable, until the earlier of the expiration of the Option or SAR under its original term and a date that is two years (or such longer post-termination exercisability term as may be specified in the Option or SAR) following such date of termination of employment; and
(ii) in the case of Restricted Stock or RSUs, the Award shall become fully vested and shall be settled in full.
The Committee may also, through the terms of an Award or otherwise, provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award which shall only be effective if, upon the announcement of a transaction intended to result in a Change of Control, no provision is made in such transaction for the assumption and continuation of outstanding Awards.
(b) Effect of Change of Control upon Performance-Based Awards. Unless the Committee specifies otherwise in the terms of an Award prior to a Change of Control, this Section 9(b) shall control the treatment of any Restricted Stock or RSU if, at the time of the Change of Control, the grant, issuance, retention, vesting and/or settlement of such Award is based in whole or in part on performance criteria and level of achievement versus such criteria. In the case of an Award subject to this Section 9(b) in which fifty percent (50%) or more of the performance period applicable to the Award has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of such Award based upon performance through a date occurring within three months prior to the date of the Change of Control, as determined by the Committee prior to the Change of Control, and pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change of Control. In the case of an Award subject to this Section 9(b) in which less than fifty percent (50%) of the performance period applicable to the Award has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of the target amount of such Award, as determined by the Committee prior to the Change of Control, pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change of Control. The Committee may determine in advance of the Change of Control the treatment of the pro-rata portion of an Award attributable to the portion of the performance period occurring after the date of the Change of Control.
Notwithstanding the foregoing, in no event shall the treatment specified in Section 9(a) and Section 9(b) apply with respect to an Award prior to the earliest to occur of (i) the date such amounts would have been distributed in the absence of the Change of Control, (ii) a Participant’s “separation from service” (as defined under Code Section 409A) with the Company (or six months thereafter for “specified employees” as defined under Code Section 409A), (iii) the Participant’s death or “disability” (as defined in Code Section 409A(a)(2)(C)), or (iv) a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Code Section 409A, if and to the extent that the Committee determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 9(b)(i), (ii), (iii) or (iv) would be the imposition of the additional tax under Code Section 409A(a)(1)(B) on a Participant holding such Award.
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10. Additional Award Forfeiture Provisions.
(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), (iii) or (iv) occurs (a “Forfeiture Event”), all of the following forfeitures will result:
(i) The unexercised portion of each Option held by the Participant, whether or not vested, and any other Award not then settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and
(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a Subsidiary or affiliate of the Company, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a Subsidiary or affiliate of the Company terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section 10, the term “Award Gain” shall mean (X) in respect of a given Option exercise, the product of (1) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (2) the number of shares as to which the Option was exercised at that date, and (Y) in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to the Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.
(b) Events Triggering Forfeiture. The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during a Participant’s employment by the Company or a Subsidiary or affiliate of the Company, or during the one-year period following termination of such employment:
(i) The Participant, acting alone or with others, directly or indirectly, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or shareholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company or a Subsidiary or affiliate of the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a Subsidiary or affiliate of the Company; (B) induces any customer or supplier of the Company or a Subsidiary or affiliate of the Company, with which the Company or a Subsidiary or affiliate of the Company has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any Subsidiary or affiliate of the Company; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a Subsidiary or affiliate of the Company to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company and the Subsidiaries and affiliates of the Company conduct on any particular date and which third parties may reasonably be deemed to be in competition with the Company or a Subsidiary or affiliate of the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a shareholder is insubstantial if it represents beneficial ownership of less than five percent (5%) of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent (5%) of the outstanding equity of the entity;
(ii) The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any Subsidiary or affiliate of the Company, any confidential or proprietary information of the Company or any Subsidiary or affiliate of the Company, including but not limited to information regarding the Company’s and its Subsidiaries’ and affiliates’ current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by the Participant’s breach of this provision), except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its Subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process;
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(iii) The Participant fails to cooperate with the Company or any Subsidiary or affiliate of the Company in any way, including, without limitation, by making the Participant available to testify on behalf of the Company or such Subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any Subsidiary or affiliate of the Company in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such Subsidiary or affiliate, as reasonably requested; or
(iv) The Participant, alone or in conjunction with another person, (A) interferes with or harms, or attempts to interfere with or harm, the relationship of the Company or any Subsidiary or affiliate of the Company with any person who at any time was a customer or supplier of the Company or any Subsidiary or affiliate of the Company or otherwise had a business relationship with the Company or any Subsidiary or affiliate of the Company; or (B) hires, solicits for hire, aids in or facilitates the hire, or causes to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six-month period prior thereto, as an employee, contractor or consultant of the Company or any Subsidiary or affiliate of the Company.
(c) Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity set forth in Section 10(b)(i), including but not limited to competition with the Company and its Subsidiaries and affiliates. The non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from the Participant’s compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and a Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 10(a) and Section 10(b).
(d) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under Section 10(a) and Section 10(b), but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.
(e) Clawbacks. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising therefrom) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time (including, without limitation, any policy adopted to comply with Rule 10D-1 of the Exchange Act or any related New York Stock Exchange rules), and the Committee may, to the extent permitted, or shall, to the extent required, by applicable law and/or New York Stock Exchange rules or by any applicable Company policy or arrangement, cancel or require reimbursement of such Award or any shares of Stock issued or cash received upon vesting, exercise or settlement of the Award or sale of shares of Stock underlying the Award.
11. General Provisions.
(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as the Committee may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change of Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change of Control.
(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a Subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such
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Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or the Participant’s guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse Stock split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock or other securities of the Company or other issuer which are subject to the Plan, including the share limits, (ii) the number and kind of shares of Stock or other securities of the Company or other issuer by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock or other securities of the Company or other issuer subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, settlement price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Section 11(k) and Section 11(l)) or other Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and Performance Goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets affecting any performance conditions), or in response to changes in applicable laws, regulations, or accounting principles; provided that no such adjustment shall be authorized or made to an Option or SAR if and to the extent such adjustment would cause the Option or SAR to become subject to Code Section 409A.
(d) Tax Provisions.
(i) Withholding. A Participant shall be required to pay to the Company or any Subsidiary or affiliate of the Company, and the Company or any Subsidiary or affiliate of the Company shall have the right and is hereby authorized to withhold, from any cash, Stock or other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Stock, other securities or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes. Without limiting the generality of the preceding sentence, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability (up to the highest marginal rate) by (A) the delivery of shares of Stock (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares of Stock with a Fair Market Value equal to such withholding liability. The Company can delay the delivery to a Participant of Stock under any Award to the extent necessary to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.
(ii) Required Consent to and Notification of Code Section 83(b) Election. No election under Code Section 83(b) (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.
2024 Proxy Statement | B-13

(iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.
(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action:
(i) if such shareholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted; or
(ii) if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan; or
(iii) if such amendment would alter the provisions of the Plan restricting the Company’s ability to grant Options or SARs with an exercise price that is less than the Fair Market Value of Stock; or
(iv) in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” within the meaning of Section 6(b)(ii) and/or Section 6(c)(ii), as applicable.
The Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders of the Company for approval; and provided further, that, without the consent of an affected Participant, no such Board (or any Committee) action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such actions result in an income tax penalty on the Participant). With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.
(f) Right of Setoff. The Company or any Subsidiary or affiliate of the Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a Subsidiary or affiliate of the Company may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company or any Subsidiary or affiliate of the Company, including but not limited to amounts owed under Section 10(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).
(g) Unfunded Status of Awards; Creation of Trusts. To the extent that any Award is deferred compensation, the Plan is intended to constitute an “unfunded” plan for deferred compensation with respect to such Award. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, and such other arrangements may be either applicable generally or only in specific cases.
(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. In addition, nothing herein shall prevent the Committee from authorizing
B-14 | Myers Industries, Inc.

the payment in cash of any amounts with respect to forfeited Awards. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(j) Certain Limitations on Awards to Ensure Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, any Award that is deferred compensation within the meaning of Code Section 409A shall be automatically modified and limited to the extent that the Committee determines necessary to avoid the imposition of the additional tax under Code Section 409A(a)(1)(B) on a Participant holding such Award.
(k) Certain Limitations Relating to Accounting Treatment of Awards. Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Section 8(c), Section 11(c) and Section 11(d)) is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to “equity” accounting with a measurement date at the date of grant under applicable accounting standards shall not become subject to “liability” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such “liability” accounting.
(l) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.
(m) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.
(n) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken under the Plan shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary or affiliate of the Company, (ii) interfering in any way with the right of the Company or a Subsidiary or affiliate of the Company to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Eligible Persons or Participants, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.
(o) Severability; Entire Agreement. If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
2024 Proxy Statement | B-15

(p) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the shareholders of the Company have approved the Plan in accordance with applicable law and stock exchange requirements (such date, the “Effective Date”). Unless earlier terminated by action of the Board, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the latest date upon which shareholders of the Company have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan or as set forth above and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.
B-16 | Myers Industries, Inc.

APPENDIX C
MYERS INDUSTRIES, INC.

Reconciliation of non-GAAP Financial Measures
Adjusted Net Income, Operating Income, EBITDA and Earnings per Share; Free Cash Flow (unaudited)
	Year Ended December 31, 2023
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
Net sales	$555,259	$257,875	$813,134	$(67)	$813,067
Net income					48,867
Net income margin					6.0%
Gross profit					259,086
Add: Restructuring expenses and other adjustments					829
Adjusted gross profit					259,915
Gross margin as adjusted					32.0%
Operating income (loss)	100,088	10,967	111,055	(38,650)	72,405
Operating income margin	18.0%	4.3%	13.7%	n/a	8.9%
Add: Executive severance costs	—	410	410	289	699
Add: Restructuring expenses and other adjustments	1,456	914	2,370	166	2,536
Add: Acquisition and integration costs	—	376	376	2,745	3,121
Less: Insurance recovery of legal fees(3)	(6,700)	—	(6,700)	—	(6,700)
Add: Environmental reserves, net(2)	—	—	—	3,200	3,200
Adjusted operating income (loss)(1)	94,844	12,667	107,511	(32,250)	75,261
Adjusted operating income margin	17.1%	4.9%	13.2%	n/a	9.3%
Add: Depreciation and amortization	18,917	3,197	22,114	672	22,786
Adjusted EBITDA	$113,761	$15,864	$129,625	$(31,578)	$98,047
Adjusted EBITDA margin	20.5%	6.2%	15.9%	n/a	12.1%
(1)	Includes gross profit adjustments of $829 and SG&A adjustments of $2,027
(2)	Includes environmental charges of $6,500 net of probable insurance recoveries of $3,300
(3)	Includes total insurance recovery of $10,000 net of recoverable expenses incurred in the current period of $3,300
	Year Ended December 31, 2022
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
Net sales	$647,619	$251,966	$899,585	$(38)	$899,547
Net income					60,267
Net income margin					6.7%
Gross profit					283,366
Add: Restructuring expenses and other adjustments					744
Adjusted gross profit					284,110
Gross margin as adjusted					31.6%
Operating income (loss)	104,079	15,862	119,941	(36,000)	83,941
Operating income margin	16.1%	6.3%	13.3%	n/a	9.3%
Add: Restructuring expenses and other adjustments	744	—	744	—	744
Add: Acquisition and integration costs	—	377	377	621	998
Add: Loss on sale of assets	261	—	261	—	261
Add: Impairment of investment in legacy joint venture	—	603	603	—	603
Add: Environmental reserves, net(2)	—	—	—	1,400	1,400
Adjusted operating income (loss)(1)	105,084	16,842	121,926	(33,979)	87,947
Adjusted operating income margin	16.2%	6.7%	13.6%	n/a	9.8%
Add: Depreciation and amortization	17,814	2,889	20,703	513	21,216
Adjusted EBITDA	$122,898	$19,731	$142,629	$(33,466)	$109,163
Adjusted EBITDA margin	19.0%	7.8%	15.9%	n/a	12.1%
(1)	Includes gross profit adjustments of $744 and SG&A adjustments of $3,262
(2)	Includes environmental charges of $7,400 net of probable insurance recoveries of $6,000
2024 Proxy Statement | C-1

	Year Ended December 31,
	2023	2022
Adjusted operating income (loss) reconciliation:
Operating income (loss)	$72,405	$83,941
Executive severance costs	699	—
Restructuring expenses and other adjustments	2,536	744
Acquisition and integration costs	3,121	998
Insurance recovery of legal fees	(6,700)	—
Loss on sale of assets	—	261
Impairment of investment in legacy joint venture	—	603
Environmental reserves, net	3,200	1,400
Adjusted operating income (loss)	$75,261	$87,947
Adjusted EBITDA reconciliation:
Net income (loss)	$48,867	$60,267
Income tax expense (benefit)	17,189	17,943
Interest expense, net	6,349	5,731
Operating income (loss)	72,405	83,941
Depreciation and amortization	22,786	21,216
Executive severance costs	699	—
Restructuring expenses and other adjustments	2,536	744
Acquisition and integration costs	3,121	998
Insurance recovery of legal fees	(6,700)	—
Loss on sale of assets	—	261
Impairment of investment in legacy joint venture	—	603
Environmental reserves, net	3,200	1,400
Adjusted EBITDA	$98,047	$109,163
Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$86,172	$72,621
Capital expenditures	(22,855)	(24,292)
Free cash flow	$63,317	$48,329
C-2 | Myers Industries, Inc.

	Year Ended December 31,
	2023	2022
Adjusted net income (loss) reconciliation:
Net income (loss)	$48,867	$60,267
Income tax expense (benefit)	17,189	17,943
Income (loss) before income taxes	66,056	78,210
Executive severance costs	699	—
Restructuring expenses and other adjustments	2,536	744
Acquisition and integration costs	3,121	998
Insurance recovery of legal fees	(6,700)	—
Loss on sale of assets	—	261
Impairment of investment in legacy joint venture	—	603
Environmental reserves, net	3,200	1,400
Adjusted income (loss) before income taxes	68,912	82,216
Income tax expense, as adjusted(1)	(17,228)	(20,554)
Adjusted net income (loss)	$51,684	$61,662
Adjusted earnings per diluted share reconciliation:
Net income (loss) per common diluted share	$1.32	$1.64
Executive severance costs	0.02	—
Restructuring expenses and other adjustments	0.06	0.02
Acquisition and integration costs	0.08	0.03
Insurance recovery of legal fees	(0.18)	—
Loss on sale of assets	—	0.01
Impairment of investment in legacy joint venture	—	0.02
Environmental reserves, net	0.09	0.04
Adjusted effective income tax rate impact	(0.00)	(0.07)
Adjusted earnings per diluted share(2)	$1.39	$1.68
Items in this table may not recalculate due to rounding
(1)	Income taxes are calculated using the normalized effective tax rate for each year. The rate used in 2023 is 25% and in 2022 is 25%.
(2)	Adjusted earnings per diluted share is calculated using the weighted average common shares outstanding for the respective period.
2024 Proxy Statement | C-3

SCAN TO
VIEW MATERIALS & VOTE

MYERS INDUSTRIES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MYE2024**
You may attend the Annual Meeting of Shareholders in person or via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR all of the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. YVETTE DAPREMONT BRIGHT	☐	☐	☐
1b. RONALD M. DE FEO	☐	☐	☐
1c. WILLIAM A. FOLEY	☐	☐	☐
1d. JEFFREY KRAMER	☐	☐	☐
1e. F. JACK LIEBAU, JR.	☐	☐	☐
1f. BRUCE M. LISMAN	☐	☐	☐
1g. LORI LUTEY	☐	☐	☐
1h. MICHAEL MCGAUGH	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

	For	**Against**	**Abstain**
2. Approval of the 2024 Myers Industries, Inc. Employee Stock Purchase Plan.	☐	☐	☐
3. Approval of the Myers Industries, Inc. 2024 Long-Term Incentive Plan.	☐	☐	☐
4. Advisory Vote to Approve Executive Compensation.	☐	☐	☐
5. Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000629401_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

MYERS INDUSTRIES, INC.
Annual Meeting of Shareholders
April 25, 2024 9:00 AM EDT
This proxy is solicited on behalf of The Board of Directors

The undersigned hereby appoints Grant Fitz and Sue Rilley, or either of them, with full power of substitution, as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MYERS INDUSTRIES, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in person at: Courtyard By Marriott, 41 Furnace St, Akron, OH 44308 and virtually at www.virtualshareholdermeeting.com/MYE2024, at 9:00 AM EDT on April 25, 2024, and any adjournment or postponement thereof.

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD AND FOR PROPOSALS 2, 3, 4 AND 5.

0000629401_2 R1.0.0.6

Continued and to be signed on reverse side